Exhibit 10.1

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

AMONG

OVERHILL FARMS, INC.,

OVERHILL L.C. VENTURES, INC.

and

PLEASANT STREET INVESTORS, LLC

Dated as of April 16, 2003

SECOND AMENDED AND RESTATED LOAN AND SECURITY

AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is entered into as of the 16th day of April 2003 (this “Agreement”), by and among OVERHILL FARMS, INC., a Nevada corporation (“Borrower”), OVERHILL L.C. VENTURES, INC., a California corporation (“Overhill Ventures”), and PLEASANT STREET INVESTORS, LLC, a California limited liability company and the assignee of UBOC (as defined below) (“Lender”).

RECITALS

A. Borrower, Overhill Ventures and Union Bank of California, N.A. (“UBOC”) are parties to that certain Amended and Restated Loan and Security Agreement dated as of October 29, 2002, as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of November 22, 2002, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of December 20, 2002, and that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of April 4, 2003 (as so amended, and including all exhibits and schedules thereto, the “Existing Loan Agreement”). Unless otherwise indicated, all capitalized terms used in this Agreement shall have the meanings ascribed to them in Schedule A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Schedule A shall govern.

B. Pursuant to the Existing Loan Agreement, among other things, UBOC provided Borrower with (i) a commitment to make Revolving Loans (as defined in the Existing Loan Agreement), (ii) a commitment to issue Letter of Credit Obligations (as defined in the Existing Loan Agreement), none of which have been issued as of the date hereof and (iii) a Term Loan in the original principal amount of $2,400,000.

C. Concurrently herewith, pursuant to that certain Agreement of Purchase and Sale by and between UBOC and Lender, dated as of April 16, 2003 (the “Purchase Agreement”), UBOC is selling, assigning and transferring to Lender, and Lender is purchasing from UBOC, all of UBOC’s right, title and interest in and to the Assigned Interests (as defined in the Purchase Agreement), all on the terms and subject to the conditions set forth therein. The Purchase Price being paid by the Lender for the Assigned Interests is equal to the Obligations owing under the Existing Loan Agreement as of the Effective Date.

D. In connection with the purchase by Lender of the Assigned Interests, Borrower, Overhill Ventures and Lender wish to amend and restate the Existing Loan Agreement, on the terms and subject to the conditions herein, in order to, among other things, to (i) re-designate the Existing Obligations as Senior Term A Loans, (ii) make additional term loans available to Borrower and (iii) make certain other modifications to the Existing Loan Agreement.

E. All Annexes, Disclosure Schedules, Exhibits and other attachments hereto (collectively, “Appendices”), or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute a single agreement. These recitals shall be construed as part of the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Overhill Ventures and Lender agree to amend and restate the Existing Loan Agreement as follows:

1. ACKNOWLEDGEMENT OF EXISTING OBLIGATIONS; TERM LOANS; EFFECTIVE DATE

1.1 Borrower Acknowledgments; Re-designation of Existing Obligations; Term Loans.

(a) Acknowledgements of Obligations under Existing Loan Agreement. Borrower acknowledges and agrees that UBOC provided Borrower with the Existing Loans under the Existing Loan Agreement. The Existing Loans consist of the (i) Revolving Loans having an outstanding principal balance as of the date hereof of $11,153,691.08 (the “Existing Revolving Loans”), (ii) a commitment to issue Letter of Credit Obligations, none of which have been issued or are outstanding as of the date hereof and (iii) the Existing Term Loan, having an outstanding principal balance as of the date hereof of $800,000 (the “Existing Term Loans”) (the outstanding principal balance of the Existing Revolving Loans and the Existing Term Loans (collectively, the “Existing Loans”) shall be collectively referred to as the “Existing Loans Principal”). In addition, as of the date hereof, the aggregate amount of the Existing Obligations, including the Existing Loans Principal, interest, fees and other accrued amounts, is $12,116,551.56 (the “Existing Obligations”).

(b) Acknowledgements of Subordinated Bridge Note Obligations. Borrower further acknowledges that, pursuant to that certain First Amendment to Securities Purchase Agreement dated as of April 4, 2003, among Borrower, the entities from time to time parties thereto as “Guarantors” and Senior Subordinated Creditor, Borrower issued and sold to Senior Subordinated Creditor, and Senior Subordinated Creditor purchased from Borrower, that certain Secured Senior Subordinated Bridge Note dated April 4, 2003, in the principal amount of $3,000,000 (the “Subordinated Bridge Note”; the outstanding principal balance thereof is referred to as the “Subordinated Bridge Note Principal”), and the parties thereto amended that certain Amended and Restated Securities Purchase Agreement dated as of October 29, 2002 (as amended by the First Amendment to Securities Purchase Agreement, the “Existing Securities Purchase Agreement”). Concurrently herewith, Borrower, Overhill Ventures, as a Guarantor, and Senior Subordinated Creditor are amending and restating the Existing Securities Purchase Agreement on the terms and conditions set forth in that certain Second Amended and Restated Securities Purchase Agreement dated as of the date hereof (as so amended, and as may be amended from time to time, the “Securities Purchase Agreement”).

(c) Deemed Repayment of Subordinated Bridge Note; Borrowed Senior Term A Loan Proceeds. Pursuant to that certain Agreement Regarding Repayment of Bridge Note dated of even date herewith by and among Borrower, Overhill Ventures, Senior Subordinated Creditor and Lender (the “Bridge Note Repayment Agreement”), on the Effective Date: (i) $3,000,000 of proceeds from the Senior Term A Loan (the “Borrowed Senior Term A Loan Proceeds”) shall be deemed to have been borrowed by Borrower to repay the Subordinated Bridge Note Principal in full, (b) Borrower shall be deemed to have paid the Borrowed Senior Term A Loan Proceeds to Senior Subordinated Creditor in full payment and satisfaction of the Bridge Note Principal, (c) Senior Subordinated Creditor shall be deemed to have received the Borrowed Senior Term A Loan Proceeds and applied such proceeds to repay the Bridge Note Principal, (d) subject to certain exceptions set forth in the Bridge Note Repayment Agreement, the Subordinated Bridge Note shall be deemed satisfied and (e) the Senior Term A Note shall be deemed to evidence, among other Indebtedness of the Borrower, the Borrowed Senior Term A Loan Proceeds used to repay the Bridge Note Principal.

(d) Re-Designation of Existing Obligations as Senior Term A Loans. Borrower acknowledges and agrees that, on the Effective Date: (i) the Existing Obligations shall, irrevocably and automatically and without any action required by Borrower, Overhill Ventures or Lender, be deemed to have been borrowed as Senior Term A Loans, (ii) as contemplated by Section 1.1(c), the Bridge Note Principal shall, irrevocably and automatically and without any action required by Borrower, Overhill Ventures or Lender, be deemed to have been borrowed as Senior Term A Loans and (iii) Lender shall have made an additional term loan to Borrower in the principal amount of $1,883,448.48, which amount shall be designated as Senior Term A Loans. Accordingly, on and as of the Effective Date, the aggregate principal balance of the Senior Term A Loan due and owing to Lender shall be $17,000,000 and shall be evidenced by the Senior Term A Note.

(e) New Senior Term B Loan. In addition, on and as of the Effective Date, Lender shall have made an additional term loan to Borrower in the principal amount of $5,000,000, which amount shall be designated as the Senior Term B Loan. The Senior Term B Loan shall be evidenced by the Senior Term B Note.

(f) Termination of Certain Credit Facilities. Borrower acknowledges and agrees that, on and as of the Effective Date, Lender shall not be obligated to (i) issue any Letters of Credit (as defined in the Existing Loan Agreement) or incur any Letter of Credit Obligations or (ii) make any Revolving Loans or have any Revolving Loan Commitment (as defined in the Existing Loan Agreement), it being understood that, notwithstanding anything to the contrary, all such obligations (together with all related obligations, if any) shall have been terminated on and as of the Effective Date without any liability or obligation to Lender.

1.2 Term Loans. The Senior Term A Loan and the Senior Term B Loan shall be evidenced by, and repayable in accordance with the terms of, the Senior Term A Note and the Senior Term B Note, respectively, and this Agreement. The Term Notes shall represent the obligation of Borrower to pay the Term Loans, together with interest, fees and other amounts thereon, as prescribed in Section 1.5.

1.3 [Intentionally Omitted]

1.4 [Intentionally Omitted]

1.5 Calculation and Payment of Interest.

(a) Calculation and Payment.

(i) So long as no Event of Default shall have occurred and be continuing, interest shall accrue on the outstanding principal balance of the Senior Term A Loan and of the Senior Term B Loan at the Applicable Rate; provided, however, that interest accruing on the outstanding principal balance of the Senior Term A Loan shall be calculated for each weekly period beginning on Thursday and ending on Wednesday (an “Application Week”) based upon the Borrowing Base Certificate delivered by Borrower to Lender pursuant to Section 5.1(b) with respect to Borrower’s performance during the weekly period beginning on the penultimate Monday immediately preceding such Thursday and ending on the Sunday immediately preceding such Thursday (a “Performance Week”). Solely as an example of the application of the foregoing sentence, Schedule 1.5(a) contains an example of an interest calculation for the month of March 2003 assuming the Term Loans were outstanding during the month of March 2003. The parties acknowledge that while such Schedule 1.5(a) is an accurate example of interest calculations under the facts and circumstances therein described, such example is not necessarily relevant to or illustrative of or an interpretive guide for other facts or circumstances under which interest must be calculated.

(ii) Interest shall be payable to Lender in arrears (A) on the last Business Day of each calendar month (or portion thereof), (B) on the Applicable Maturity Date and (C) if any interest accrues during the continuance of an Event of Default, upon demand by Lender. Interest on the Term Loans shall be computed on the basis of the actual number of days elapsed over a 360-day year, including the first and the last day.

(b) Default Rate. Upon the occurrence and during the continuance of an Event of Default, in addition to the rights, powers and remedies available to Lender, interest on all outstanding Obligations (including the Term Loans) shall accrue and be payable at the Default Rate without the necessity of any action by Lender. Interest accruing at the Default Rate shall be payable to Lender on demand. Lender shall not be required to (i) accelerate the maturity of the Loans or (ii) exercise any other rights or remedies under the Loan Documents, in order to charge the Default Rate. Upon the occurrence and during the continuance of an Event of Default specified in Section 7.1(e), (f), or (g), the interest rate applicable to the Obligations shall be increased automatically to the Default Rate without the necessity of any action by Lender.

1.6 Maximum Rate of Interest. In no event shall the aggregate of all interest on the Obligations charged or collected pursuant to the terms of this Agreement or pursuant to the Term Notes exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. In the event that such a court determines that Lender has charged or received interest under this Agreement or the Term Notes in excess of the highest applicable rate, the rate in effect under this Agreement and the Term Notes shall automatically be reduced to the maximum rate permitted by Applicable Law and Lender shall promptly apply such excess to reduce the principal balance of the Obligations, or if the principal balance of the Obligations has been paid in full, Lender shall promptly apply such excess to reduce any other Obligations, and if all Obligations have been paid in full, then Lender shall refund to Borrower any interest received by Lender in excess of the maximum lawful rate; provided that, if at any time thereafter the rate of interest payable hereunder is less than the highest applicable rate, then Borrower shall continue to pay interest hereunder at the highest applicable rate until such time as the total interest received by Lender from the making of Term Loans hereunder is equal to the total interest that Lender would have received had the interest rate payable hereunder been (but for the operation of this Section 1.6) the interest rate payable since the Effective Date as otherwise provided in this Agreement. It is the intent of this Agreement that Borrower not pay or contract to pay, and that Lender not receive or contract to receive, directly or indirectly, interest in excess of that which may be paid by Borrower under Applicable Law.

1.7 Inventory Appraisal Fee. Every twelve (12) months during the term of this Agreement, at Borrower’s expense, Lender may retain one or more independent appraisers to conduct appraisals of the Inventory; provided, however, that if a Default or an Event of Default shall have occurred and be continuing, Lender may require more frequent appraisals of the Inventory at Borrower’s expense.

1.8 Repayment and Prepayment.

(a) Senior Term A Loan Maturity. The Senior Term A Loan shall be repaid by Borrower on the Senior Term A Maturity Date in an amount sufficient to repay the entire outstanding principal amount of the Senior Term A Loan, plus all accrued and unpaid interest thereon and other amounts due and owing under this Agreement.

(b) Senior Term B Loan Maturity. The Senior Term B Loan shall be repaid by Borrower on the Senior Term B Maturity Date in an amount sufficient to repay the entire outstanding principal amount of the Senior Term B Loan, plus all accrued and unpaid interest thereon and other amounts due and owing under this Agreement.

(c) Optional Prepayments.

(i) Notwithstanding the foregoing clauses (a) and (b), Borrower may voluntarily prepay any Term Loan, in whole or in part, prior to the Applicable Maturity Date, without premium or penalty, in accordance with the provisions of this Section 1.8(c). Any prepayment of any Term Loan shall also include all accrued and unpaid interest on the then-outstanding principal balance of such Term Loan through the date of prepayment.

(ii) If Borrower elects to prepay all or any portion of the principal balance of any Term Loan, it shall furnish written notice to Lender with respect to each voluntary prepayment not less than thirty (30) days prior to the date of prepayment. Such notice shall set forth the Term Loan to be prepaid, the specific date of prepayment and the principal amount of such Term Loan to be prepaid on such date. Such notice, once given, shall be irrevocable. Notice of prepayment having been given as aforesaid, Borrower shall make a prepayment to Lender on such prepayment date in an amount equal to the principal amount to be prepaid, together with all accrued and unpaid interest on the then-outstanding principal balance of such Term Loan through the date of prepayment; provided that Borrower shall also reimburse Lender at such time for any reasonable direct loss or out-of-pocket expense incurred by Lender in connection with such prepayment.

(d) [Intentionally Omitted]

(e) Change in Control. If a Change in Control shall occur at any time, Lender may, at its sole election, require Borrower to prepay the Term Loans in whole or in part, at any time during the one hundred and eighty (180) day period following the occurrence of the Change in Control, at 104.0% of the principal balance of the Term Loans, plus all accrued and unpaid interest thereon, and other Obligations through the date of prepayment. Borrower shall notify Lender in writing, if possible, of any Change in Control at least ten (10) days prior to the date that such Change in Control is scheduled to occur. Borrower shall also notify Lender of the date on which any Change in Control shall have actually occurred within one (1) Business Day after such date and shall inform Lender, in such notification, of Lender’s right to require Borrower to prepay the Term Loans, as provided in this Section 1.8(e) and of the date on which such right shall terminate. If Lender elects to require Borrower to prepay the Term Loans pursuant to this Section 1.8(e), it shall furnish a written notice to Borrower advising Borrower of such election and the outstanding principal balance thereon, premium, accrued and unpaid interest and all other amounts to be prepaid. Borrower shall prepay the Term Loans in accordance with this Section 1.8(e) and such written notice within one (1) Business Day after its receipt of such written notice.

1.9 Term; Applicable Maturity Dates. Each Term Loan and all other Obligations related thereto shall be immediately due and payable in full on the Applicable Maturity Date, if not sooner paid in full.

1.10 [Intentionally Omitted.]

1.11 Notes and Accounting. Lender may, at its sole option, provide a monthly accounting to Borrower of the Loans and other transactions under this Agreement, including, but not limited to, Lender’s calculation of principal, interest, expenses and the Borrowing Base for the preceding applicable period. Each and every such accounting shall, absent clear error, be deemed final, binding, and conclusive upon Borrower unless Borrower, within ten (10) days after the date any such accounting is rendered, provides Lender with written notice of any objection that Borrower may have to any item in such accounting, describing the basis for such objection with specificity. In that event, only those items expressly objected to in such notice shall be deemed to be disputed by Borrower and Lender’s determination, based upon the facts available, of any such disputed item shall, absent clear error, be deemed final, binding, and conclusive upon Borrower.

1.12 Manner of Payment.

(a) When Payments Due.

(i) Each payment (including any prepayment) by Borrower on account of principal of or interest on the Term Loans and any other amounts owed to Lender on account of the Obligations shall be made not later than 11:00 a.m. (California time) on the date specified for payment under this Agreement to Lender in Dollars and in immediately available funds. Any payment received by Lender on a day that is not a Business Day or after 11:00 a.m. (California time) on a Business Day shall be deemed received on the next succeeding Business Day.

(ii) If any payment on any Obligation is specified to be made upon a day that is not a Business Day, it shall be deemed to be specified to be made on the next succeeding day that is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

(b) No Deductions. Borrower shall pay principal, interest, fees, and all other amounts due on the Obligations without setoff or counterclaim or any deduction whatsoever.

1.13 Application of Payments. Borrower irrevocably waives the right to direct the application of any and all payments received at any time by Lender from or on behalf of Borrower and specifically waives the provisions of California Civil Code Sections 1479 and 2822 or similar provisions under any other Applicable Law giving Borrower the right to designate application of payments. Borrower irrevocably agrees that Lender shall have the continuing exclusive right to determine the order and method of the application of payments against the then due and payable Obligations of Borrower in Lender’s sole discretion and to revise such application prospectively or retroactively in Lender’s sole discretion. In the absence of a specific determination by Lender with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to fees and Lender’s expenses reimbursable hereunder; (2) to interest on the Term Loans; (3) to principal payments on the Term Loans; and (4) to all other Obligations, including expenses of Lender to the extent reimbursable under Section 10.2.

1.14 Use of Proceeds. The proceeds of the Term Loans shall be used by Borrower for general working capital needs and other corporate purposes.

1.15 All Obligations to Constitute One Obligation. All Obligations related to the Term Loans constitute one general obligation of Borrower and shall be secured by Lender’s Liens upon all of the Collateral, and by all other Liens previously, now, or at any time in the future granted by Borrower to Lender (or Lender’s assignor, UBOC), to the extent provided in the Collateral Documents.

1.16 Authorization to Debit or Charge Accounts. Borrower authorizes Lender to debit or charge any deposit or other account maintained by Borrower and for which Lender has a control agreement for the purpose of the payment of principal, interest, fees, expenses or other Obligations payable by Borrower to Lender under this Agreement.

2. CONDITIONS PRECEDENT

2.1 Conditions Precedent to Effective Date. The effectiveness of this Agreement, including the effectiveness of the obligations of Lender to make the additional Term Loans to Borrower as provided in Section 1 above and to perform any of its other obligations as provided for herein, shall be subject to the satisfaction (or waiver by Lender in its sole discretion) of each of the following conditions precedent (the first date upon which all such conditions precedent have been so satisfied (or so waived) shall be referred to as the “Effective Date”):

(a) All of the conditions precedent set forth in this Section 2.1 (other than this clause (a)) shall have been satisfied (or waived by Lender in its sole discretion) on or before the close of business on April 16, 2003;

(b) Lender shall have received each of the documents set forth on the Schedule of Documents, in form and substance satisfactory to Lender, each duly executed by the appropriate parties thereto;

(c) Lender shall have received a non-refundable capital fee in the amount of $900,000, provided that such amount may be withheld by the Lender from the funding of the additional Term Loans provided for in Section 1.1 above;

(d) Lender shall have received satisfactory evidence that each of Borrower and Overhill Ventures have obtained all required Consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents;

(e) no action, proceeding, investigation, regulation, or legislation shall have been instituted, threatened, or proposed before any court, Governmental Authority, or legislative body to enjoin, restrain, or prohibit, or to obtain damages in respect of, or that is related to or arises out of, this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby or thereby that, in Lender’s sole judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any other Loan Document;

(f) no Material Adverse Effect shall have occurred since September 29, 2002;

(g) each of the representations and warranties made by Borrower in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date made, and shall be true and correct in all respects on and as of the Effective Date, with the same effect as if made on and as of the Effective Date; each of the covenants, agreements and obligations of Borrower under this Agreement and the other Loan Documents to be performed or satisfied by it on or prior to the Effective Date has been performed or satisfied by it on or before the Effective Date; no Default or Event of Default shall exist and be continuing under the Existing Loan Agreement or any other Loan Document or shall result from the amendment and restatement of the Existing Loan Agreement or the Existing Loans, the making of the Term Loans or the consummation of the other transactions contemplated thereby; no event shall have occurred and be continuing, or would result from the funding, advance or incurrence of any Term Loan, that constitutes or would constitute a Default or an Event of Default or result in a Material Adverse Effect; and each of the conditions precedent set forth in this Section 2.1 shall have been satisfied and fulfilled; and Lender shall have received an officers’ certificate to that effect signed by the President and Chief Executive Officer and the Chief Financial Officer, which shall also include certifications in form and substance satisfactory to Lender, affirming that no Consents referred to in Section 2.1(d) are required other than those obtained by Borrower and Overhill Ventures;

(h) Lender shall have received all other reports, certificates, statements, or opinions as Lender may reasonably request;

(i) the Borrower shall have delivered to the Lender, and the Lender shall have approved, the Projections. The Projections shall be accompanied by an Officers’ Certificate, in form and substance satisfactory to the Lender, duly executed by the President and Chief Executive Officer and the Chief Financial Officer of the Borrower, certifying as to the assumptions on which such financial projections are based;

(j) the Borrower shall have delivered to the Lender certificates of insurance evidencing the policies of insurance required to be maintained by the Borrower and its Subsidiaries under this Agreement and the other Loan Documents, together with additional insured and lender’s loss payable endorsements in favor of the Lender, all in form and substance satisfactory to the Lender;

(k) the Borrower and Overhill Ventures shall each have delivered a customary Secretary’s certificate wherein its respective Secretary shall have certified as to their respective charter and bylaws and all board of directors resolutions relating to the authorization of the Loan Documents and such other matters as Lender reasonably requests;

(l) the Lender shall have received a Solvency Certificate, in form and substance satisfactory to the Lender, duly executed by the President and Chief Executive Officer and the Chief Financial Officer of the Borrower.

If any other term of any Loan Document should conflict, or appear to conflict, with this Section 2.1, the terms of this Section 2.1 shall control, and Borrower shall have no rights under this Agreement or any other Loan Document until each of the conditions of this Section 2.1 has been complied with to Lender’s satisfaction or specifically waived in writing by Lender.

3. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that until the Termination Date:

3.1 Organization and Qualification. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority to own or lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Borrower is duly qualified or licensed to do business as a foreign corporation in the States of California and each other jurisdiction in which the character of the properties or assets owned, leased or operated or the nature of the activities conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed in such other jurisdictions could not have, individually or in the aggregate, a Material Adverse Effect.

3.2 Corporate or Other Power. Each Borrower Party has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and all other Loan Documents to be executed and delivered in connection herewith which it is or will be a party, including, with respect to the Borrower, the power and authority to amend and restate the Existing Loan Agreement.

3.3 Authorization; Binding Effect. Each Borrower Party has by all necessary action duly authorized (a) the execution and delivery of this Agreement and each other Loan Document to which it is or will be a party and (b) the performance of its obligations hereunder and thereunder. This Agreement constitutes, and on the Effective Date each other Loan Document to which any Borrower Party will be a party will constitute, the legal, valid and binding obligation of such Borrower Party, respectively, enforceable against such Borrower Party, respectively, in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or applicable state securities or “blue sky” laws or the public policy underlying such laws. The consummation of the Spin-Off complied with all Applicable Laws, including the Nevada Revised Statutes and applicable federal and state securities or “blue sky” laws.

3.4 Subsidiaries. Schedule 3.4 sets forth a true, complete and correct list of all direct and indirect Subsidiaries of the Borrower. Each such Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite power and authority to own or lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified or licensed to do business in each jurisdiction in which the character of the properties or assets owned, leased or operated or the nature of the activities conducted makes such qualification or licensing necessary. No Borrower Party owns or holds any Stock of any other Person. There is no direct or indirect Subsidiary of the Borrower that is not a Guarantor.

3.5 Conflict with Other Instruments; Existing Defaults; Ranking.

(a) The execution, delivery and performance by each Borrower Party of this Agreement and each other Loan Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate the charter or bylaws of such Borrower Party, in each case as in effect on the date hereof, (ii) conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under, any term of any lease, credit agreement, indenture, note, mortgage, instrument or other agreement to which such Borrower Party is a party or by which any of its properties or assets are bound (including any Material Contracts) or (iii) violate any provision of Applicable Law.

(b) No Borrower Party or any of its Subsidiaries is in default, breach or violation of (i) its charter or bylaws, as in effect on the date hereof, (ii) any term of any lease, credit agreement, indenture, note, mortgage, instrument or other material agreement to which it is a party or by which any of its properties or assets are bound (including any Material Contracts) or (iii) any provision of Applicable Law. Without limiting the generality of the foregoing, there does not exist any “Event of Default” (as defined in the Securities Purchase Agreement) or any default or event of default under any other credit or financing agreement to which any Borrower Party or any of its Subsidiaries is a party or by which any of its properties or assets are bound.

(c) There are no restrictions which prohibit or restrict any merger, sale of assets or other event which could result in a Change in Control, or otherwise prohibit any other financings by any Borrower Party including any public or private debt or equity financings.

(d) All Indebtedness under the Loan Documents, including principal, interest, premium, if any, and other amounts owing under the Term Notes, constitutes “senior indebtedness” of Borrower, and no other Indebtedness of Borrower ranks pari passu with, or senior to, any such Indebtedness.

3.6 Governmental and Other Third Party Consents. Except for the Consent of the Senior Subordinated Creditor and the Consents listed in Schedule 3.6 and those that have already been obtained or made, no Consent of any Governmental Authority or other Person is or will be required in connection with the execution, delivery and performance of this Agreement or any other Loan Document or to ensure the legality, validity or enforceability hereof or thereof or for the purpose of maintaining in full force and effect any Licenses and Permits. Each Consent which has been obtained or made in connection with the execution, delivery and performance of this Agreement or any other Loan Document is in full force and effect. The time within which any administrative or judicial appeal, reconsideration, rehearing or other review of any such Consent may be taken or instituted has lapsed, and no such appeal, reconsideration or rehearing or other review has been taken or instituted.

3.7 Capitalization.

(a) Schedule 3.7(a) sets forth, as of the Effective Date, (i) the authorized Stock of the Borrower, including classes and series of Stock, (ii) the number of shares of Stock issued and outstanding, including shares of Common Stock and of preferred stock, (iii) the number of shares of Stock reserved for issuance under the Borrower Stock Plans, including the number of options to purchase Stock granted under each Borrower Stock Plan; (iv) the number and type of shares of Stock subject to options granted under each Borrower Stock Plan, including the name of the grantee, the exercise price and the expiration date; (v) the aggregate number of shares of Common Stock reserved for issuance upon conversion of the Series A Preferred Stock; (vi) the number of shares of Common Stock reserved for issuance upon exercise of each Warrant and (viii) the number of shares of Stock on a Fully Diluted Basis. All of the issued and outstanding shares of Stock of the Borrower have been duly authorized and are validly issued, fully paid and non-assessable, and are free and clear of any Liens and other restrictions (including any restrictions on the right to vote, sell or otherwise dispose of such Stock) and of any preemptive or other similar rights to subscribe for or to purchase any such Stock, other than those contained in the Investor Rights Agreement. There are: (A) no outstanding Option Rights of the Borrower other than the Warrants, the Series A Preferred Shares and options granted under the 2002 Stock Option Plan; (B) no voting trusts or other agreements or undertakings with respect to the voting of the Stock of the Borrower other than the Investor Rights Agreement; (C) except as provided for in the Equity Repurchase Option Agreement, no obligations or rights (whether fixed or contingent) on the part of the Borrower or any other Person to purchase, repurchase, redeem or “put” any outstanding shares of the Stock of the Borrower or Option Rights of the Borrower; and (D) no agreements granting any Person (other than the Senior Subordinated Creditor) any rights of first offer or first refusal, registration rights or “drag-along,” “tag-along” or similar rights with respect to any transfer of any Stock or Option Rights of the Borrower or any of its Subsidiaries. All shares of Stock and Option Rights of the Borrower that have been issued by the Borrower have been issued and offered in compliance with all federal and applicable state securities laws. No Stock or Option Rights of the Borrower will be issued or become issuable to any Person (other than the Senior Subordinated Creditor) pursuant to any “anti-dilution” provisions on account of the issuance of any securities by the Borrower or the exercise of any Option Rights (including the Warrants). The April 2003 Shares issued or to be issued to the Senior Subordinated Creditor pursuant to the First Amendment to Amended and Restated Securities Purchase Agreement represented 19.9% of the outstanding shares of Common Stock on and as of the First Amendment to Amended and Restated Securities Purchase Agreement Effective Date.

(b) The authorized capital stock of Overhill Ventures consists solely of 10,000 shares of capital stock, of which 1,000 shares are issued and outstanding as of the date hereof. The Borrower beneficially owns, directly or indirectly, all of the issued and outstanding shares of Stock of Overhill Ventures. All of the outstanding shares of Stock of Overhill Ventures have been duly authorized and are validly issued, fully paid and nonassessable, and are free and clear of any Liens and other restrictions (including any restrictions on the right to vote, sell or otherwise dispose of such Stock) and of any preemptive or other similar rights to subscribe for or to purchase any such Stock. There are: (i) no outstanding Option Rights of Overhill Ventures; (ii) no voting trusts or other agreements or undertakings with respect to the voting of the capital stock of Overhill Ventures; (iii) no obligations or rights (whether fixed or contingent) on the part of Overhill Ventures to purchase, repurchase, redeem or put any outstanding shares of its Stock or Option Rights of Overhill Ventures; and (iv) no agreements granting any Person any rights of first offer or first refusal, registration rights or “drag-along,” “tag-along” or similar rights with respect to any transfer of any Stock of Overhill Ventures or Option Rights issued by Overhill Ventures. All of the shares of Stock of Overhill Ventures and Option Rights of Overhill Ventures have been issued and offered in compliance with all federal and applicable state securities laws.

(c) Other than the Spin-Off, no transaction, event or other occurrence has occurred which has caused or would cause an adjustment to the Conversion Price (as defined in Section 6(a) of the Certificate of Designation of the Series A Preferred Stock) of the Series A Preferred Shares pursuant to the terms of the Series A Preferred Shares.

3.8 Validity and Issuance of Warrant Shares. All Warrant Shares have been duly authorized and, when issued under and in accordance with the applicable Warrant, will be duly and validly issued, fully paid and non-assessable.

3.9 Validity of Liens of Lender. The Liens granted to the Lender under the Collateral Documents continue to constitute, and constitute, legal, valid, enforceable and perfected security interests and Liens in and to the Collateral, prior in right to all other Liens securing the due and punctual payment, performance and observance of all Obligations, including the payment and performance of all Obligations under the Term Notes.

3.10 SEC Documents. The Borrower has filed with the Commission all SEC Documents that have been required to be filed by it with the Commission and the AMEX. Schedule 3.10 sets forth a true, complete and correct list of all SEC Documents filed by the Borrower and the respective dates of filing. Each SEC Document filed by the Borrower complies with all applicable requirements of the Securities Act, the Exchange Act or the applicable AMEX rules, as the case may be, and, when filed with the SEC, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Borrower and its Subsidiaries included in each SEC Document complied as to form, as of the dates of its filing with the Commission, with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the Commission) and fairly present the consolidated financial position of the Borrower and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with past practices and consistently applied).

3.11 Financial Information.

(a) Borrower has delivered as of the Effective Date (a) the Financial Statements for its Fiscal Years ending September 30, 2002, September 30, 2001, and September 30, 2000 and the Fiscal Month ending February 2003, which Financial Statements are true, correct, and complete and fairly and accurately present the financial condition of Borrower as of the date of each Financial Statement, in accordance with GAAP, and (b) the Projections, which Projections have been prepared in good faith and are based upon facts and assumptions that are reasonable under the current and foreseeable circumstances and are disclosed in the Projections.

(b) Except as previously and specifically disclosed in the SEC Documents filed by the Borrower or previously and specifically disclosed by the Borrower in a press release, since September 29, 2002, no Material Adverse Effect has occurred (in each case, in a manner that identifies the applicable disclosure as being capable of having a material adverse effect on the Borrower).

(c) None of the Borrower Parties or any of their respective Subsidiaries, Affiliates, officers or directors (i) is contemplating the filing of a petition under the Bankruptcy Code or the liquidation of all or any major portion of its assets or properties or (ii) is aware of any Person contemplating the filing of any petition against it under the Bankruptcy Code. None of the Borrower Parties or any of their respective Subsidiaries is contemplating changing its business, as such business is being conducted on the date hereof.

(d) The Borrower has previously furnished to the Lender true, correct and complete copies of all “management” letters issued by the Borrower’s independent auditors since January 1, 2000.

3.12 Existing Indebtedness; Existing Liens; Investments; Etc.

(a) Schedules 3.12(a)(i) through (v), respectively, set forth a true, correct and complete list or schedule, and describe, as of the date or dates indicated therein, as applicable:

(i) all Indebtedness of the Borrower Parties and their respective Subsidiaries on a consolidated and consolidating basis (collectively, “Existing Indebtedness”) as of the Effective Date (including all Indebtedness under the Subordinated Debt Documents);

(ii) all Liens as of a recent practicable date in respect of any assets of the Borrower Parties or their respective Subsidiaries (collectively, “Existing Liens”), showing, as to each such Lien, the names of the grantor and secured party, the Indebtedness secured thereby, the name of the debtor (if different from the grantor) and the assets or other property covered by such Lien;

(iii) all Investments of the Borrower and its Subsidiaries as of the Effective Date;

(iv) all UCC financing statements existing as of the Effective Date naming any Borrower Party or any of its Subsidiaries as a debtor; and

(v) a payables aging schedule for the Borrower and its Subsidiaries as of a recent practicable date.

(b) Except as set forth on Schedule 3.12, no Borrower Party or any of its Subsidiaries has any Indebtedness, liabilities or other obligations as of the date hereof, whether accrued, absolute, contingent or otherwise, that are required to be reflected on a balance sheet prepared in accordance with GAAP and that are not reflected on the consolidated balance sheet of the Borrower and its Subsidiaries included in the Financial Statements.

(c) Immediately following the Effective Date, no Borrower Party or any of its Subsidiaries will have any Indebtedness, whether accrued, absolute, contingent or otherwise (whether individually or in the aggregate), except for the Term Loans and Indebtedness under the November 1999 Note.

3.13 Absence of Certain Changes. Except for the Consolidation, and as otherwise previously disclosed in the SEC Documents filed by the Borrower or previously disclosed by the Borrower in a press release or to the Lender in writing, except as provided in Schedule 3.13, since September 29, 2002, there has not been:

(a) Any transaction outside of the ordinary course of business involving any Borrower Party or its Subsidiaries;

(b) Any declaration, setting aside or payment of any dividend or other distribution or payment (whether in cash, stock or property) with respect to the Stock of the Borrower or any of its Subsidiaries, or any redemption, purchase or other acquisition of securities of the Borrower or any of its Subsidiaries, or any payment to any stockholder of the Borrower or any of its Subsidiaries not in its capacity as a stockholder;

(c) Any damage, destruction or loss, whether or not covered by insurance, to any material assets or properties of the Borrower or any of its Subsidiaries;

(d) Any material adverse change in the assets, liabilities, condition (financial or otherwise), operations or prospects of any Borrower Party or any of its Subsidiaries;

(e) Except for the transfer of the Officer Notes from TreeCon to the Borrower in connection with the Spin-Off, any loan or advance made by any Borrower Party or any of its Subsidiaries to any Person, except travel advances or other reasonable business expense advances made in the ordinary course of business to any of its employees;

(f) Any Indebtedness for borrowed money incurred by any Borrower Party or any of its Subsidiaries or any commitment to incur Indebtedness for borrowed money entered into by any Borrower Party or any of its Subsidiaries (except as contemplated by this Agreement or the Subordinated Debt Documents and in compliance with the Intercreditor Agreement);

(g) Any capital expenditures or commitments to make capital expenditures materially in excess of the amounts reflected in the financial projections attached to the Officers’ Certificate being delivered to the Lender pursuant to Section 2.1(i);

(h) Any indemnity or other claims made by or against any Borrower Party or any of its Subsidiaries with respect to or in connection with any acquisition or sale or other disposition, whether direct or indirect, of the Stock or assets of any other Person;

(i) Any amendment or other modification to the charter or bylaws of any Borrower Party or any of its Subsidiaries, except in connection with the issuance of shares of Series A Preferred Stock to the Lender and the Spin-Off;

(j) The formation of any Subsidiary of any Borrower Party or any of its Subsidiaries;

(k) Except for the forgiveness of the TreeCon Accounts Receivable, any waiver by any Borrower Party or any of its Subsidiaries of a valuable right or of material Indebtedness owed to it;

(l) Any payment, satisfaction, discharge or cancellation of any debts or claims of any Borrower Party or any of its Subsidiaries other than in the ordinary course of business consistent with past practices;

(m) Any amendment, modification or termination of any Material Contract;

(n) Any increase in the Contingent Obligations of any Borrower Party or any of its Subsidiaries, by way of guarantees or otherwise;

(o) Any mortgage, pledge or subjecting to Lien of any of the assets or properties of any Borrower Party or any of its Subsidiaries, or any assumption of, or taking any assets or properties subject to, any liability;

(p) Any resignation or termination of employment of any director, officer or key employee of any Borrower Party or any of its Subsidiaries;

(q) Any Investment by any Borrower Party or any of its Subsidiaries in the Stock of any Person;

(r) Any payment of management or other fees by the Borrower or any of its Subsidiaries to TreeCon or any other Affiliate of the Borrower;

(s) Any offer, issuance or sale of any shares of Stock or Option Rights of any Borrower Party or any of its Subsidiaries, other than to the Senior Subordinated Creditor or to employees under the 2002 Stock Option Plan;

(t) Any alteration or change in the Borrower’s credit guidelines and policies, charge-off policies or accounting methods, quality control procedures or policies or manner of preparing its financial statements or maintaining its books of account;

(u) any increase in, or commitment to increase, the salaries, wages, bonuses or other compensation payable or to become payable to any officer or other employee of the Borrower or any of its Subsidiaries, other than increases in salaries and wages in the ordinary course of business consistent with past practices and not in excess of fifteen percent (15.0%) for any one officer or other employee;

(v) The adoption by any Borrower Party or any of its Subsidiaries of any new Benefit Plan or material amendment to any Benefit Plan, other than the 2002 Stock Option Plan, involving any officer, director, employee or former employee of any Borrower Party or any of its Subsidiaries (or any of their dependents or beneficiaries);

(w) Any settlement of any litigation, entry of a consent decree or entry of any judgment against any Borrower Party or any of its Subsidiaries with a value of $25,000 or more;

(x) Any revaluation or write-off of any asset of any Borrower Party or any of its Subsidiaries, including increases in reserves, except in the ordinary course of business consistent with past practice (other than the write-off of the TreeCon Accounts Receivable); or

(y) The occurrence of any other event or the development of any other condition which could have a Material Adverse Effect (except as previously and specifically disclosed in SEC Documents filed by the Borrower or previously and specifically disclosed by the Borrower in a press release, in each case, in a manner that identifies the applicable disclosure as being capable of having a material adverse effect on the Borrower).

3.14 Material Contracts.

(a) Schedule 3.14 sets forth a true, correct and complete list of all existing or pending contracts, commitments, licenses, agreements, obligations or arrangements, whether oral or written, formal or informal, to which any Borrower Party or any of its Subsidiaries is a party (or intend to become a party) or to which any of its assets or properties is bound (or may become bound):

(i) under which any Borrower Party or any of its Subsidiaries is indemnified for or against any liability in excess of $250,000 or under which any Borrower Party or any of its Subsidiaries is or could be obligated to indemnify any Person in excess of $100,000;

(ii) under which any Borrower Party or any of its Subsidiaries leases personal property from or to third parties;

(iii) for the purchase or sale of products or other personal property or for the furnishing or receipt of services by any Borrower Party or any of its Subsidiaries (A) which calls for performance over a period of more than one (1) year and involves payments of more than $100,000 in the aggregate or (B) in which any Borrower Party or any of its Subsidiaries has agreed to purchase a minimum quantity of goods or services in excess of $200,000 in value or has agreed to purchase goods or services exclusively from any Person (provided, however, that it is agreed that the Borrower shall not be required to list on Schedule 3.14 any poultry purchase contracts entered into in the ordinary course of business, provided that such contracts will be deemed to be Material Contracts);

(iv) (A) granting representation, marketing or distribution rights, other than food brokers’ agreements entered into in the ordinary course of business, or (B) relating to Intellectual Property;

(v) regarding the financing of its business or any part of its business or operations;

(vi) establishing any partnership, any joint venture or any strategic alliance;

(vii) under which any Borrower Party or any of its Subsidiaries has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including Capital Lease Obligations);

(viii) concerning any confidentiality obligations entered into outside of the ordinary course of business or any covenants or agreements restricting it from carrying on any business or from competing in any line of business or with any Person;

(ix) with officers, directors, employees, consultants or independent contractors of any Borrower Party or any of its Subsidiaries;

(x) resulting in the creation or incurrence of any Lien (including any precautionary lease filings);

(xi) involving any Affiliates of any Borrower Party or any of its Subsidiaries;

(xii) under which the consequences of a default or termination could have a Material Adverse Effect on any Borrower Party or any of its Subsidiaries, whether individually or in the aggregate;

(xiii) under which any Borrower Party or any of its Subsidiaries will (A) receive aggregate payments from customers, (B) make aggregate payments to vendors or other suppliers or (C) make or receive aggregate payments to or from any other Persons, in each case in excess of $500,000 per annum;

(xiv) any collective bargaining agreement entered into by, or binding upon, the Borrower or any of its Affiliates; and

(xv) not entered into in the ordinary course of business and described in response to any of the foregoing clauses.

All of the types of contracts, commitments, licenses, agreements, obligations or arrangements described in clauses (i) through (xv) above, together with the real property leases and other interests described in Section 3.25, whether entered into prior to, on or after the Effective Date, are collectively referred to herein as the “Material Contracts.” At the request of the Lender, the Borrower shall deliver to the Lender a true, correct and complete copy of each of the written Material Contracts, and a written summary of each of the oral Material Contracts, including all amendments, supplements or other modifications thereto.

(b) Each Material Contract existing as of the date hereof is (i) a legal, valid and binding obligation of the Borrower Party or any Subsidiary that is a party thereto, enforceable against it in accordance with its terms (assuming the enforceability of such Material Contract against the other parties thereto), (ii) to the best knowledge of the Borrower Parties, a legal, valid and binding obligation of the other parties thereto, enforceable against such other parties in accordance with its terms (assuming the enforceability of such Material Contract against any Borrower Party or any of its Subsidiaries party thereto) and (iii) in full force and effect on the date hereof. Any Borrower Party or any of its Subsidiaries, on the one hand, and, to the best knowledge of the Borrower Parties, all other parties to the existing Material Contracts, on the other hand, are in substantial compliance with the terms thereof, and no default or event of default by any Borrower Party or any of its Subsidiaries, as the case may be, or, to the best knowledge of the Borrower Parties, any other party thereto exists thereunder.

(c) No Borrower Party or any of its Subsidiaries is a party to any contract, commitment, license, agreement, obligation or arrangement that restricts it from carrying on its business or any part thereof, or from competing in any line of business or with any Person.

3.15 [Intentionally Omitted].

3.16 Accounts. With respect to each Account of Borrower:

(a) except as specifically disclosed in the most recent Schedule of Accounts dated prior to the date hereof and delivered to Lender: (i) such Account arises out of a bona fide sale and delivery of goods or rendition of services by Borrower in the ordinary course of its business and is not evidenced by a judgment, Instrument or Chattel Paper; (ii) are legal, valid and binding obligations of the Persons shown on the books of the Borrower or such Subsidiary as the respective Account Debtors with respect thereto; (ii) there are no known setoffs, discounts, rebates, offsets, return privileges claims, or disputes existing or asserted with respect thereto, and Borrower has not agreed and will not agree with the applicable Account Debtor without Lender’s consent to (A) any deduction therefrom, (B) any extension of time for the payment thereof, (C) any compromise or settlement for less than the full amount thereof, or (D) any release, in whole or in part, of any Person liable therefor, except as to all of the foregoing deductions, extensions, compromises, settlements, or releases allowed by Borrower in the ordinary course of its business and disclosed to Lender and duly reflected in the reserves established on the books of the Borrower or such Subsidiary, as the case may be, in accordance with GAAP; provided that the aggregate amount of such deductions, extensions, compromises, settlements, or releases shall not exceed $50,000 in any Fiscal Month; (iii) there are no facts, events, or occurrences that Borrower knows or should know that in any way impair the validity, collectibility, or enforceability thereof or tend to reduce the amount payable thereunder as reflected on the invoices, statements, and Schedules of Accounts delivered to Lender with respect thereto, or that might result in any material adverse change in the financial condition of the applicable Account Debtor or the collectibility thereof; (iv) Borrower has no knowledge that the applicable Account Debtor is unable generally to pay its debts as they become due or is unwilling or unable to pay such Account; and (v) to the best knowledge of the Borrower Parties, are valid and collectible in the ordinary course of business.

(b) the amounts reflected on all records, invoices, statements, and Schedules of Accounts with respect thereto (i) to the knowledge of Borrower, are actually and absolutely owing to Borrower as indicated thereon and (ii) are not in any way contingent;

(c) (i) as of the date of such Schedule of Accounts, no payments have been made on such Account; and (ii) no payments will be made on such Account except payments in accordance with the provisions of Section 4.2(e); and

(d) to the best of Borrower’s knowledge, the applicable Account Debtor has the capacity to contract.

3.17 Labor Relations. Each of the Borrower Parties and their Subsidiaries is in full compliance with the Fair Labor Standards Act (29 U.S.C. §201 et seq.), all state wage and hour laws and all worker’s compensation laws and is not engaged in any unfair labor practice which has had or could have a Material Adverse Effect. Except as disclosed on Schedule 3.17:

(a) There is no labor strike, slowdown, work stoppage or charge of unfair labor practice, and there are no material labor disputes, grievances, complaints or arbitration proceedings, pending or affecting any Borrower Party or any of its Subsidiaries nor, to the best knowledge of the Borrower Parties, is there any basis therefor or threat thereof;

(b) No Borrower Party or any of its Subsidiaries is bound by or subject to any written or oral, express or implied, contract, commitment or arrangement with any labor union or other employee organization, and no labor union or other employee organization has requested or sought to represent any of the employees, representatives or agents of the Borrower or any of its Subsidiaries;

(c) No Borrower Party or any of its Subsidiaries is aware of any labor union or other employee organization activity involving the employees of the Borrower or any of its Subsidiaries, or of any officer or key employee, or any group of officers or key employees, that intends to terminate his or her employment with the Borrower or any of its Subsidiaries;

(d) To the best knowledge of the Borrower Parties, there are no petitions pending before the National Labor Relations Board in connection with any pending claim for union representation; and

(e) To the best knowledge of the Borrower Parties, there is no fact or circumstance which could, with the passage of time or otherwise, cause this representation and warranty to be no longer true and correct.

3.18 Employee Benefit Plans; ERISA. For purposes of Sections 3.18(a) through 3.18(j), the term “Borrower” shall include any ERISA Affiliate. However, this Section 3.18 will not apply to a “Multiemployer Plan” (as defined in Section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate contributes or is obligated to contribute, except as expressly referred to herein.

(a) Schedule 3.18 sets forth a true, correct and complete list of:

(i) Each individual employment, termination, or severance agreement since October 1, 2000, between any Borrower Party, on the one hand, and each employee whose annual compensation is or was at a base rate equal to or exceeding $100,000, on the other hand;

(ii) All employee benefit plans (as defined in ERISA Section 3(3)), including all Multiemployer Plans; and

(iii) All other profit-sharing, bonus, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock, vacation pay, holiday pay, tuition reimbursement, scholarship, severance, dependent care assistance, excess benefit, incentive compensation, salary continuation, supplemental retirement, employee loan or loan guarantee program, split dollar, cafeteria plan and other compensation arrangements;

in each case maintained or contributed to by the Borrower or any of its Subsidiaries for the benefit of its or their employees (or former employees) and/or their beneficiaries. All of these types of arrangements shall be collectively referred to as “Benefit Plans.” An arrangement will not fail to be a Benefit Plan simply because it only covers one individual, or because the Borrower’s or any Subsidiary’s obligations under the plan arise by reason of its being a “successor employer” under Applicable Law. Furthermore, a Voluntary Employees’ Beneficiary Association under Section 501(c)(9) of the Code will be considered a Benefit Plan for this purpose.

(b) The Borrower has delivered to the Lender a true and complete copy of each of the following documents, to the extent that they are applicable:

(i) Each Benefit Plan and any related funding agreements (e.g., trust agreements or insurance contracts), including all amendments (and Schedule 3.18 includes a description of any such amendment that is not in writing);

(ii) The current draft of the Summary Plan Description and all subsequent Summaries of Material Modifications of each Benefit Plan;

(iii) The most recent Internal Revenue Service determination letter for each Benefit Plan that is intended to qualify for favorable income Tax treatment under Section 401(a) or 501(c)(9) of the Code, which determination letter reflects all amendments that have been made to the plan (except as set forth in Schedule 3.18); and

(iv) The two (2) most recent Form 5500s (including all applicable Schedules and the opinions of the independent accountants) that were filed on behalf of the Benefit Plan, and the most recent Form 5500 (including all applicable schedules and the opinions of the independent accountants) that were filed on behalf of each Multiemployer Plan.

(c) All costs of administering and contributions required to be made to each Benefit Plan (including any Multiemployer Plan) under the terms of that Benefit Plan, ERISA, the Code, or any other applicable law have been timely made, and are fully deductible in the year for which they were paid. All other amounts that should be accrued to date as liabilities of the Borrower under or with respect to each Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the plan have been recorded on the books of the Borrower. There will be no liability of the Borrower (i) with respect to any Benefit Plan that has previously been terminated or (ii) under any insurance policy or similar arrangement procured in connection with any Benefit Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability arising wholly or partially out of events occurring before the Effective Date.

(d) Each Benefit Plan at all times has been operated in accordance with its terms, and complies currently, and has complied in the past, both in form and in operation, with all Applicable Law, including ERISA and the Code. The Internal Revenue Service has issued a favorable determination letter with respect to each Benefit Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code, and no event has occurred (either before or after the date of the letter) that would disqualify the plan.

(e) Neither the Borrower nor any of its Subsidiaries maintains any plan that provides (or will provide) medical or death benefits to one or more former employees or independent contractors (including retirees), other than benefits that are required to be provided under COBRA and any state law continuation coverage or conversion rights. The Borrower and its Subsidiaries have complied in all material respects with the continuation coverage requirements of COBRA.

(f) Neither the Borrower nor any of its Subsidiaries maintains any plan (including any Multiemployer Plan) that is subject to Section 412 of the Code.

(g) There are no investigations, proceedings, lawsuits or claims pending or, to the best knowledge of the Borrower Parties, threatened relating to any Benefit Plan.

(h) No Borrower Party or any of its Subsidiaries has any intention or commitment, whether legally binding or not, to create any additional Benefit Plan, or to modify any existing Benefit Plan so as to increase benefits to participants or the cost of maintaining the plan. The benefits under all Benefit Plans are as represented, and have not been, and will not be, increased subsequent to the date documents are provided to the Lender. No statement, either oral or written, has been made by the Borrower (or any agent of the Borrower) to any Person regarding any Benefit Plan that is not in accordance with the Plan that could have adverse economic consequences to the Lender.

(i) None of the persons performing services for the Borrower or its Subsidiaries have been improperly classified as being independent contractors, leased employees, or as being exempt from the payment of wages for overtime.

(j) None of the Benefit Plans provide any benefits that (i) become payable or become vested solely as a result of the consummation of this transaction or (ii) would result in excess parachute payments (within the meaning of Section 280G of the Code), either (A) solely as a result of the consummation of this transaction or (B) as a result of the consummation of this transaction and any actions taken by the Lender after the Initial Closing Date. Furthermore, the consummation of this transaction will not require the funding (whether formal or informal) of the benefits under any Benefit Plan (e.g., contributions to a “rabbi trust”).

(k) The present value of all accrued benefits under any Benefit Plans subject to Title IV of ERISA (including any Multiemployer Plans) shall not, as of the Effective Date, exceed the value of the assets of such Benefit Plans allocated to such accrued benefits, based upon the applicable provisions of the Code and ERISA, and each such Benefit Plan shall be capable of being terminated as of the Effective Date in a “standard termination” under Section 4041(b) of ERISA. With respect to each Benefit Plan that is subject to Title IV of ERISA (including any Multiemployer Plan), (i) no amount is due or owing from any Borrower Party to the PBGC or to any such Benefit Plan on account of any withdrawal therefrom, and (ii) no such Benefit Plan has been terminated other than in accordance with ERISA or at a time when the plan was not sufficiently funded. The transactions contemplated under this Agreement shall not result in any such withdrawal or other liability under ERISA. None of the Borrower Parties has any knowledge of any actual or planned reorganization of any Multiemployer Plan. None of the Benefit Plans subject to Title IV of ERISA (including any Multiemployer Plan) has, since September 2, 1974, been completely or partially terminated nor has there been any “reportable event,” as such term is defined in Section 4043(b) of ERISA, with respect to any of such Benefit Plans since the effective date of ERISA nor has any notice of intent to terminate been filed or given with respect to any such Benefit Plan.

3.19 Taxes.

(a) The affiliated group (within the meaning of Section 1504(a) of the Code) of TreeCon has timely filed all federal, state and other Tax returns required to have been filed by it or them for each taxable period during which the Borrower and its Subsidiaries were members of the affiliated group; all such Tax returns were correct and complete in all respects; all income or other Taxes owed by such affiliated group (whether or not shown on the Tax returns) have been paid for each taxable period during which the Borrower and its Subsidiaries were members of the affiliated group; provided, that, with respect to TreeCon, for all times after the Spin-Off Effective Date that such representation is required to be true, such representation is made to the knowledge of Borrower.

(b) The Borrower and each of its Subsidiaries have withheld and paid all Taxes required to be withheld and paid by it or them in connection with amounts paid or owing to any employees, creditors, stockholders or other third parties.

(c) Except as set forth in Schedule 3.19, (i) none of the Borrower, TreeCon or any of their respective Subsidiaries has been advised that any Tax returns have been or are being audited by any Governmental Authority, (ii) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Taxes or deficiency against the Borrower, TreeCon or any of their respective Subsidiaries, (iii) there are no actions, suits, proceedings or claims now pending by or against the Borrower, TreeCon or any of their respective Subsidiaries in respect of any Taxes or assessments, and (iv) there is no pending or, to the best knowledge of the Borrower Parties, threatened audit or investigation of the Borrower, TreeCon or any of their respective Subsidiaries by any Governmental Authority relating to any Taxes or assessments, or any claims for additional Taxes or assessments asserted by any Governmental Authority; provided, that, with respect to TreeCon, for all times after the Spin-Off Effective Date that such representation is required to be true, such representation is made to the knowledge of Borrower.

(d) Except as may be required or permitted under the Code with respect to the filing of consolidated Tax returns and as may be provided in Section 9.4, none of the Borrower, TreeCon or any of their respective Subsidiaries is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement or other similar arrangement; provided, that, with respect to TreeCon, for all times after the Spin-Off Effective Date that such representation is required to be true, such representation is made to the knowledge of Borrower.

(e) Pursuant to Section 355(c) of the Code, TreeCon will recognize no gain in connection with the distribution of the shares of Common Stock by TreeCon in connection with the Spin-Off; provided, that, with respect to TreeCon, for all times after the Spin-Off Effective Date that such representation is required to be true, such representation is made to the knowledge of Borrower.

(f) TreeCon did not distribute any property in the Spin-Off other than qualified property within the meaning of Section 355(c)(2)(B) of the Code; provided, that, with respect to TreeCon, for all times after the Spin-Off Effective Date that such representation is required to be true, such representation is made to the knowledge of Borrower.

(g) None of the Common Stock distributed by TreeCon in the Spin-Off will be treated as other property pursuant to Section 355(a)(3)(B) of the Code, and the Common Stock does not constitute non-qualified preferred stock as defined in Section 351(g)(2) of the Code; provided, that, with respect to TreeCon, for all times after the Spin-Off Effective Date that such representation is required to be true, such representation is made to the knowledge of Borrower.

(h) None of the Common Stock distributed by TreeCon in the Spin-Off will be distributed in a disqualified distribution within the meaning of Section 355(d)(2) of the Code (provided, however, that the Borrower shall not be deemed to have breached this clause (h) if TreeCon is deemed after the Spin-Off to have distributed shares of Common Stock in a disqualified distribution and, as a result thereof, the Borrower does not incur losses, claims, damages, obligations, liabilities, judgments, costs or expenses in excess of $250,000 in the aggregate); provided, that, with respect to TreeCon, for all times after the Spin-Off Effective Date that such representation is required to be true, such representation is made to the knowledge of Borrower.

(i) There is no plan or arrangement within the meaning of Section 355(e) of the Code pursuant to which one or more persons will acquire stock representing a fifty percent (50%) or greater interest in either TreeCon or the Borrower; provided, that, with respect to TreeCon, for all times after the Spin-Off Effective Date that such representation is required to be true, such representation is made to the knowledge of Borrower.

(j) There is no excess loss account with respect to the Stock of the Borrower or any Subsidiary.

(k) For two years preceding the Spin-Off Effective Date, no person or persons have acquired an interest in TreeCon that will result in one or more persons acquiring stock representing a 50-percent or greater interest in the Borrower or TreeCon as a result of the Spin-Off; provided, that, with respect to TreeCon, for all times after the Spin-Off Effective Date that such representation is required to be true, such representation is made to the knowledge of Borrower.

(l) Neither the Spin-Off, nor any revisions to compensation arrangements effected in connection with the Spin-Off, will result in any liability of the Borrower (including any liability for an indemnity pursuant to any employment arrangement) as a result of the application of Section 280G or any disallowance of the deduction of any compensation expense as a result of the application of Section 162(m) of the Code.

3.20 Legal Action. Schedule 3.20 sets forth a true, complete and correct list of all actions, suits, arbitrations, investigations, inquiries or other proceedings, whether governmental or non-governmental, pending or threatened as of the date hereof or at any time since January 1, 2000, (a) against, relating to or affecting any Borrower Party, TreeCon (provided, that, with respect to TreeCon, for all times after the Spin-Off Effective Date that such representation is required to be true, such representation is made to the knowledge of Borrower) or any of their respective Subsidiaries, or any officer, director or employee thereof in his or her capacity as such, or any of its or their respective assets, properties or businesses (provided that such Schedule may omit any individual action, suit or other proceeding that involves a monetary claim of less than $10,000 (provided that the aggregate of all such actions, suits or other proceedings does not exceed $20,000)) or (b) that seeks to enjoin any transaction related thereto or contemplated thereby. Such Schedule sets forth, as to each matter identified therein, the names of the parties thereto, the forum for such matter, a summary of the details of the matter, the settlement or other disposition of the matter (including the monetary value of such settlement or other disposition) or, if such matter is still pending, a statement to that effect and a summary of the current status. There is no outstanding order, judgment, writ, decree, injunction or ruling of any Governmental Authority against, relating to or affecting any Borrower Party or any of its Subsidiaries or assets, or any officer, director or employee thereof in his or her capacity as such. There is no action, suit, arbitration, investigation, inquiry or other proceeding pending or threatened before any Governmental Authority which questions the validity or enforceability of this Agreement or any Loan Document or any actions taken or to be taken pursuant hereto or thereto, or which could, individually or in the aggregate, have a Material Adverse Effect. The Borrower has furnished true, correct and complete copies of all Compliance Reports issued by any Governmental Authority since January 1, 1997. The action entitled Stanley Peltz and Richard Ryan v. Polyphase Corporation et al. (Case No. CV-S-97-791-RLH (RJJ)) pending before the United States District Court for the District of Nevada has been definitively settled for a payment by the Borrower of not more than $13,000 and the Borrower will use its best efforts to cause such action to be dismissed with prejudice, effective not later than June 30, 2003.

3.21 Transactions with Affiliates.

(a) As of the Effective Date, there will be no contract, commitment, license, agreement, debt, obligation or arrangement between any Borrower Party or any of its Subsidiaries, on the one hand, and TreeCon or any of TreeCon’s Affiliates, on the other, other than the agreement of the Borrower to make Tax Sharing Cash Payments to TreeCon for the taxable year ended on or about September 30, 2002, and as provided in this Agreement.

(b) Except as set forth on Schedule 3.21, immediately following the Effective Date:

(i) none of the Borrower Parties or any of their respective Subsidiaries will be indebted, directly or indirectly, to any of its own officers, directors or employees or those of its Affiliates, or any members of the Immediate Families of such officers, directors or employees, except for compensation payable to its own officers, directors or employees and reasonable travel expenses accrued in the ordinary course of business; and

(ii) none of the officers or directors of the Borrower Parties or any of their respective Subsidiaries, or any members of the Immediate Families of such officers or directors, will (A) be indebted to any Borrower Party or its Subsidiaries in any amount whatsoever, other than under the Officer Notes, or (B) to the best knowledge of the Borrower Parties, have any direct or indirect ownership interests in any Person which, directly or indirectly, competes with the Borrower Parties.

(c) Except as set forth on Schedule 3.21, no Executive Officer, director or stockholder of the Borrower or any of its Subsidiaries, or any member of his or her Immediate Families, has any direct or indirect interest in any contract, commitment, license, agreement, obligation or arrangement to which any Borrower Party or any of its Subsidiaries is a party. No Executive Officer, director or, to the best knowledge of the Borrower Parties, stockholder of TreeCon, or any member of his or her Immediate Families, has any direct or indirect interest in any contract, commitment, license, agreement, obligation or arrangement to which the Borrower Parties or any of their respective Subsidiaries is a party.

(d) None of the Borrower Parties or any of their respective Subsidiaries is a party to any agreement relating to the voting or disposition of the Stock of any Borrower Party or any of its Subsidiaries.

(e) Except as set forth on Schedule 3.21, since January 1, 2000, no stockholder, employee, officer, director or Affiliate of any Borrower Party, and no member of the Immediate Family of any such Person, has engaged in any transaction or commercial relationship with the Borrower or TreeCon, other than the payment of compensation to its own officers and employees and reasonable travel expenses accrued in the ordinary course of business.

(f) Since January 1, 2000, no Borrower Party or any of its Subsidiaries has loaned or advanced funds to any of its Affiliates, officers, directors, employees or stockholders or to any member of the Immediate Families of any of the foregoing, except for travel advances to its own employees made in the ordinary course of business.

3.22 Investment Borrower Act; Margin Stock. No Borrower Party or any of its Subsidiaries is an “investment company” registered or required to be registered under the Investment Borrower Act of 1940, as amended, and no Borrower Party or any of its Subsidiaries is controlled by such a company. No Borrower Party or any of its Subsidiaries is engaged in extending credit for the purposes of purchasing or carrying Margin Stock. No Borrower Party or any of its Subsidiaries has any Margin Stock, as determined in accordance with the Margin Regulations.

3.23 Compliance with Laws; Licenses and Permits. The Borrower and each of its Subsidiaries are in compliance with all Applicable Law (including the rules and regulations of the FDA and the USDA), including the Sarbanes-Oxley Act of 2002. Schedule 3.23 sets forth a true, correct and complete list of all Licenses and Permits held by the Borrower and its Subsidiaries in connection with the ownership of their assets or the conduct of their businesses (which Schedules shall set forth, with respect to each License or Permit, its name, the issuing Person, the date it was issued and the date of expiration), and such Licenses and Permits constitute all of the Licenses and Permits required under Applicable Law to own their respective assets or conduct their respective businesses as now conducted and as proposed to be conducted. All of such Licenses and Permits are validly issued and in full force and effect, and the Borrower and its Subsidiaries have fulfilled and performed all of their obligations with respect thereto and have full power and authority to operate thereunder.

3.24 Title to Property; Liens. The Borrower and each of its Subsidiaries has good and marketable title to its real properties, or valid leasehold interests in real property, and good and merchantable title to its other respective properties, and none of such properties is subject to any Liens, except for Liens in favor of the Senior Subordinated Creditor that are subordinated and junior to the Liens in favor of the Lender, as well as Liens in favor of the Lender and Permitted Liens. The Borrower and each of its Subsidiaries enjoy quiet possession under all leases to which they are parties as lessees, and all of such leases are valid, subsisting and in full force and effect. None of such leases contains any provision restricting the incurrence of indebtedness by the lessee or any unusual or burdensome provision adversely affecting the current and proposed operations of the Borrower or its Subsidiaries.

3.25 Real Property.

(a) Neither the Borrower nor any other Borrower Party owns any fee interest in any real property.

(b) Schedule 3.25 sets forth a true, correct and complete list of all real property leases, subleases or licenses pursuant to which the Borrower or any of its Subsidiaries is a lessor, lessee, sublessor, sublessee, licensor or licensee of real property, in each case as amended through the date hereof, which list includes the street address, the identity of the lessors, lessees, sublessors, sublessees, licensors or licensees, the term thereof (referencing applicable extension or renewal periods), the rent payment terms and the current use. At the Lender’s request, the Borrower shall deliver to the Lender true, correct and complete copies of each such lease, sublease or license. The real property interests described or listed on Schedule 3.25 constitute all of the leasehold interests in real property leased or otherwise held for use by the Borrower and its Subsidiaries. With respect to each such lease, sublease and license, except as set forth on Schedule 3.25:

(i) such lease, sublease and license is legal, valid, binding and enforceable against the parties thereto and is in full force and effect;

(ii) no party thereto is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iii) there are no disputes, oral agreements or forbearance programs in effect as to any such lease, sublease or license; and

(iv) neither the Borrower nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest therein.

(c) No Consent of any party to any lease, sublease or license is required in connection with the execution, delivery or performance of this Agreement, the Term Notes (including the authorization and issuance thereof) or the other Loan Document, including the amendment, restatement and/or reaffirmation, as applicable, thereof, and the exercise of any remedies under any of the Collateral Documents, and no such event shall be prohibited by, or shall constitute a default under, any such lease, sublease or license.

(d) All parking lots located on any real property leased by the Borrower or any of its Subsidiaries are in compliance with Applicable Law, including zoning requirements, and are adequate for its employees and business operations.

3.26 Environmental Matters. Except as set forth in Schedule 3.26:

(a) Each Environmental Person and each Site is in compliance with all, and no Environmental Person has any liability under, any Environmental Laws.

(b) No Release has occurred at any Site, and there are no present or past Environmental Conditions in any way relating to any Environmental Person, any Site or the business or operations of any Environmental Person.

(c) The Borrower has delivered to the Lender true, correct and complete copies of all environmental site assessments, audits, studies or reports relating to any Environmental Condition or relating to the business, condition or operations of all Environmental Persons.

(d) No Environmental Person is a “potentially responsible party” within the meaning of CERCLA with respect to any federal, state, local or foreign environmental clean-up site or with respect to investigations or corrective actions under any Environmental Laws.

(e) No Environmental Person has received notice of any alleged, actual or potential responsibility, inquiry, investigation or administrative or judicial proceeding regarding (i) any Release by any Environmental Person at any Site or other location or (ii) any violation of or non-compliance by any Environmental Person with the conditions of any License or Permit required under any Environmental Laws or the provisions of any Environmental Laws. No Environmental Person has received notice of any other claim, demand or action by any Person alleging any actual or threatened injury or damage to any Person, property, natural resources or the environment arising from or relating to any Release, transportation or disposal of any Hazardous Materials.

(f) Each Environmental Person has furnished all notices and warnings, made all reports and has kept and maintained all records required by, and in compliance with, all Environmental Laws, including any notices and Consents required under any Environmental Laws in connection with the consummation of the transactions contemplated by the Loan Documents.

3.27 Intellectual Property.

(a) The Borrower and each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in the conduct of its business as currently conducted and as proposed to be conducted. Schedule 3.27 lists (i) all patents, patent applications, trademarks, servicemarks, trademark and servicemark applications, copyrights and trade names owned or held by the Borrower or any of its Subsidiaries and used in the conduct of its or their businesses, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any such application for such issuance or registration has been filed; (ii) all material written licenses, sublicenses and other agreements to which the Borrower or any of its Subsidiaries is a party and pursuant to which any Person (other than employees of the Borrower in the course of their employment) is authorized to use any such Intellectual Property rights; and (iii) all material written licenses, sublicenses and other agreements to which the Borrower or any of its Subsidiaries is a party and pursuant to which the Borrower or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including computer software (“Third Party Intellectual Property Rights”) which are used in the businesses of the Borrower or the Subsidiaries or which form a part of any product or service of the Borrower or its Subsidiaries, all of which are in full force and effect. The Borrower has delivered to the Lender correct and complete copies of all such patents, registrations, applications, licenses and agreements and related documentation, all as amended to date. Neither the Borrower nor any of its Subsidiaries has agreed to indemnify any Person for or against any infringement, misappropriation or other conflict with respect to any item of Intellectual Property that the Borrower owns or uses. Neither the Borrower nor any of its Subsidiaries is a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Schedule 3.27 under the terms of this Section 3.27.

(b) Neither the Borrower nor any of its Subsidiaries will be, as a result of the execution and delivery of this Agreement or the performance of the Borrower Parties’ obligations under this Agreement, in breach of any license, sublicense or other agreement relating to its Intellectual Property or Third Party Intellectual Property Rights.

(c) Neither the Borrower nor any of its Subsidiaries has been named in any suit, action or other proceeding which involves a claim of infringement of any Intellectual Property rights of any third party. The performance of the services offered by the Borrower and its Subsidiaries do not infringe on any Intellectual Property rights of any other Person, and to the best knowledge of the Borrower Parties, the Intellectual Property rights of the Borrower and its Subsidiaries (including the Third Party Intellectual Property Rights) are not being infringed by activities, products or services of any third party.

3.28 Nature of Business. The Borrower is not engaged in any business other than the manufacture, distribution and sale of frozen food products and any activities ancillary or related thereto.

3.29 Powers of Attorney. Except as executed in connection with the Collateral Documents (and as expressly provided in the Subordinated Debt Documents), there are no outstanding powers of attorney executed by or on behalf of the Borrower or any of its Subsidiaries.

3.30 Listing of Common Stock. The shares of Common Stock are listed for trading solely on the AMEX. The Borrower is in compliance with all applicable AMEX listing standards and requirements. No Stock of the Borrower or any of its Subsidiaries is listed or traded on any securities exchange other than the shares of Common Stock listed for trading on the AMEX. The Borrower has previously furnished to the Lender true, correct and complete copies of all material written communications with the AMEX.

3.31 Insurance. Schedule 3.31 sets forth a true and complete list of all liability and other insurance policies insuring the Borrower and its Subsidiaries against losses arising out of or related to the businesses of the Borrower and its Subsidiaries (which list accurately describes the coverage carried and the expiration dates of such policies). The Borrower and each of its Subsidiaries is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged and will be so covered after consummation of the transactions contemplated hereby. The insurance policies listed on Schedule 3.31 constitute insurance protection against all liability, claims and risks occurring in the ordinary course of business customarily included within comprehensive liability coverage and at amounts and levels customarily maintained for a business of this type. Schedule 3.31 also sets forth the list of keyman life insurance policies current in effect on the life of James Rudis as required under Section 4.2(g). Schedule 3.31 also sets forth all claims made by the Borrower or any of its Subsidiaries under such policies during the past three (3) years. All such policies are in full force and effect.

3.32 Customers. Schedule 3.32 lists the names and addresses of the six (6) most significant customers (by revenue) of the Borrower during each of the Fiscal Years ended September 30, 2001 and September 29, 2002, and the amount and percentage of total revenues accounted for by each such customer during each such period. No customer of the

Borrower accounts for more than twenty two percent (22.0%) of total revenues of the Borrower in the Fiscal Year ended September 29, 2002. The Borrower has not received any notice, nor has the Borrower any reason to believe, that any significant customer of the Borrower has ceased, or will cease, to use the products or services of the Borrower, or has reduced, or will reduce, the use of such products or services at any time.

3.33 Suppliers. Schedule 3.33 lists the six (6) largest suppliers of any products or services to the Borrower during the Fiscal Year ended September 29, 2002, and the amount of purchases made by the Borrower from each during such period. No material purchase order or commitment of the Borrower is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

3.34 Business Relationships. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between the Borrower or its Subsidiaries, on the one hand, and any customer or group of customers whose purchases, individually or in the aggregate, are material to the business of the Borrower, as the case may be, or with any material suppliers, on the other, and there exists no present condition or state of facts or circumstances which could materially and adversely affect the Borrower or its Subsidiaries or prevent the Borrower or its Subsidiaries from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has been heretofore been conducted.

3.35 Personal Property Leases. Schedule 3.35 sets forth a true and complete list and description of all agreements (or group of related agreements) for the lease of personal property by the Borrower or any of its Subsidiaries, including the name of the lessor, the type of lease (whether operating, capital or otherwise), a description of the property and the monthly rental payments due. Neither the Borrower nor any of its Subsidiaries has breached any agreement pertaining to, is in default with respect to, or is overdue in payment of, any amounts owing under any lease agreement disclosed on Schedule 3.35. No such lease agreement contains any provisions which restrict or prohibit (a) the issuance of the Securities as contemplated herein, (b) any other financings by the Borrower or any Subsidiaries, including any public or private debt or equity financings or (c) other than ordinary restrictions on assignment, any merger, sale of assets or other event which could result in a Change in Control.

3.36 Employment Agreements. Schedule 3.36 sets forth a true, correct and complete list of all employment, agency, independent contractor and sales representative agreements, golden parachute agreements and employee-related non-competition and non-solicitation agreements to which any Borrower Party or any of its Subsidiaries is a party. The Borrower has previously delivered to the Lender true, correct and complete copies of all such agreements, including all amendments thereto. Each such agreement is in writing, is a valid and binding agreement enforceable against the respective parties thereto in accordance with its terms, and no party to any such agreement is in breach of, or in default with respect to, any of its obligations thereunder, nor is the Borrower or any of its Subsidiaries aware of any facts or circumstances which might give rise to any breach or default thereunder.

3.37 Solvency. Each of the Borrower and its Subsidiaries is Solvent and, immediately following the Effective Date, will be Solvent. No Borrower Party intends to incur, or believes it will incur, by virtue of the consummation of the transactions contemplated hereby, by the other Loan Documents or by the Subordinated Debt Documents, debts or liabilities that are beyond its ability to pay as they mature. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the other Loan Documents with the intent to hinder, delay or defraud either present or future creditors of the Borrower Parties.

3.38 Corporate Separateness.

(a) Customary formalities regarding the separate corporate existence of the Borrower have at all times since its formation been, and such customary formalities will continue to be, observed. When used in this Section 3.38, the term “Borrower” includes the Borrower and its Subsidiaries.

(b) The Borrower has at all times since its formation accurately maintained in all material respects, and will continue to accurately maintain, its financial statements, accounting records and other corporate documents separate from those of TreeCon and the other Subsidiaries of TreeCon and any other Person. The Borrower has not at any time since its formation commingled, and will not commingle, its assets with those of TreeCon or any other Subsidiary of TreeCon, any of its other Affiliates or any other Person. The Borrower has at all times since its formation accurately maintained in all material respects, and will continue to accurately maintain, its own bank accounts and separate books of account. As of the Spin-Off Effective Date and thereafter, to the Borrower’s knowledge, TreeCon has not at any time, and will not, commingle any of its assets with those of the Borrower or any other entity.

(c) The Borrower has at all times since its formation paid, and will continue to pay, its own liabilities from its own separate assets. As of the Spin-Off Effective Date and thereafter, to the Borrower’s knowledge, TreeCon has at all times since the Borrower’s formation paid, and will continue to pay, its own liabilities from its own separate assets (it being understood that to the extent any funds in any material amount were previously loaned or advanced by the Borrower to TreeCon, such funds were properly recorded on the books of TreeCon as an asset of TreeCon and on the books of the Borrower as an intercompany receivable owing from TreeCon).

(d) The Borrower has at all times since its formation identified itself, and will continue to identify itself, in all dealings with the public under its own corporate or trade names and as a separate and distinct entity. The Borrower has not at any time since its formation identified itself, and will not identify itself, as being a division or a part of TreeCon (other than as a Subsidiary of TreeCon) or of any other Person. As of the Spin-Off Effective Date and thereafter, to the Borrower’s knowledge, TreeCon has not at any time identified the Borrower, and will not identify the Borrower, as being a division or part of TreeCon (other than as a Subsidiary of TreeCon) or any of other Person but only as a separate and distinct entity.

(e) To the best knowledge of the Borrower Parties, the Borrower has at all times since its formation been adequately capitalized in light of the nature of its business. The Borrower will continue to be adequately capitalized in light of the nature of its business.

(f) The Borrower has not at any time since its formation assumed or guaranteed any material liabilities of TreeCon (or any predecessor entity) or any other Person (other than Overhill Ventures). The Borrower has not at any time since its formation acquired any securities or other obligations of TreeCon (or any predecessor entity).

3.39 Public Utility Holding Borrower Act. None of the Borrower Parties, TreeCon (provided, that, with respect to TreeCon, for all times after the Spin-Off Effective Date that such representation is required to be true, such representation is made to the knowledge of Borrower) or any of their respective Subsidiaries is a “holding company” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Borrower Act of 1935, as amended.

3.40 Deposit and Other Accounts. Schedule 3.40 sets forth a true, correct and complete list of all banks and other financial institutions and depositories at which the Borrower or any of its Subsidiaries maintains (or has caused to be maintained) or will maintain deposit accounts, spread accounts, operating accounts, trust accounts, trust receivable accounts or other accounts of any kind or nature into which funds of the Borrower (including funds in which the Borrower maintains a contingent or residual interest) or any such Subsidiary are or will be deposited from time to time. Such Schedule correctly identifies the name and address of each depository, the name in which each account is held, the purpose of the account, the account number, the contact person at such depository and his or her telephone number. The Borrower will notify the Lender and supplement Schedule 3.40 as new accounts are established within two (2) Business Days thereof.

3.41 Books and Records. The minute books and similar records of the Borrower and its Subsidiaries contain true and complete records of all actions taken at any meetings of the Borrower’s or such Subsidiary’s stockholders, Board of Directors or any committees thereof, as the case may be, and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Borrower and its Subsidiaries accurately reflect in all respects the assets, liabilities, business, financial condition and results of operations of the Borrower and such Subsidiaries, respectively, and have been maintained in accordance with good business, accounting and bookkeeping practices.

3.42 Burdensome Obligations; Future Expenditures. No Borrower Party or any of its Subsidiaries is a party to or bound by any agreement, instrument, deed, lease or other document, or is subject to any charter, bylaw or other restriction, commitment or requirement, which, in the opinion of its management, is so unusual or burdensome that in the foreseeable future it could have a Material Adverse Effect. No Borrower Party or any of its Subsidiaries anticipates that future expenditures, if any, by the Borrower Parties or any of their respective Subsidiaries needed to meet the provisions of any Applicable Law will be so burdensome as to have or cause, or create a material risk of having or causing, a Material Adverse Effect.

3.43 Brokers; Certain Expenses. None of the Borrower Parties, TreeCon (provided, that, with respect to TreeCon, for all times after the Spin-Off Effective Date that such representation is required to be true, such representation is made to the knowledge of Borrower) or any of their respective Subsidiaries or Affiliates has paid or is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, any other Loan Document or any of the transactions contemplated hereby or thereby. None of the Borrower Parties, TreeCon (provided, that, with respect to TreeCon, for all times after the Spin-Off Effective Date that such representation is required to be true, such representation is made to the knowledge of Borrower) or any of their respective Subsidiaries or Affiliates is bound by any agreement or commitment for the provision of investment banking or financial advisory services with respect to any recapitalization, issuance of debt or equity securities or other capital or financing transactions involving any Borrower Parties.

3.44 Due Diligence Response. The Borrower has delivered to the Lender true, correct and complete copies of each of the documents and other materials requested in the Due Diligence Checklist which was furnished to the Borrower on or about August 5, 1999, to the extent such documents or other materials exist with respect to any Borrower Party or TreeCon (provided, that, with respect to TreeCon, for all times after the Spin-Off Effective Date that such representation is required to be true, such representation is made to the knowledge of Borrower) or any of their respective Subsidiaries.

3.45 Disclosure. After due inquiry of the directors, officers and employees of the Borrower having knowledge of the matters represented, warranted or stated in this Agreement, neither this Agreement, the Disclosure Schedules nor any other Loan Document, nor any certificate, report, questionnaire, statement or document furnished by or on behalf of the Borrower Parties or any of their respective Subsidiaries, whether included in any materials provided to the Lender prior to the date hereof or included in this Agreement or any other Loan Document or in any Exhibit or Disclosure Schedule or in any other document or instrument delivered at any time, is, or will be, untrue with respect to any material fact or omits, or will omit, to state a material fact necessary in order to make the statement made herein or therein, in light of the circumstances in which such statement was made, not misleading. To the best knowledge of the Borrower Parties, there are no facts or circumstances existing that could have a Material Adverse Effect, either individually or in the aggregate (except as previously and specifically disclosed in SEC Documents filed by the Borrower or previously and specifically disclosed by the Borrower in a press release, in each case, in a manner that identifies the applicable disclosure as being capable of having a material adverse effect on the Borrower). The information contained in each of the management questionnaires completed by certain officers, directors and employees of the Borrower and TreeCon (provided, that, with respect to TreeCon, for all times after the Spin-Off Effective Date that such representation is required to be true, such representation is made to the knowledge of Borrower) and the corporate questionnaire dated August 23, 1999, prepared by the Borrower and delivered to the Lender prior to the date of this Agreement is true and correct.

3.46 Executive Offices; Corporate or Other Names. Borrower’s and each of its Subsidiaries’ name as it appears in the official filings in the state of its incorporation or other organization, the type of entity of Borrower and each of its Subsidiaries (including corporation, partnership, limited partnership or limited liability company), organizational identification number issued by Borrower’s and each of its Subsidiaries’ state of incorporation or organization or a statement that no such number has been issued, the locations of Borrower’s and each of its Subsidiaries’ state of organization or incorporation, chief executive office, principal place of business, corporate offices, warehouses, other locations of Collateral and locations where all of Borrower’s and each of its Subsidiaries’ records with respect to Collateral are kept are as set forth in Schedule 3.46 and, except as set forth in such Schedule, such locations have not changed during the preceding 12 months except as previously disclosed in writing to Lender. During the five (5) years preceding the Effective Date, except as set forth in Schedule 3.46, neither Borrower nor any of its Subsidiaries has been known as or conducted business in any other name.

3.47 Inventory. With respect to all Inventory of Borrower:

(a) such Inventory (i) is, and will continue to be, located at one of the locations set forth on Schedule 3.46 or (ii) is being shipped directly (A) to a customer of Borrower and such Inventory is scheduled to arrive at its destination within 15 days after shipment or (B) between two of the locations set forth on Schedule 3.46;

(b) such Inventory has not been consigned to any Person;

(c) such Inventory has been and will be produced in compliance with all Applicable Laws, including the minimum wage and overtime pay provisions of the Fair Labor Standards Act;

(d) Borrower has good, indefeasible, and merchantable title to such Inventory and such Inventory is not subject to any Lien or document whatsoever except for Liens in favor of Lender and other Permitted Liens;

(e) except for Inventory that is manufactured by Borrower pursuant to confidential specifications for particular customers of Borrower and that is subject to certain restrictions on the sale or disposition thereof that have been disclosed to Lender and have been consented to by Lender (which consent may be subject to terms and conditions satisfactory to Lender, including the treatment of such Inventory as ineligible Inventory for the purpose of the calculation of the Borrowing Base), such Inventory is not subject to any licensing, patent, royalty, trademark, trade name, or copyright agreements with any third parties that would require any consent of any third party upon sale or disposition thereof or the payment of any monies to any third party upon any such sale or other disposition; and

(f) the completion of manufacture, sale, or other disposition of such Inventory by Lender following an Event of Default shall not require the consent of any Person and shall not constitute a breach or default under any contract or agreement to which Borrower is a party or to which any of its property is subject.

3.48 Compliance with the Packers Acts. Borrower has promptly paid trade payables with respect to Inventory of Borrower subject to any lien or trust arising under any state producers’ lien statute or any of the other Packers Acts and is in compliance with all applicable provisions of the Packers Acts and for which the failure to be in compliance could reasonably be expected to have a Material Adverse Effect, and no claims have been made by or against Borrower in connection therewith that have not been or will not be promptly reimbursed by Borrower. Borrower shall notify Lender of any Liens asserted with respect to contracts or sales arrangements entered into by Borrower for the purchase of Farm Products that are the subject of the Packers Acts.

4. COVENANTS

4.1 Negative Covenants. Borrower covenants and agrees (for itself and each of its Subsidiaries) that, without Lender’s prior written consent, from the Effective Date until the Termination Date, Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, by operation of law or otherwise:

(a) merge with, consolidate with, acquire all or substantially all of the assets or capital Stock of, or otherwise combine with, any Person or form any Subsidiary, except that (i) any Subsidiary of Borrower may merge or consolidate with Borrower or another Subsidiary of Borrower (so long as Borrower is the surviving corporation from any such transaction) and (ii) Borrower or any Subsidiary of Borrower may acquire all or substantially all of the assets or capital Stock of another Subsidiary of Borrower;

(b) except as otherwise permitted in this Section 4.1, make any investment in, or make or accrue loans or advances of money to, any of its Subsidiaries, Affiliates or any other Person;

(c) create, incur, assume, guarantee, suffer to exist or become or remain liable with respect to any Indebtedness, except for (i) the Obligations; (ii) either (A) Borrower’s obligations to the Senior Subordinated Creditor under the Subordinated Credit Documents or (B) obligations of Borrower arising out of a Permitted Subordinated Note Refinancing, (iii); guaranties constituting the endorsement of negotiable instruments for deposit or collection in the ordinary course of business; (iv) trade accounts payable arising in the ordinary course of business that are more than sixty (60) days past their due dates and do not exceed in the aggregate (x) at any time from the Effective Date to and including June 30, 2003 (during which period the Borrower shall have complied with the Trade Payables Reduction Plan), the amount of such trade accounts payable on the Effective Date (y) $650,000 at any time during the period commencing on July 1, 2003, and ending on the last day of the Borrower’s fiscal year ending in September 2003, and (z) $200,000 at any time thereafter; provided, however, that if during any of such periods the aggregate amount of any such trade accounts payable exceeds the applicable amount for such period at any one time, then the Borrower shall not be deemed to be in violation of this clause (iv) if the amount in excess of such applicable amount is being disputed or contested in good faith by appropriate proceedings in a commercially reasonable manner; or (v) not more than $176,000 of previously existing Indebtedness owing to the County Sanitation District of Los Angeles;

(d) enter into any lending, borrowing or other commercial transaction with any of its officers or directors or other Affiliates or any of its Subsidiaries (including upstreaming and downstreaming of cash and intercompany advances), except (i) loans or advances to officers or employees under special circumstances in an amount not to exceed (A) $25,000 to any officer or employee and (B) $100,000 in the aggregate at any one time, (ii) advances of funds to Borrower’s officers or employees for business-related travel or other expenses in the ordinary course of Borrower’s business, (iii) payments permitted by Section 4.1(l), and (iv) loans or advances made in accordance with the terms of the Officer Notes;

(e) make any changes in any of its business objectives, purposes, or operations that could have or reasonably be expected to have a Material Adverse Effect;

(f) amend its articles or certificate of incorporation, as the case may be, or bylaws;

(g) incur any Contingent Liabilities except (i) by endorsement of Instruments or items of payment for deposit to the general account of Borrower and (ii) for Contingent Liabilities incurred for the benefit of Borrower if the primary obligation is permitted by this Agreement;

(h) create or permit any Lien on any of its properties or assets, except for the Liens set forth in Schedule 4.1(h) and other Permitted Liens;

(i) sell, license, transfer, convey, assign, or otherwise dispose of any its assets or properties, including its Accounts; provided that the foregoing shall not prohibit the sale of Inventory or obsolete or unnecessary Equipment in the ordinary course of its business;

(j) take any action or omit to take any action, which act or omission would constitute a material default or an event of default pursuant to, or noncompliance with, any contract, lease, mortgage, deed of trust, or Instrument or any document creating a Lien to which it is a party or by which it or any of its property is bound;

(k) (i) cancel any Indebtedness owing to it except for reasonable consideration and in the ordinary course of its business or (ii) prepay any Indebtedness owing by it to any other Person; provided that Borrower may prepay (A) Subordinated Debt owing to Senior Subordinated Creditor pursuant to a Permitted Subordinated Debt Refinancing or (B) Indebtedness of less than $250,000 so long as no Default or Event of Default has occurred and is continuing at the time of any such prepayment or would result after giving effect to any such prepayment or (C) in accordance with Section 1.8;

(l) make or permit any Restricted Payment other than (A) any dividend or other distribution on account of any Stock of the Borrower or any Subsidiary now or hereafter outstanding which is payable solely in shares of the same class of Capital Stock; (B) the issuance of Common Stock upon the exercise of Option Rights of the Borrower; (C) the cancellation or acquisition of any Stock of the Borrower as payment to the Borrower of the exercise price of any Option Rights of the Borrower; and (D) dividends to Borrower by Overhill Ventures; provided, in each such case, the Borrower and its

Subsidiaries, collectively, are Solvent, and that no Default or Event of Default shall have occurred and be continuing or would result after giving effect to any such action or payment under this Section 4.1(l);

(m) (i) voluntarily terminate any Benefit Plan so as to result in liability of Borrower to PBGC, (ii) enter into any “Prohibited Transaction” (as defined in ERISA) involving any Benefit Plan that could result in liability of Borrower to PBGC, (iii) cause an occurrence of any Reportable Event that could result in liability of Borrower to PBGC, or (iv) allow or suffer to exist any other event or condition known to Borrower that could result in liability of Borrower to PBGC;

(n) engage in any business other than that presently engaged in by it;

(o) change its corporate name, its federal employer identification number (or obtain additional numbers), the timing of its Fiscal Year or the location of its chief executive office or principal place of business;

(p) reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the Effective Date without the prior written consent of Lender;

(q) change (i) its name, (ii) the type of legal entity that it is, (iii) the organizational identification number issued by the state of its organization, (iv) its chief executive office, (v) its principal place of business, (vi) its corporate offices, (vii) its warehouses or other Collateral locations, (viii) the location of its records concerning the Collateral, or (ix) the jurisdiction of its organization, without such Person, in each instance, giving 30 days’ prior written notice thereof to Lender and taking all actions deemed necessary or appropriate by Lender to protect and continuously perfect Lender’s Liens upon the Collateral, nor shall any of them have more than one state of organization;

(r) maintain any deposit, checking, disbursement, operating, or other bank accounts except for those identified in Schedule 4.1(r); or

(s) acquire or enter into an agreement to acquire, whether by purchase, lease or otherwise, any tangible property in excess of $250,000, other than purchases of Inventory in the ordinary course of business.

4.2 Affirmative Covenants.

(a) Landlord Consent. On or before May 30, 2003, the Borrower shall obtain Landlord Waivers and Warehouse Bailment Agreements, as applicable, from the lessor of each leased real property, mortgagee of owned real property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located as of such date (other than with respect to those locations for which the Borrower has previously delivered Landlord Waivers or Warehouse Bailment Agreements, as the case may be).

(b) Payment of Obligations. Borrower will and will cause each of its Subsidiaries to: (i) pay and discharge or cause to be paid and discharged all Obligations in a timely manner or, as applicable, in compliance with the Trade Payables Reduction Plan; and (ii) (x) pay and discharge, or cause to be paid and discharged, its Indebtedness in the ordinary course of business, (y) pay and discharge, or cause to be paid and discharged promptly, all Charges, and (z) pay all lawful claims for labor, materials, supplies, and services or otherwise, before any thereof shall become in default.

(c) Conduct of Business. Borrower shall and shall cause each of its Subsidiaries to: (i) conduct its business substantially as now conducted or as otherwise permitted hereunder and (ii) at all times maintain, preserve, and protect all of the Collateral and its other property in use or useful in the conduct of its business and keep the same in good repair, working order, and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements, and improvements thereto consistent with industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

(d) Further Assurances; Schedule Supplements; Other Matters.

(i) At any time and from time to time, upon the written request of Lender and at the sole expense of Borrower, Borrower shall promptly, but not less than two Business Days thereafter, and duly execute and deliver any and all such further instruments and documents and take such further action as Lender may reasonably request to obtain the full benefits of this Agreement and to protect, preserve and maintain Lender’s rights in the Collateral and under this Agreement, including (x) using its best efforts to secure all consents and approvals necessary or appropriate for the assignment to or for the benefit of Lender of any License or Contract held by Borrower and to enforce the Liens granted hereunder, and (y) filing any financing or continuation statements under the UCC with respect to the Liens granted hereunder or under any other Loan Document as to those jurisdictions that are not Uniform Commercial Code jurisdictions. On each anniversary of the Effective Date (or as often as Lender may require upon the occurrence and continuation of a Default or an Event of Default), Borrower will supplement each schedule to this Agreement with respect to any matter hereafter arising that, if existing or occurring as of the Effective Date, would have been required to be set forth or described in such Schedule; provided that such supplement shall not be deemed to be an amendment thereof unless expressly consented to in writing by Lender.

(ii) Borrower shall, in accordance with the terms hereunder, obtain or use its best efforts to obtain waivers or subordinations of Liens from landlords and mortgages, and shall in all instances obtain signed acknowledgments of Lender’s Liens from bailees having possession of any of Borrower’s Goods.

(iii) If not waived by Lender in writing (which waiver may be revoked), Borrower and each of its Subsidiaries shall obtain authenticated Control

Letters from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for Borrower or any of its Subsidiaries.

(iv) At Lender’s request, Borrower and each of its Subsidiaries shall obtain a control agreement (as defined in the UCC) with each bank or financial institution holding a Deposit Account for Borrower or any of its Subsidiaries.

(v) Borrower and each of its Subsidiaries shall take all steps necessary to grant Lender control of all electronic chattel paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

(e) Proceeds of Collateral. Without limiting against sales of its assets or properties contained in Section 4.1(i), all proceeds of the Collateral shall be deposited into an account that is subject to a Control Agreement. If Borrower or any of its Subsidiaries receives any payments on account of such Person’s Accounts or any other Collateral, then Borrower shall deposit or cause its Subsidiaries to deposit promptly, and in any event no later than the first Business Day after the date of receipt thereof, all such payments into such account.

(f) Corporate Separateness; Other Forward Looking Requirements. Borrower shall comply with the covenants and forward-looking requirements contained in Section 3, including the covenants regarding corporate separateness in Section 3.38 at all times.

(g) Maintenance of Insurance. Borrower shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurers policies of insurance, coverage amounts and related terms and conditions that are at least as favorable to Borrower and its Subsidiaries as those maintained by Borrower and its Subsidiaries on the Effective Date and such other policies of insurance, coverage amounts and related terms and conditions as Lender may reasonably request. Such insurance shall include comprehensive general liability, fire and extended coverage, product liability, property damage, workers’ compensation, flood insurance (if Lender determines that such insurance is required by Applicable Law), earthquake loss insurance (if required by Lender), environmental liability insurance, business interruption insurance (either for loss of revenues or for additional expenses), key man life insurance on the life of James Rudis in the insured amount of not less than $5,000,000 and directors and officers liability insurance. All insurance covering liability shall name Lender as an additional insured, all insurance covering Collateral shall name Lender as a loss payee and, with respect to any casualty or loss, provide that the full amount of insurance proceeds shall be payable to Lender, and all such key man life insurance policies shall name Lender as the irrevocable collateral assignee, and Borrower shall cause James Rudis to cooperate to make any necessary changes in connection with such collateral assignment. In addition, each insurance policy shall further provide for at least thirty (30) days’ prior written notice to Lender of the cancellation or substantial modification thereof.

(h) AMEX Listing. Borrower shall use its best efforts to maintain at all times the listing of its common stock on AMEX or, if Borrower elects, to maintain a listing of its common stock on any other national securities exchange.

(i) Closing of UBOC Deposit Accounts; Deposit of Funds. As soon as practicable but not later than June 30, 2003, the Borrower shall have transferred all funds then held in any UBOC deposit or other account to any deposit account maintained with Wells Fargo Bank, N.A. that is subject to a Deposit Account Control Agreement and close such UBOC deposit or other accounts. In furtherance of such covenant, the Borrower shall (A) immediately, except to the extent prohibited by UBOC (and if so prohibited, shall use its best efforts to remove such prohibition), draw all monies, funds or other amounts out of any account currently maintained with UBOC that is not subject to a Control Agreement (i.e., the “lock-box” account) (any such account, a “Non-Controlled Account”) and transfer all such monies, funds or other amounts to an account maintained with Wells Fargo Bank, N.A. that is so subject and (B) not deposit any monies, funds or other amounts into any Non-Controlled Account (whether or not with UBOC). At no time will any Borrower Party deposit any monies, funds or other amounts into any deposit or other bank account other than a deposit account that is then subject to a Deposit Account Control Agreement (it being understood that such covenant does not preclude customers who have already received instructions to make deposits to a Non-Controlled Account from complying with such instructions). The Borrower will promptly (not later than one Business Days after the Effective Date) instruct in writing all customers who have previously received instructions to make deposits to a Non-Controlled Account to make all future payments to an account at Wells Fargo Bank, N.A. subject to a Control Agreement and the Borrower shall use best efforts to cause both Wells Fargo Bank, N.A. and UBOC to jointly issue such written instruction.

4.3 Financial Covenants. So long as any Obligations to Lender remain outstanding, the Borrower shall perform, comply with and observe each of the covenants set forth in this Section 4.3.

(a) Minimum EBITDA. For each of the periods listed in the table below, EBITDA shall not be less than the total amount set forth opposite each such period in the table:

Period	Minimum EBITDA
Trailing Fiscal Quarter ending in March 2003	$(1,200,000)
Trailing Fiscal Quarter ending in June 2003	1,066,000
Trailing two consecutive Fiscal Quarters ending in September 2003	2,809,000
Trailing three consecutive Fiscal Quarters ending in December 2003	5,054,000
Trailing four consecutive Fiscal Quarters ending in March 2004	7,174,000

Trailing four consecutive Fiscal Quarters ending in June 2004	8,183,000
Trailing four consecutive Fiscal Quarters ending in September 2004	8,385,000

(b) Minimum Fixed Charge Coverage Ratio. For each of the periods listed in the table below, the Fixed Charge Coverage Ratio shall not be less than the ratio set forth opposite each such period in the table:

Period	Minimum Fixed Charge Coverage Ratio
Trailing Fiscal Quarter ending in June 2003	0.60
Trailing two consecutive Fiscal Quarters ending in September 2003	0.80
Trailing three consecutive Fiscal Quarters ending in December 2003	0.96
Trailing four consecutive Fiscal Quarters ending in March 2004	1.03
Trailing four consecutive Fiscal Quarters ending in June 2004	1.18
Trailing four consecutive Fiscal Quarters ending in September 2004	1.21

(c) Maximum Leverage Ratio. As of the last day of each of the periods listed in the table below, the Leverage Ratio shall not exceed the ratio set forth opposite each such period in the table:

Period	Maximum Leverage Ratio
Trailing Fiscal Quarter ending in June 2003	11.14
Trailing two consecutive Fiscal Quarters ending in September 2003	8.33
Trailing three consecutive Fiscal Quarters ending in December 2003	6.95
Trailing four consecutive Fiscal Quarters ending in March 2004	6.52
Trailing four consecutive Fiscal Quarters ending in June 2004	5.72
Trailing four consecutive Fiscal Quarters ending in September 2004	5.58

(d) Maximum Capital Expenditures. (i) Capital Expenditures (other than Capital Expenditures related primarily to the consolidation of the Borrower’s manufacturing operations into the Vernon Facilities) shall not exceed $150,000 with respect to any Fiscal Quarter; provided, however, that if (A) the Borrower prepares and furnishes to the Lender a “payback” analysis of Capital Expenditures it proposes to make or incur in excess of such amounts, (B) the Lender has at least five (5) Business Days to review such analysis and (C) if satisfied with such analysis in its sole discretion, the Lender consents in writing to such excess amount(s) prior to the incurrence thereof, then the Borrower may make or incur such excess Capital Expenditures; and (ii) Capital Expenditures related primarily to the consolidation of the Borrower’s manufacturing operations into the Vernon Facilities in any of the periods set forth in the following table shall not exceed the amounts set forth opposite such periods:

Period	Maximum Capital Expenditures
Trailing Fiscal Quarter ending in March 2003	$1,650,000
Trailing Fiscal Quarter ending in June 2003	500,000
Trailing Fiscal Quarter ending in September 2003 and thereafter	0

(e) [Intentionally Omitted.]

(f) Maximum Payables Turn. For each of the “fiscal months” listed in the table below, the Payables Turn (expressed in a number of days) at the end of such month shall not be greater than the number of days set forth opposite each such month in the table:

“Fiscal Month(s)”	Payables Turn
April 2003	53
May, June, July, August, September, October, November and December 2003	56
January 2004	56
February 2004	57
March and April 2004	56
May 2004	55
June 2004	54
July and August 2004	53
September 2004 and thereafter	51

(g) Minimum Net Working Capital. For each of the “fiscal months” listed in the table below, Net Working Capital shall not be less than the amount set forth opposite each such month in the table:

“Fiscal Month(s)”	Minimum Net Working Capital
April 2003	$(7,800,000)
May, June and July 2003	(8,200,000)
August 2003	(8,400,000)
September and October 2003	(8,200,000)
November 2003	(8,000,000)
December 2003 and January 2004	(7,700,000)
February 2004	(7,600,000)
March and April 2004	(7,300,000)
May 2004	(7,200,000)
June, July and August 2004	(7,000,000)
September 2004 and thereafter	(6,800,000)

(h) Minimum Liquidity. The Borrower shall maintain in aggregate daily available unrestricted cash balances in deposit accounts that are subject to the Deposit Account Control Agreements of not less than $500,000 from the Effective Date through and including April 23, 2003, and (ii) on any day on or after April 24, 2003, the seven (7)-day rolling average (i.e., a backward looking average over the immediately preceding seven calendar days) of the daily available unrestricted cash balances of the Borrower, aggregating funds maintained solely in deposit accounts that are subject to the Deposit Account Control Agreements, shall not be less than $500,000.

5. FINANCIAL REPORTS

5.1 Reports and Notices. Borrower covenants and agrees that, from and after the Effective Date and until the Termination Date, Borrower shall deliver to Lender, or cause to be delivered to Lender (with a copy of the same delivered electronically to any third party engaged by Lender to analyze or audit the same):

(a) if requested by Lender, copies of sales journals or invoices, customer’s purchase orders or the equivalent, and shipping or delivery receipts for all Inventory sold, and a report summarizing dilution of Borrower’s Accounts, each of which shall be prepared for the immediately preceding Business Day;

(b) On Wednesday of each week (to be furnished by facsimile transmission), a package of information with respect to the prior week (i.e., Monday through Sunday) (the “Weekly Reporting Package”), including: (i) the weekly internal sales report of Borrower and its Subsidiaries; (ii) the consolidated Accounts of Borrower and its Subsidiaries as of the end of such prior week; (iii) the Accounts that are then outstanding 90 days past the invoice date as of the end of such prior week; (iv) the consolidated accounts payable aging report for Borrower and its Subsidiaries as of the end of such prior week; (v) the Borrowing Base Certificate; and (vi) any additional information mutually agreed upon by Borrower and Lender;

(c) as frequently as Lender may request and in any event no later than 30 days following the end of each Fiscal Month, each of the following, certified by Borrower, in each case in form and substance acceptable to Lender and prepared as of the last day of such Fiscal Month:

(i) a monthly summary report that rolls forward activity in the Accounts of Borrower, certified by Borrower (each such report, a “Monthly Summary Report”);

(ii) a schedule of Accounts that provides a detailed Accounts aging, a summary of Accounts, and a calculation of the Dilution of Borrower’s Accounts (each such schedule, a “Schedule of Accounts”); and

(iii) a schedule of Inventory, certified by Borrower, specifying the value of Borrower’s Inventory valued at the lower of cost (determined on a first-in, first-out basis) or wholesale market value, by location and type with a supporting perpetual Inventory report, and further specifying in-transit Inventory (enclosing copies of supporting documentation such as bills of lading) and any other information that Lender may request (each such schedule, a “Schedule of Inventory”), together with all stock status reports;

(d) as soon as practicable and in any event within (I) 30 days following the end of each Fiscal Month (other than the end of any Fiscal Month that is also the end of a Fiscal Quarter) or (II) 45 days after the end of any Fiscal Month that is also the end of a Fiscal Quarter, each of the following:

(i) the Financial Statements for such Fiscal Month, which Financial Statements shall provide comparisons to budget and actual results for the corresponding period during the prior Fiscal Year, both on a monthly and year-to-date basis;

(ii) a certification by the Chief Executive Officer or Chief Financial Officer of Borrower that such Financial Statements are complete and correct and are prepared in accordance with GAAP (subject to the inclusion of footnotes and changes resulting from normal year-end audit adjustments) and that no Default or Event of Default has occurred and is continuing (or specifying those Defaults or Events of Default that have occurred and are continuing of which he was aware); and

(iii) a Compliance Certificate in respect of each of the financial covenants set forth in Section 4.3 tested on a monthly (or, as applicable, quarterly or annual) basis;

(e) as soon as practicable and in any event within 90 days following the close of each Fiscal Year (as such number of days may be extended for an additional 15 days for such Fiscal Year if Borrower delivers to Lender in draft form, not later than 90 days after the end of such Fiscal Year, copies of the draft audited Financial Statements, including the notes thereto, required to be furnished to Lender under this clause (e)), the Financial Statements for such Fiscal Year certified without qualification in any respect by an independent certified accounting firm acceptable to Lender, which Financial Statements shall provide comparisons to budget and actual results for the prior Fiscal Year, both on a monthly and annual basis, accompanied by each of the following:

(i) a statement in reasonable detail showing the calculations used in determining compliance with the financial covenants set forth in Section 4.3; and

(ii) any management letter that may be issued;

(f) not less than 30 days prior to the close of each Fiscal Year, board-approved projections for the next succeeding Fiscal Year showing forecasted monthly income statement, balance sheet and cash flow statement in each case prepared in a manner consistent with Borrower’s historical financial statements and GAAP, together with appropriate supporting details and a statement of underlying assumptions;

(g) as frequently as Lender may request, but not less than on a monthly basis, a certification by Borrower’s Chief Executive Officer or Chief Financial Officer to each of the following matters:

(i) that all salaries and wages of Borrower’s employees have been paid through the most recent payroll date;

(ii) specifying any wage claims that have been filed against Borrower by employees or former employees of Borrower since the previous certification; and

(iii) that all Inventory has been and will be produced in compliance with Applicable Law, including the minimum wage and overtime pay provisions of the Fair Labor Standards Act;

(h) promptly upon receipt thereof (but not later than two Business Days thereafter), copies of all final reports, if any, submitted to Borrower by its independent certified public accountants in connection with any annual or interim audit of Borrower;

(i) not less frequently than once during each 120 day period, each of Borrower and each of its Subsidiaries shall, unless Lender shall otherwise consent, provide to Lender a certificate of good standing from its state of organization;

(j) upon Lender’s request, a customer list specifying the address and telephone number of each of Borrower’s Account Debtors;

(k) promptly after the sending thereof (but not later than two Business Days thereafter), copies of all financial statements, reports and other information that Borrower or any of its Subsidiaries sends to any holder of its Indebtedness (including Senior Subordinated Creditor) or its securities, including (i) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any Subsidiary of Borrower with any securities exchange or with the Commission or any governmental or private regulatory authority or (ii) all press releases and other statements made available by Borrower or any of its Subsidiaries to the public concerning material changes or developments in the business of any Person;

(l) within 10 Business Days after filing with the appropriate Governmental Authority, copies of Borrower’s annual federal and state income tax returns;

(m) promptly after (and in any event, within one Business Day) any officer of Borrower has actual knowledge (i) of any condition or event that constitutes a Default or an Event of Default, or becoming aware that Lender has given any written notice with respect to a claimed Default or Event of Default, (ii) that any Person (including any landlord under any real property lease) has given any written notice to Borrower or any of its Subsidiaries or taken any other action with respect to a claimed default, or (iii) of any condition or event that has or could reasonably be expected to have a Material Adverse Effect or materially and adversely affect the value of, or Lender’s interest in, the Collateral, Borrower shall deliver to Lender a certificate specifying (A) the nature and period of existence of any such claimed default, Default, Event of Default, condition, or event, (B) the notice given or action taken by such Person in connection therewith, and (C) the remedial action that Borrower has taken, is taking, and proposes to take with respect thereto;

(n) promptly (and in any event not later than five days) after the issuance of any Compliance Report, or series of Compliance Reports, that could reasonably be expected to have a Material Adverse Effect, a copy (or copies) of such report or reports (or written summaries of any oral determination(s));

(o) such other information respecting the business, financial condition, prospects, or projections of Borrower or any of its Affiliates as Lender reasonably may request from time to time; and

(p) on a daily basis (to be received via telecopier not later than 10:00 a.m. (Los Angeles time) a package of information consisting of (i) a report setting forth the Borrower’s cash position and payment activity at the end of the immediately preceding Business Day in all accounts, including sufficient information to calculate compliance with the Minimum Liquidity covenant contained in Section 4.3(h), and in form and substance satisfactory to the Lender; and (ii) such additional information as may be requested by the Lender.

5.2 Other Reports. Borrower shall notify Lender promptly (but not later than two Business Days thereafter) of any occurrence causing a material loss or decline in value of any Collateral and the estimated (or actual, if available) amount of such loss or decline. Borrower shall, upon the request of Lender, furnish to Lender such other reports in connection with the affairs, business, financial condition, operations, prospects, or management of Borrower or any of its Subsidiaries or the Collateral as Lender may request, all in reasonable detail, and Borrower shall advise Lender promptly (but not later than two Business Days thereafter), in reasonable detail, of: (a) any Lien, other than Permitted Liens, attaching to or asserted against any of the Collateral; (b) any material change in the composition of the Collateral; and (c) the occurrence of any other event that could reasonably be expected to have a Material Adverse Effect.

5.3 SEC Documents. Borrower shall timely file with the Commission and provide Lender, within five (5) days after the filing thereof, copies of all SEC Documents that are required to be filed by U.S. corporations that are subject to the reporting requirements of the Securities Exchange Act. In addition, Borrower shall timely file with AMEX (or any other national securities exchange) and provide Lender, within five (5) days after the filing thereof, copies of all SEC Documents required to be filed therewith. Each SEC Document to be filed by Borrower, when filed with the Commission or AMEX (or on any other national securities exchange), as the case may be, will comply with all applicable requirements of the Securities Act, the Securities Exchange Act or AMEX (or other national securities exchange) rules, as the case may be, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Borrower and its Subsidiaries to be included in each SEC Document will comply as to form, as of the date of its filing with the Commission, with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, will be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the Commission) and will fairly present the consolidated financial position of Borrower and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with past practices and consistently applied).

5.4 Cash Flow Projections. Not less frequently than once during each 14 day period, each of Borrower and each of its Subsidiaries shall deliver to Lender a projected cash flow statement for the next succeeding thirteen weeks together with a reconciliation of the projected to actual cash flow statement for the previous thirteen weeks and the appropriate supporting details, in form and substance acceptable to Lender.

6. CREATION OF SECURITY INTEREST

6.1 Grant of Security Interest.

(a) To secure the payment and performance in full of any and all Obligations, each of Borrower and Overhill Ventures hereby grants to Lender a Lien upon, and so pledges and assigns to Lender, and affirms, ratifies and acknowledges the continuing validity, enforceability, and perfection of, the assignments, pledges, and grants to Lender of Liens heretofore granted to Lender (or to UBOC as Lender’s assignor) pursuant hereto in and to, all right, title and interest of Borrower and Overhill Ventures in and to the Collateral.

(b) Each of Borrower and each of its Subsidiaries represents, warrants, and agrees as follows: (i) Lender’s Liens in the Collateral are fully perfected Liens on all Collateral with respect to which Liens can be perfected by filing, which Liens are, until the Termination Date, enforceable as first priority, fully perfected Liens as against all other creditors of, and purchasers from, Borrower and each of its Subsidiaries (other than purchasers and lessees of Inventory in the ordinary course of business and the non-exclusive licensees of General Intangibles in the ordinary course of business); (ii) all action necessary or desirable to protect and perfect such Liens in favor of Lender in all of the Collateral has been duly taken as to all Collateral with respect to which Liens can be perfected by filing; (iii) except for Permitted Liens on Collateral, Borrower (and any of its Subsidiaries granting a Lien in Collateral) is and has rights in and the power to transfer each such item of the Collateral (other than consigned goods specifically identified in Schedule 6.1), free and clear of any and all other Liens except for Liens in favor of Lender; and (iv) no effective security agreement, mortgage, deed of trust, financing statement, equivalent security or Lien instrument, or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those filed by Borrower (and any of its Subsidiaries granting a Lien to Lender in the Collateral) in favor of Lender pursuant to the Loan Documents, and those relating to other Permitted Liens. Each of Borrower and its Subsidiaries shall defend the right, title and interest of Lender in and to the Collateral against the claims and demands of all Persons, and shall take such actions, including (i) all actions necessary to grant Lender “control” of any Investment Property, Deposit Accounts or electronic Chattel Paper owned by Borrower and each of its Subsidiaries granting a Lien in Collateral, with any agreements establishing control to be in form and substance satisfactory to Lender, (ii) the delivery to Lender of all original Instruments, Chattel Paper, and certificated Stock owned by Borrower and each of its Subsidiaries granting a Lien in Collateral (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank) promptly after Borrower receives same, (iii) notification of Lender’s interest in Collateral at Lender’s request, and (iv) the institution of litigation against third parties, as shall be prudent in order to protect and preserve Borrower’s, such Subsidiaries’, and Lender’s respective and several interests in the Collateral. Borrower (and any of its Subsidiaries granting a Lien in Collateral) shall mark its Books and Records pertaining to the Collateral to evidence the Loan Documents and the Liens granted under the Loan Documents. If Borrower or any of its Subsidiaries retains possession of any Chattel Paper or Instruments with Lender’s consent, then such Chattel Paper and Instruments shall be marked with the following legend: “THIS WRITING AND THE OBLIGATIONS EVIDENCED OR SECURED HEREBY ARE SUBJECT TO THE LIEN OF PLEASANT STREET INVESTORS, LLC.” Borrower and each of its Subsidiaries granting a Lien in Collateral shall promptly, and in any event within two (2) Business Days after the same is acquired by it, notify Lender of any Commercial Tort Claim acquired by it and unless otherwise consented by Lender, Borrower (and any applicable Subsidiary) shall enter into an amendment or other supplement to this Agreement (and the Loan Documents) granting to Lender a Lien in such Commercial Tort Claim.

6.2 Lender’s Rights.

(a) Lender may, at any time in Lender’s own name or in the name of Borrower, (i) communicate with Account Debtors of Borrower or any of its Subsidiaries, parties to Contracts of Borrower or any of its Subsidiaries, and obligors in respect of Instruments or Chattel Paper of Borrower or any of its Subsidiaries or other Collateral to verify to Lender’s satisfaction the existence, amount, and terms of any such Accounts,

Contracts, Instruments, Chattel Paper, or other Collateral, and (ii) at any time after the occurrence and during the continuance of a Default or an Event of Default (or if any rights of set-off (other than set-off against an Account arising under the Contract giving rise to the same Account) or contra accounts may be asserted with respect to the following), and without prior notice to Borrower, notify such Account Debtors, other Persons obligated on the Collateral that Lender has a security interest therein, and that payments shall be made directly to Lender. Upon the request of Lender, Borrower shall so notify such Account Debtors and other Persons obligated on the Collateral. Once any such notice has been given to any Account Debtor or other Person obligated on the Collateral, Borrower shall not give any contrary instructions to such Account Debtor or other Persons without Lender’s prior written consent.

(b) It is expressly agreed by each of Borrower and each of its Subsidiaries that such Person shall remain liable under each of its Contracts and Licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and Lender shall have no obligation or liability whatsoever to any other Person under any such Contract or License (between Borrower or any of its Subsidiaries and any Person other than Lender) by reason of or arising out of the execution, delivery, or performance of this Agreement, and Lender shall not be required or obligated in any manner (i) to perform or fulfill any of the obligations of Borrower or any of its Subsidiaries thereunder, (ii) to make any payment or inquiry, or (iii) to take any action of any kind to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times under or pursuant to any such Contract or License.

(c) Each of Borrower and each of its Subsidiaries shall, with respect to each of its owned, leased, or controlled properties or facilities, during normal business hours and upon reasonable advance notice (unless an Event of Default has occurred and is continuing, in which event no notice shall be required and Lender shall have access at any and all times): (i) provide access to such facilities or properties to Lender and any of its officers, employees, and agents, as frequently as Lender determines to be appropriate; (ii) permit Lender and any of its officers, employees, and agents to inspect, audit, and make extracts from all of such Person’s Books and Records; and (iii) permit Lender to inspect, review, evaluate, and make physical verifications and appraisals of such Person’s Inventory, Equipment and other Collateral in any manner and through any medium that Lender considers advisable, and each of Borrower and each of its Subsidiaries shall provide to Lender, at Borrower’s cost and expense, such clerical and other assistance as may be reasonably requested with respect thereto. Each of Borrower and each of its Subsidiaries shall make available to Lender and its counsel, as quickly as practicable under the circumstances, originals or copies of all of such Person’s Books and Records and any other instruments and documents that Lender may request. Each of Borrower and each of its Subsidiaries shall deliver any document or instrument reasonably necessary for Lender, as it may from time to time request, to obtain records from any service bureau or other Person that maintains records for Borrower or any of its Subsidiaries.

(d) Upon the occurrence and during the continuance of an Event of Default, Borrower, at its own expense, shall cause its independent certified public accountants to prepare and deliver to Lender at any time and from time to time, promptly upon Lender’s request: (i) a reconciliation of all of its and its Subsidiaries’ Accounts; (ii) an aging of all such Accounts; (iii) trial balances; and (iv) test verifications of such Accounts as Lender may request. Borrower, at its own expense, shall cause its independent certified public accountants to deliver to Lender the results of (A) any physical verifications of all or any portion of its and its Subsidiaries’ Inventory made or observed by such accountants and (B) any verifications of its and its Subsidiaries’ Accounts, in each case when and if any such verifications are conducted. Lender shall be permitted to observe and consult with Borrower or any of its Subsidiaries and Borrower’s certified public accountants in the performance of these tasks.

(e) Lender may exercise its rights under this Agreement and the other Loan Documents (i) without resistance or interference by Borrower or any of its Subsidiaries except to the extent Borrower or such Subsidiary has valid defenses, and (ii) without payment of any rent, license fee or compensation of any kind to Borrower or any of its Subsidiaries.

6.3 Power of Attorney. Each of Borrower and each of its Subsidiaries hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s officers, employees, or agents designated by Lender), as its true and lawful attorney-in-fact, with power to: (a) sign the name of Borrower or any of Borrower’s Subsidiaries on any document to be executed, recorded, or filed in order to perfect or continue perfected Lender’s Lien upon the Collateral if Borrower or any of Borrower’s Subsidiaries fails to do so promptly after request therefor by Lender, including filing any financing statement or amendments thereto or continuation statement or assignments of financing statements previously filed in favor of UBOC to Lender, all without the signature of Borrower or any of Borrower’s Subsidiaries; (b) upon the occurrence and during the continuance of an Event of Default, sign Borrower’s or any of Borrower’s Subsidiaries’ name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (c) send requests for verification of Accounts; (d) upon the occurrence and during the continuance of an Event of Default, endorse Borrower’s or any of Borrower’s Subsidiaries’ name on any checks, notices, acceptances, money orders, drafts, or other forms of payment or security that may come into Lender’s possession; and (e) upon the occurrence and during the continuance of an Event of Default, (i) notify the post office authorities to change the address for delivery of Borrower’s or any of Borrower’s Subsidiaries’ mail to an address designated by Lender, to receive and open all mail addressed to Borrower or any of Borrower’s Subsidiaries, and to retain all mail relating to the Collateral and forward all other mail to Borrower or any of Borrower’s Subsidiaries, (ii) make, settle, and adjust all claims under Borrower’s or any of Borrower’s Subsidiaries’ policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (iii) settle and adjust disputes and claims respecting any of Borrower’s or its Subsidiaries’ Accounts directly with the applicable Account Debtors for amounts and upon terms that Lender determines to be reasonable, and Lender may cause to be executed and delivered any documents and releases that Lender determines to be necessary. The appointment of Lender as each of Borrower’s and each of its Subsidiaries’ attorney-in-fact, and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Lender’s obligations hereunder are terminated. NEITHER LENDER, NOR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AGENTS OR

REPRESENTATIVES SHALL BE RESPONSIBLE TO BORROWER OR ANY OF BORROWER’S SUBSIDIARIES FOR ANY ACT OR FAILURE TO ACT PURSUANT TO THE POWERS GRANTED UNDER THE POWER OF ATTORNEY HEREIN OR OTHERWISE, EXCEPT FOR ITS OR THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Each of Borrower and its Subsidiaries also hereby (i) authorize Lender to file any financing statements, continuation statements or amendments thereto or assignments of financing statements previously filed in favor of UBOC to the Lender that (A) indicate the Collateral (I) as all assets of Borrower or any of its Subsidiaries (or any portion of Borrower’s or any of its Subsidiaries’ assets) or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (II) as being of an equal or lesser scope or with greater detail, and (B) contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including (I) whether Borrower or any of its Subsidiaries are an organization, the type of organization and any organization identification number issued to Borrower and each of its Subsidiaries, and (II) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates, (ii) agrees to furnish any such information to Lender promptly upon request, and (iii) ratify its authorization for Lender to have filed any initial financial statements, or amendments thereto or assignments of financing statements previously filed in favor of UBOC to Lender if filed prior to the date hereof. Each of Borrower and each of its Subsidiaries acknowledge that it is not authorized to file any financing statement or amendment or termination statement or assignment with respect to any financing statement without the prior written consent of Lender and agrees that it will not do so without the prior written consent of Lender, subject to Borrower’s and each of its Subsidiaries’ rights under Section 9509(d)(2) of the UCC.

6.4 Grant of License to Use Intellectual Property Collateral. For the purpose of enabling Lender to exercise its rights and remedies under the Loan Documents, Borrower hereby grants to Lender an irrevocable, non-exclusive license (exercisable upon the occurrence of an Event of Default without payment of royalty or other compensation to Borrower) to use, transfer, license, or sublicense any Intellectual Property of Borrower or any of Borrower’s Subsidiaries, including access to all media in which any of the licensed items may be recorded or stored and to all computer and automatic machinery software and programs used for the compilation or printout thereof, and each of Borrower and each of Borrower’s Subsidiaries represents, warrants, and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any other Person; provided that such license will terminate on the Termination Date.

6.5 Reinstatement. The provisions of this Section 6 shall remain in full force and effect and continue to be effective even if: (a) any petition is filed by or against Borrower or any of Borrower’s Subsidiaries for liquidation or reorganization; (b) Borrower or any of Borrower’s Subsidiaries becomes insolvent or makes an assignment for the benefit of creditors; (c) a receiver or trustee is appointed for all or any significant part of the assets of Borrower or any of Borrower’s Subsidiaries; or (d) at any time payment and performance of the Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored, or returned, the Obligations and Lender’s Liens in the Collateral shall be reinstated and deemed reduced only by any amount paid and not so rescinded, reduced, restored, or returned.

6.6 Termination of Liens. Upon Borrower’s payment in full in cash to Lender of all Obligations and performance in full thereof, Lender shall execute a termination of all security agreements and Liens granted by Borrower or any of its Subsidiaries to Lender.

7. EVENTS OF DEFAULT; RIGHTS AND REMEDIES

7.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to make any payment in respect of any Obligations when due and payable or declared due and payable; or

(b) Borrower or any of its Subsidiaries shall fail or neglect to perform, keep, or observe any of the other covenants, promises, agreements, requirements, conditions, or other terms or provisions contained in this Agreement or any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 7.1), and such default shall have continued for a period of 10 Business Days after the earlier to occur of Borrower’s receipt of notice of such breach from Lender or the date on which such failure or neglect first becomes known to any officer of Borrower; provided that there shall be no grace period for Borrower’s failure to perform, keep, or observe any of the covenants, promises, agreements, requirements, conditions, or other terms or provisions contained in Section 4.2(e), 4.2(i), Section 4.3, and Section 4.1; or

(c) an event of default shall occur under (i) any other material agreement, document, or instrument to which Borrower or any of its Subsidiaries is a party, or by which any such Person or its property is bound, and such event of default (A) involves the failure to make any payment, whether of principal, interest, or otherwise, and whether due by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than the Obligations) of such Person in an aggregate amount exceeding $100,000 or (B) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness, or a portion thereof in an aggregate amount exceeding $100,000, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment or (ii) any Subordinated Note or any of the other Subordinated Debt Documents; or

(d) any representation or warranty in this Agreement, any other Loan Document, or in any written statement pursuant hereto or thereto, or in any report, financial statement, or certificate made or delivered to Lender by Borrower or any of its Subsidiaries shall be untrue or incorrect in any respect as of the date when made or deemed made; or

(e) (i) any of the assets of Borrower or any of its Subsidiaries with a fair market value in excess of $200,000 in the aggregate shall be attached, seized, levied upon, or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian, or assignee for the benefit of creditors of such Person, and such condition shall remain unstayed or undismissed for 60 consecutive days; (ii) any Person other than Borrower shall apply for the appointment of a receiver, trustee, or custodian for the assets of Borrower (or those of any of its Subsidiaries) and the order appointing such receiver, trustee, or custodian shall remain unstayed or undismissed for 60 consecutive days; or (iii) Borrower or any of its Subsidiaries shall have concealed, removed, or permitted to be concealed or removed any part of its property with intent to hinder, delay, or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation that may be fraudulent under any bankruptcy, fraudulent transfer, or other similar law; or

(f) a case or proceeding shall have been commenced involuntarily against Borrower or any of its Subsidiaries in a court having competent jurisdiction seeking a decree or order (i) under the Bankruptcy Code or any other applicable federal, state, or foreign bankruptcy or other similar law, (ii) for (A) the appointment of a custodian, receiver, liquidator, assignee, trustee, or sequestrator (or similar official) of such Person or of any substantial part of its properties or (B) the reorganization or winding up or liquidation of the affairs of any such Person, or (iii) invalidating or denying (A) any Person’s right, power, or competence to enter into or perform any of its obligations under any Loan Document or (B) the validity or enforceability of this Agreement or any other Loan Document or any action taken hereunder or thereunder, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction over such case or proceeding; or

(g) Borrower or any of its Subsidiaries shall (i) file a petition for an order for relief under the Bankruptcy Code or any other applicable federal, state, or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, or sequestrator (or similar official) of any such Person or of any substantial part of its properties, (iii) fail generally to pay (or admit in writing its inability to pay) its debts as such debts become due, or (iv) take any corporate action in furtherance of any such action; or

(h) a final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of $250,000 in the aggregate shall be rendered against Borrower or any of its Subsidiaries, unless the same shall be (i) fully covered by insurance (exclusive of any applicable deductible under any insurance policies insuring Borrower or its Subsidiaries against such judgment) and the issuer(s) of the applicable policies shall have acknowledged full coverage in writing within 30 days of such judgment, or (ii) vacated, stayed, bonded, paid, or discharged within a period of 30 days from the date of such judgment; or

(i) any Guarantor, (i) if an individual, dies, (ii) terminates, or gives Lender notice of its intention to terminate, its Guaranty, (iii) becomes the subject of a case or proceeding commenced under the Bankruptcy Code or any other applicable federal, state, or foreign bankruptcy or other similar law seeking either (A) the appointment of a custodian, receiver, liquidator, assignee, trustee, or sequestrator (or similar official) of any such Guarantor or of any substantial part of its properties, or (B) the reorganization, winding up, or liquidation of the affairs of any such Guarantor and any such case or proceeding under the foregoing clauses (A) or (B) shall remain undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction over such case or proceeding, or (iv) such Guaranty otherwise becomes unenforceable or ineffective; or

(j) any Person subordinating its claims against Borrower to those of Lender (i) terminates, or gives Lender notice of its intention to terminate, its subordination agreement, or (ii) such subordination agreement otherwise becomes unenforceable or ineffective; or

(k) Borrower voluntarily or involuntarily dissolves or is dissolved, terminates, or is terminated; or

(l) Borrower or any Guarantor is enjoined, restrained, or in any way prevented by the order of any court or other Governmental Authority from conducting all or any material part of its business; or

(m) any loss, suspension, revocation, or failure to renew any License or permit now held or hereafter acquired by Borrower or any Guarantor, the result of which might have a Material Adverse Effect; or

(n) any Lien or any provision of any Loan Document shall for any reason cease to be valid, binding, and enforceable in accordance with its terms, or any Lien granted, or intended by the Loan Documents to be granted, to Lender shall cease to be a valid and perfected Lien having the first priority (or a lesser priority if expressly permitted in the Loan Documents) in any of the Collateral covered or purported to be covered thereby; or

(o) any failure by Borrower or any of its Subsidiaries to (i) pay salaries and wages when due or (ii) make all required withholding payments; or

(p) any Change in Control shall have occurred; or

(q) any Material Adverse Effect shall have occurred; or

(r) a default or an event of default shall occur under any material agreement, document, or instrument to which any Guarantor or Stockholder of Borrower or any of its Subsidiaries is a party, or by which any such Person or its property is bound, and such agreement, document, or instrument evidences any Indebtedness of such Person owing to Lender.

7.2 Remedies.

(a) If any Default or Event of Default has occurred and is continuing, then Lender may terminate or suspend its obligation to take any actions required of it hereunder. In addition, if any Event of Default shall have occurred and be continuing, then Lender may, without notice, take any one or more of the following actions: (i) declare all or any portion of the Obligations to be forthwith due and payable, whereupon such Obligations shall become and be due and payable; (ii) upon notice to Borrower from Lender, increase the rate of interest applicable to the Loans to the Default Rate, effective as of the date of the initial Event of Default; or (iii) exercise any rights and remedies provided to Lender under the Loan Documents or at law or in equity, including all remedies provided under the UCC; provided that, upon the occurrence of an Event of Default specified in Section 7.1(e), (f), or (g), the Obligations shall become immediately due and payable (and any obligation of Lender to take any actions required of it hereunder, if not previously terminated, shall immediately be terminated) without declaration, notice, or demand by Lender.

(b) In addition to all other rights and remedies of Lender under this Agreement, Borrower expressly agrees that, upon the occurrence of any Event of Default, Lender may collect, receive, assemble, process, appropriate, and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, license, assign, give an option or options to purchase or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange and at such prices as it may deem best, for cash, on credit, or for future delivery without assumption of any credit risk. Lender shall have the right, upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of Lender by credit bid the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption Borrower hereby releases. Such sales may be adjourned or continued from time to time with or without notice. Lender shall have the right to conduct such sales on Borrower’s premises or elsewhere and shall have the right to use Borrower’s premises without rent or other charge for such sales or other action with respect to the Collateral for such time or times as Lender deems necessary or advisable.

(c) Borrower further agrees, upon the occurrence of an Event of Default and at Lender’s request, to assemble and cause its Subsidiaries to assemble the Collateral and make it available to Lender at places that Lender shall reasonably select, whether at Borrower’s premises or elsewhere. Until Lender is able to effect a sale, lease, or other disposition of the Collateral, Lender shall have the right to complete, assemble, use, or operate the Collateral or any part thereof, to the extent that Lender deems appropriate, for the purpose of preserving such Collateral or its value or for any other purpose. Lender shall have no obligation to Borrower to maintain or preserve the rights of Borrower as against third parties with respect to any Collateral while such Collateral is in the possession of Lender. Lender may, if it so elects, seek, and Borrower and its Subsidiaries hereby consent in advance to, the appointment of a receiver or keeper to take possession of any Collateral and to take control of Borrower for the purpose of operating and thereafter selling Borrower to satisfy its Obligations to its creditors, including Lender, and to enforce any of Lender’s remedies with respect to such appointment without prior notice or hearing. To the maximum extent permitted by Applicable Law, each of Borrower and Overhill Ventures waives all claims, damages, and demands against Lender, its Affiliates, agents, and the officers and employees of any of them arising out of the repossession, retention, or sale of any Collateral except such as are determined in a final judgment by a court of competent jurisdiction to have arisen solely out of the gross negligence or willful misconduct of such Person. Borrower agrees that five days’ prior notice by Lender to Borrower of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. Borrower shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Lender is entitled.

(d) Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Lender may have under any Loan Document or at law or in equity. Recourse to the Collateral shall not be required. All rights, remedies, and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any Applicable Law, and all provisions of this Agreement are intended to be subject to any Applicable Law that may be controlling and to be limited, to the extent necessary, so that they do not render this Agreement invalid or unenforceable, in whole or in part.

(e) Notwithstanding anything herein to the contrary, nothing in this Section 7.2 shall limit Lender’s rights to any premium payment set forth in Section 1.8(e) in connection with a Change in Control.

7.3 Waivers by Borrower. Except as otherwise provided for in this Agreement and to the fullest extent permitted by Applicable Law, Borrower waives: (a) presentment, demand, and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension, or renewal of any or all Loan Documents, the Notes, or any other notes, commercial paper, Accounts, Contracts, Documents, Instruments, Chattel Paper, and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard; (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment, or levy upon, any Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal, and exemption laws. Borrower acknowledges that it has been advised by counsel with respect to this Agreement, the other Loan Documents, and the transactions evidenced hereby and thereby.

7.4 Proceeds. The Proceeds of any sale, disposition, or other realization upon any Collateral shall be applied by Lender upon receipt in the following order of priority: first, to reimburse or pay in full the actual and reasonable expenses of Lender incurred in connection with such sale, disposition, or other realization, including all other expenses, liabilities and advances incurred or made by Lender in connection therewith; second, to Lender as specified in Section 1.13; and third, after payment and satisfaction in full in cash of all of the Obligations and after the payment by Lender of any other amount required by any provision of law, including Section 9608(a)(1)(C) of the UCC (but only after Lender has received what Lender considers reasonable proof of a subordinate party’s Lien), the surplus, if any, to Borrower or its representatives or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

8. SUCCESSORS AND ASSIGNS

Each Loan Document shall be binding upon, and shall inure to the benefit of, Borrower, its Subsidiaries, Lender and their respective successors and permitted assigns, except as otherwise provided herein or therein. Neither Borrower nor any of its Subsidiaries shall assign, transfer, hypothecate, or otherwise convey its rights, benefits, obligations, or duties under any Loan Document without the prior written consent of Lender. Any such purported assignment, transfer, hypothecation, or other conveyance by Borrower or any of its Subsidiaries without the prior express written consent of Lender shall be void. The terms and provisions of this Agreement and the other Loan Documents are for the purpose of defining the relative rights and obligations of Borrower and its Subsidiaries and Lender with respect to the transactions contemplated hereby and thereby, and there shall be no third party beneficiaries of any of the terms and provisions of any of the Loan Documents. Lender reserves the right at any time to create and sell a participation in any portion of the Loans and the Loan Documents and to sell, transfer or assign any or all of its right, title or interest in and to the Loans and the Loan Documents, and Borrower consents to Lender’s sale of any participations in, at any time or times, the Loan Documents, Term Loans, or of any portion thereof or interest therein, including Lender’s rights, title, interests, remedies, powers, or duties thereunder, whether evidenced by a writing or not, and to the sale, assignment and transfer of any or all of its right, title or interest in and to the Loans and the Loan Documents.

9. ADDITIONAL COVENANTS

9.1 Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to, at all times comply with all Applicable Law (including Environmental Laws and the Sarbanes-Oxley Act of 2002) in respect of the conduct of its business and the ownership of its properties in the states in which it conducts its business.

9.2 Legal Existence. The Borrower shall, and shall cause each of its Subsidiaries to, at all times do or cause to be done all things necessary to (a) maintain and preserve its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, and (b) preserve, renew and keep in full force and effect all of its Licenses and Permits.

9.3 Maintenance of Properties. The Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its properties which are necessary or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which each of them is a party as lessee or under which each of them occupies property, so as to prevent any loss or forfeiture thereof or thereunder. The Borrower shall, and shall cause each of its Subsidiaries to, make all payments and otherwise perform all of its obligations under all leases of real property to which the Borrower or any such Subsidiary is a party, keep such leases in full force and effect and not permit such leases to expire, lapse or be terminated (or any rights to renew such leases to be forfeited or canceled), notify the Lender of any default by any party thereto and cooperate with the Lender in all respects to cure any such default.

9.4 Taxes.

(a) The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge promptly when due all Taxes, except Taxes that are being diligently contested in good faith and by appropriate proceedings if adequate reserves (determined in the good faith judgment of the Board of Directors of the Borrower) have been established with respect thereto.

(b) For two (2) years following the Spin-Off Effective Date, the Borrower will not engage in any transaction that would result in one or more Persons acquiring stock representing a fifty percent (50%) or greater interest in the Borrower (including any interest in the Borrower acquired by such person or persons in the Spin-Off as a result of any interest in TreeCon acquired by such person or persons during the two-year period preceding the Spin-Off Effective Date).

(c) For two (2) years following the Spin-Off Effective Date, the Borrower will use best efforts to cause TreeCon not to engage in any transaction that results in one or more Persons acquiring the Stock of TreeCon representing a fifty percent (50%) or greater equity interest in TreeCon (including any interest in TreeCon acquired by such Person or Persons during the two-year period preceding the Spin-Off Effective Date). It is agreed that the Borrower shall be deemed to have breached this clause (c), and an Event of Default shall have occurred, if TreeCon engages in any such transaction and, as a result thereof, the Borrower incurs losses, claims, damages, liabilities, judgments, costs or expenses in excess of $250,000 in the aggregate (provided that the foregoing shall not limit in any way the Lender’s rights, powers or remedies as against TreeCon).

(d) Any Tax sharing agreement between the Borrower and any of TreeCon and any other subsidiary of TreeCon has been terminated as of the Effective Date and will have no further effect for any taxable year (whether the current year, a future year or a past year).

(e) The Borrower will use best efforts to cause TreeCon and each subsidiary of TreeCon to indemnify the Borrower from and against the entirety of any Taxes, including penalties or interest, for which the Borrower may be liable that result from, arise out of, relate to, are in the nature of, or are caused by any liability of the Borrower for Taxes of any Person other than the Borrower (i) under Reg. §1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

(f) The Borrower will use best efforts to cause TreeCon to include the income of the Borrower (including any deferred income triggered into income by Treasury Regulation §1.1502-13 and §1.1502-14 and any excess loss accounts taken into income under Treasury Regulation §1.1502-19) on the consolidated federal income Tax returns of TreeCon for all periods through the Spin-Off Effective Date and pay any federal income Taxes attributable to such income. The Borrower will furnish Tax information to TreeCon for inclusion in TreeCon’s federal consolidated income Tax return for the period which includes the Spin-Off Effective Date in accordance with the Borrower’s past custom and practice. The Borrower will use best efforts to cause TreeCon to allow the Borrower to review and comment upon such Tax returns to the extent that they relate to the Borrower. The Borrower will use best efforts to cause TreeCon to take no position on such returns that relate to the Borrower that would adversely affect the Borrower after the Spin-Off Effective Date, and will in no event change any Tax election, accounting method or accounting practice used in earlier Tax returns that would affect the Borrower after the Effective Date. The income of the Borrower will be apportioned to the period up to and including the Spin-Off Effective Date and the period after the Spin-Off Effective Date by closing the books of the Borrower as of the end of the Spin-Off Effective Date.

(g) The Borrower will use best efforts to cause TreeCon to allow the Borrower and its counsel to participate in any audits of the consolidated federal income Tax returns of TreeCon to the extent that such returns relate to the Borrower. The Borrower will use best efforts to cause TreeCon not to settle any such audit in a manner that would adversely affect the Borrower in periods after the Spin-Off Effective Date without the prior written consent of the Borrower, which consent shall not unreasonably be withheld.

(h) The Borrower will use best efforts to cause TreeCon to allow the Borrower to review and comment upon any amendment of any consolidated federal income Tax return of TreeCon to the extent that they relate to the Borrower. The Borrower will use best efforts to cause TreeCon to take no position on such amended returns that relate to the Borrower that would adversely affect the Borrower after the Spin-Off Effective Date, and will in no event change any Tax election, accounting method or accounting practice used in earlier Tax returns that would affect the Borrower after the Spin-Off Effective Date.

(i) The Borrower will use best efforts to cause TreeCon to immediately pay to the Borrower any refund of Taxes (or reduction in Tax liability) resulting from a carryback of a Tax attribute of the Borrower from a period after the Spin-Off Effective Date into TreeCon’s consolidated Tax return, when such refund or reduction is realized by the TreeCon consolidated group. The Borrower will use best efforts to cause TreeCon to cooperate with the Borrower in obtaining such refunds (or reduction in Tax liability), including through the filing of the amended Tax returns or refund claims.

(j) To the extent applicable, the Borrower and TreeCon shall use the same procedures, and the Borrower shall use best efforts to cause TreeCon to provide the Borrower with the same rights and indemnities, in connection with any combined or consolidated state income or franchise Tax return of TreeCon that includes the Borrower.

9.5 ERISA Matters.

(a) The Borrower shall, and shall cause each of its Subsidiaries to, cause each Benefit Plan to be operated in compliance with the terms of such Benefit Plan and Applicable Law and pay and discharge promptly any liability imposed upon it or them pursuant to the provisions of such Benefit Plan and Applicable Law; provided, however, that neither the Borrower nor any such Subsidiaries shall be required to pay any such liability if (i) the amount, applicability, or validity thereof shall be diligently contested in good faith by appropriate proceedings and (ii) such Person shall have set aside on its books reserves which, in the opinion of such Person’s independent accountants, are adequate with respect thereto.

(b) The Borrower shall, and shall cause each of its Subsidiaries to, deliver to the Lender promptly, but in no event more than two (2) Business Days after any Executive Officer of any Borrower Party or any of its Subsidiaries obtains knowledge of (i) the intention of the Internal Revenue Service to (A) revoke the tax-qualified status of any Benefit Plan that is a tax-qualified retirement plan, (B) impose an excise Tax upon the occurrence of a “prohibited transaction” as such term is defined in Section 4975 of the Code, or (C) disallow a deduction (in whole or in part) for a contribution to a Benefit Plan, (ii) the institution of a lawsuit against a Benefit Plan (or a Fiduciary of such plan), (iii) any event which might reasonably result in a withdrawal from any Benefit Plan subject to the provisions of Title IV of ERISA (including a Multiemployer Plan), (iv) the termination of, or any “reportable event,” as such term is defined in Section 4043(b) of ERISA, with respect to, any of such Benefit Plans, (v) the reorganization of any Multiemployer Plan, (vi) any strike, slowdown, work stoppage, or material charge of unfair labor practice, labor dispute, grievance, complaint, or arbitration proceeding, (vii) any attempt by a labor union or employee organization to represent any employees of any member of the Borrower Parties not represented as of the Effective Date, (viii) any notice by any labor union or employee organization that it desires to renegotiate any collective bargaining agreement, or (ix) the intention of the United States Department of Labor to impose a penalty under Section 502 of ERISA relating to a Benefit Plan, a written notice specifying the nature of such action, what action has been taken, is being taken, or is proposed to be taken with respect thereto, and a copy of any correspondence or other documentation relating to the matter.

9.6 Communication with Accountants. The Borrower hereby authorizes the Lender to communicate directly with the independent certified public accountants of the Borrower Parties, and authorizes such accountants to disclose to the Lender any and all financial statements and other supporting financial documents, workpapers and schedules as the Lender may request. The parties acknowledge that neither the Borrower nor any of its Subsidiaries will be required to produce any document or disclose material to the Lender which would otherwise be expressly protected from production or disclosure by any attorney-client or accountant-client privilege existing under Applicable Law, unless waived by the Borrower.

9.7 Compliance with Material Contracts. The Borrower shall, and shall cause the other Borrower Parties and its or their Subsidiaries to: (a) perform, comply with and observe all terms and provisions of each Material Contract to be performed, complied with or observed by it, (b) subject to Section 9.1314, maintain each Material Contract in full force and effect, (c) enforce each Material Contract in accordance with its terms and (d) take all actions to such end as the Lender may request from time to time. Upon the request of the Lender, the Borrower shall make such demands or requests for information and reports or action of each other party to each Material Contract as the Borrower shall be entitled to make thereunder. Without limiting the generality of the foregoing, the Borrower Parties shall take and cause to be taken all actions necessary to enforce its rights under any employment agreements, non-competition, non-solicitation and/or confidentiality agreements to which it is a party and file any action or lawsuit to enforce the same within thirty (30) days of its becoming aware that any violation of any of the same has occurred.

9.8 Fiscal Year End. The Borrower will cause the Fiscal Year of the Borrower and its Subsidiaries to end on (i) the last Sunday of September, if September 30 does not fall on a Saturday, or (ii) October 1, if September 30 falls on a Saturday, or (iii) such other date as the Borrower may designate and the Lender shall approve in writing.

9.9 Environmental Matters.

(a) The Borrower shall, and shall cause each other Borrower Party to, comply, and cause all tenants and any other Persons who may come upon any property now or hereafter owned, leased or operated by any Borrower Party or any of its Subsidiaries (the “Real Property”) to comply, with all Environmental Laws, including those requiring disclosures to prospective and actual buyers or tenants of all or any portion of the Real Property. None of the Borrower Parties or any of their respective Subsidiaries will install or allow to be installed any underground storage tanks on any Real Property. The Borrower Parties shall, and shall cause each of their respective Subsidiaries to, comply with the recommendations of any qualified environmental engineer or other expert engaged by the Borrower, any Guarantor or any of their respective Subsidiaries with respect to any Real Property.

(b) The Borrower shall promptly notify the Lender in writing (i) if it knows, suspects or believes there may be any Hazardous Materials in or around any part of the Real Property, any improvements constructed on the Real Property, or the soil, groundwater or soil vapor on or under the Real Property, or that any Borrower Party or any of its Subsidiaries or the Real Property may be subject to any threatened or pending investigation by any Governmental Authority under any Applicable Law pertaining to any Hazardous Materials, and (ii) of any claim made or threatened by any Person arising out of or resulting from any Hazardous Materials being present or released in, on or around any part of the Real Property, any improvements constructed on the Real Property or the soil, groundwater or soil vapor on or under the Real Property (any of the matters described in clauses (i) and (ii) above being referred to as a “Hazardous Materials Claim”).

(c) Each Indemnified Person shall have the right, during normal business hours, to enter and visit any Real Property for the purposes of observing the Real Property, taking and removing soil or groundwater samples and conducting tests on any part of the Real Property, if any Indemnified Person has reason to believe that Hazardous Materials may be present on the Real Property; provided, however, that no Indemnified Person shall have any duty to visit or observe the Real Property or to conduct tests, and no site visit, observation or testing by any Indemnified Person imposes any liability on any Indemnified Person. The Borrower shall obtain all Consents necessary, if any, for such Indemnified Person to do any of the same. In no event will any site visit, observation or testing by any Indemnified Person be a representation that Hazardous Materials are or are not present in, on or under the Real Property, or that there has been or will be compliance with any Environmental Law. None of the Borrower Parties or their respective Subsidiaries nor any other Person shall be entitled to rely on any site visit, observation or testing by any Indemnified Person. The Indemnified Parties owe no duty of care to protect the Borrower Parties, any of their respective Subsidiaries or any other Person against or to inform any Borrower Party, any of its Subsidiaries or any other Person of the presence of any Hazardous Materials or any other adverse condition affecting the Real Property. The

Indemnified Person will make reasonable efforts to avoid interfering with the existing use of the Real Property by the Borrower Parties or any of their respective Subsidiaries in exercising any rights provided in this Section 9.9.

(d) The Borrower shall, and shall cause each of its Subsidiaries to, promptly undertake any and all remedial work in response to Hazardous Materials Claims (“Remedial Work”) to the extent required by any Governmental Authority involved or as recommended by prudent business practices, if such standard requires a higher degree of remediation, and in all events to minimize any impairment to the real property. All Remedial Work must be conducted (i) in a diligent and timely fashion by licensed contractors acting under the supervision of a consulting environmental engineer; (ii) pursuant to a detailed written plan for the Remedial Work approved by all public or private agencies or persons with a legal or contractual right to such approval; (iii) with insurance coverage pertaining to liabilities arising out of the Remedial Work as is then customarily maintained with respect to such activities; and (iv) only following receipt of any required Consents. The selection of the Remedial Work contractors and consulting environmental engineer, the contracts entered into with such parties, any disclosures to or agreements with any public or private agencies or parties relating to Remedial Work and the written plan for the Remedial Work (and any changes thereto) at the Lender’s option, is subject to the Lender’s prior written approval.

9.10 Hiring of Sales Force. In furtherance of the Borrower’ plan to restructure its sales division delivered under the First Amendment to Amended and Restated Securities Purchase Agreement, the Borrower shall hire (a) one full-time qualified, additional sales employee as soon as practicable, but not later than May 15, 2003, (b) one second full time qualified, additional sales employee as soon as practicable, but not later than by June 15, 2003, (c) one full-time qualified sales manager to be responsible for the Borrower’s sales division as soon as practicable, but not later than November 15, 2003.

9.11 Future Information. All data, certificates, reports, statements, documents and other information furnished to the Lender by or on behalf of the Borrower or any of its Subsidiaries or any of their respective representatives or agents in connection with this Agreement, the other Loan Documents or the transactions contemplated hereby and thereby, at the time the information is so furnished, shall not contain any untrue statement of a material fact, shall be complete and correct in all material respects to the extent necessary to give the Lender sufficient and accurate knowledge of the subject matter thereof, and shall not omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such information is furnished.

9.12 Further Assurances. From time to time after the date hereof, the Borrower Parties will execute and deliver, and will cause their respective Subsidiaries and any other Persons who are required to give their Consent to execute and deliver, such instruments, certificates and documents, and will take all such actions, as the Lender may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement, any Term Note and the other Loan Documents. Upon exercise by the Lender of any power, right, privilege or remedy pursuant to this Agreement, this Agreement, or any other Loan Document which requires any Consent, the Borrower will execute and deliver, and will cause each of its Subsidiaries and any other Persons to execute and deliver, all applications, certifications, instruments and other documents and papers that may be required to be obtained for such Consent.

9.13 Audit Committee Financial Expert. On or before May 30, 2003, the Borrower shall have elected or appointed an individual who qualifies as an “audit committee financial expert” (within the meaning of the rules implementing Section 407 of the Sarbanes-Oxley Act of 2002) to serve on the Borrower’s Board of Directors.

9.14 Agreements Affecting Stock and Indebtedness; Amendments to Material Contracts. The Borrower shall not, and shall not permit any other Borrower Party or any of its or their Subsidiaries to:

(a) enter into any voting agreement, voting trust, irrevocable proxy or other agreement limiting or otherwise affecting the voting rights of the Stock of any Borrower Party (other than the Investor Rights Agreement);

(b) extend, refinance, renew, replace, restructure, exchange or refund any Indebtedness, except the Permitted Subordinated Note Refinancing;

(c) (i) amend, supplement, restate or otherwise modify any agreement, instrument or other document evidencing any Indebtedness, or request a waiver of any term or provision contained therein; or (ii) subject to the proviso set forth in Section 9.14(b), amend, supplement or otherwise modify any Subordinated Debt Document in connection with any refinancing, renewal, replacement, restructuring, exchange or refunding of any Subordinated Debt owing thereunder;

(d) cancel or terminate (or consent to or accept any cancellation or termination of) any Material Contract, including any agreement, instrument or other document evidencing any Indebtedness, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any breach of or default under any such Material Contract, or take any action in connection with any such Material Contract that would impair the value of the interests or rights of any Borrower Party or Subsidiary thereunder or that would impair the interest or rights of the Lender hereunder or under this Agreement or any other Loan Document; or

(e) adopt or approve any stockholder rights plan or similar plan or arrangement.

9.15 Dissolution of Overhill Ventures. Not later than June 30, 2003, the Borrower shall liquidate, wind up and dissolve Overhill Ventures in accordance with Applicable Laws and deliver to the Lender documentation reasonably satisfactory to it evidencing the liquidation, winding up and dissolution of Overhill Ventures (including a tax clearance certificate issued by the California Franchise Tax Board).

10. MISCELLANEOUS

10.1 Complete Agreement; Modification of Agreement; Interpretation. This Agreement and the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede all prior agreements, commitments, understandings, or inducements (oral or written, expressed or implied) (including, without limitation, that certain letter agreement dated April 3, 2003 between the Senior Subordinated Creditor and the Borrower), and may not be modified, altered, or amended except by a written agreement signed by Lender, Borrower and each other Person executing this Agreement or any other Loan Document, as applicable. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured, drafted or dictated such provision.

10.2 Reimbursement and Expenses. Borrower will promptly pay:

(a) all reasonable out-of-pocket expenses of Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement, the Notes, and the other Loan Documents, including all post-closing matters, and the transactions contemplated hereunder and the making of the Term Loans, including outside auditor costs, title and other insurance premiums, recording and filing fees, intangible, documentary stamp, and other taxes, and the reasonable attorneys’ fees and disbursements of counsel for Lender and the reasonable allocated costs for services of internal counsel for Lender;

(b) all reasonable out-of-pocket expenses of Lender in connection with the administration, making, or monitoring of the Term Loans and this Agreement and the other Loan Documents in accordance with the provisions thereof, the restructuring and refinancing of the transactions herein and therein contemplated, and the preparation, negotiation, execution, and delivery of any waiver, amendment, or consent by Lender relating to any of the Loan Documents, including the reasonable attorneys’ fees and disbursements of counsel for Lender and the reasonable allocated costs for services of internal counsel for Lender and a fee to compensate Lender for any such waiver, amendment, or consent;

(c) all of Lender’s costs and out-of-pocket expenses of obtaining performance under this Agreement or the other Loan Documents and collection of the Obligations in any arbitration, mediation, legal action, or proceeding (including any case under the Bankruptcy Code or similar laws), which, in each case, shall include reasonable fees and expenses of counsel for Lender and the reasonable allocated fees and disbursements for the services of internal counsel for Lender;

(d) all taxes (other than taxes imposed on or measured by the net income of Lender), assessments (general or special), and other Charges levied on, or assessed, placed, or made against any Collateral, the Notes or the other Loan Documents, or the Obligations; and

(e) Lender’s standard and customary charges for the forwarding to Borrower or any other Person on behalf of Borrower by Lender of the proceeds of any of the Loans (including by wire transfer).

10.3 Indemnity; Contribution.

(a) Borrower and each of its Subsidiaries shall indemnify and hold harmless each Indemnified Person from and against any Claim that may be instituted or asserted against or incurred by any such Indemnified Person as the result of, arising out of or in connection with:

(i) Any breach of any warranty or the inaccuracy of any representation made by any Borrower Party;

(ii) The failure by any Borrower Party to fulfill any of its covenants, agreements or undertakings under this Agreement or any other Loan Document (or any other document or instrument executed herewith or pursuant hereto);

(iii) Any third party actions, suits, proceedings or claims brought against any Indemnified Person with respect to (A) the Spin-Off or any of the transactions related thereto or contemplated thereby, (B) the Purchase Agreement or the transactions contemplated thereby, or (C) any item of Collateral or (D) the business, properties, operations or affairs of any Borrower Party or any of its Subsidiaries;

(iv) credit having been extended or not extended under this Agreement and the other Loan Documents;

(v) or otherwise in connection with or arising out of the transactions contemplated hereunder or thereunder, including any Claim for Environmental Liabilities and Costs and legal costs and expenses of disputes between the parties to this Agreement.

(b) In any suit, proceeding, or action brought by Lender relating to any item of Collateral or any amount owing hereunder, or to enforce any provision of any item of Collateral, Borrower shall save, indemnify, and hold harmless Lender from and against all expense, loss, or damage suffered by reason of such action or any defense, setoff, or counterclaim asserted for any reason by the other party or parties to such litigation and howsoever arising. All obligations of Borrower or any of its Subsidiaries with respect to any item of Collateral shall be and remain enforceable against, and only against, Borrower or such Subsidiary, as the case may be, and shall not be enforceable against Lender. This Section 10.3 shall survive the Termination Date.

(c) Any Person entitled to indemnification under this Section 10.3 shall (a) give prompt written notice to the Borrower of any claim with respect to which it seeks indemnification (and failure to give such notice shall not adversely affect the Borrower’s indemnification obligations to the extent they are not substantially prejudiced thereby) and (b) permit the Borrower to assume the defense of such claim with counsel selected by the Borrower and reasonably acceptable to such Person; provided, however, that any Person entitled to indemnification hereunder shall first have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) the Borrower has agreed to pay such fees or expenses of such counsel; (ii) the Borrower has failed to notify such Person in writing within ten (10) days of its receipt of such written notice of claim that it will assume the defense of such claim and employ counsel reasonably satisfactory to such Person; or

(iii) in the judgment of any such Person, based upon the advice of counsel, a conflict of interest may exist between such Person and the Borrower with respect to such claims (in which case, if the Person notifies the Borrower in writing that such Person elects to employ separate counsel at the expense of the Borrower, the Borrower shall not have the right to assume the defense of such claim on behalf of such Person). The Borrower will not be subject to any liability for any settlement made without its consent (but such consent may not be unreasonably withheld). No Indemnified Person may, without the consent of the Borrower (which consent will not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Borrower of a release from all liability in respect of such claim or litigation.

(d) If the indemnification provided for in this Section 10.3 is unavailable to the Lender or any other Indemnified Person in respect of any Claims, then the Borrower, in lieu of indemnifying such Indemnified Person, shall contribute to the amount paid or payable by the Indemnified Person as a result of such Claims, in such proportion as is appropriate to reflect the relative fault of the Borrower, on the one hand, and such Indemnified Person on the other hand, in connection with the actions, statements or omissions which resulted in such Claims, as well as any other relevant equitable considerations. The relative fault of the Borrower, on the one hand, and such Indemnified Person, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, either the Borrower or such Indemnified Person, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 10.3 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

10.4 No Waiver. Neither Lender’s failure, at any time or times, to require strict performance by Borrower or any of its Subsidiaries of any provision of any Loan Document, nor Lender’s failure to exercise, nor any delay in exercising, any right, power, or privilege under this Agreement, (a) shall waive, affect, or diminish any right of Lender thereafter to demand strict compliance and performance therewith or (b) shall operate as a waiver thereof. Any suspension or waiver of a Default, Event of Default, or other provision under the Loan Documents must be in writing signed by an authorized employee of Lender to be effective and shall not suspend, waive, or affect any other Default or Event of Default, whether the same is prior or subsequent thereto and whether of the same or of a different type, and shall not be construed as a bar to any right or remedy that Lender would otherwise have had on any future occasion.

10.5 Severability; Survival. Wherever possible, each provision of the Loan Documents shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of any Loan Document shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such Loan Document. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties, and representations of or binding upon Borrower or any of its Subsidiaries and all rights of Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until the Termination Date; provided that the reimbursement and expense provisions of Section 10.2, the indemnity provisions of Section 10.3, the limitation of liability provisions of Section 10.13, the release provisions of Section 10.14, the jury trial waiver of Section 10.17 and this Section 10.5 shall all survive the Termination Date.

10.6 Conflict of Terms. Except as otherwise provided in any Loan Document by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any other Loan Document, the provision contained in this Agreement shall govern and control.

10.7 Notices.

(a) All notices and other communications under this Agreement and the other Loan Documents shall be in writing and shall be deemed to have been given three days after deposit in the United States mail, first class mail, postage prepaid, or one day after being entrusted to a reputable commercial overnight delivery service, or when sent out by facsimile transmission addressed to the party to which such notice is directed at its address determined as provided in this Section 10.7. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i) if to Borrower or Overhill Ventures:

Overhill Farms, Inc.

2727 E. Vernon Avenue

Vernon, CA 90058-1822

Attn: Mr. James Rudis

Telephone No.: (323) 582-9977

Facsimile No.: (323) 582-6122

with a copy to:

Law Offices of Albert B. Greco, Jr.

16901 N. Dallas Parkway, Suite 230

Addison, TX 75001-5246

Attn: Albert B. Greco, Jr. Esq.

Telephone No.: (972) 818-7333

Facsimile No.: (972) 818-7343

(ii) If to Lender:

Pleasant Street Investors, LLC

c/o Levine Leichtman Capital Partners, Inc.

335 North Maple Drive, Suite 240

Beverly Hills, CA 90210

Attn: Steven E. Hartman,

          Vice-President

Telephone No.: (310) 275-5335

Facsimile No.: (310) 275-1441

with a copy to:

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

Attn: Mitchell Cohen, Esq.

Telephone No.: (310) 277-1010

Facsimile No.: (310) 203-7199

(b) Any party to this Agreement may change the address to which notices shall be directed under this Section 10.7 by giving ten days’ written notice of such change to the other parties.

10.8 Confidentiality.

(a) Borrower agrees to keep the terms of this Agreement confidential and not, without Lender’s prior written consent, deliver copies of any portion hereof, nor divulge to or discuss with any other Person (other than to (i) Borrower’s accountants and legal counsel, (ii) Senior Subordinated Creditor or its successors and assigns, (iii) any Person that refinances the Subordinated Note pursuant to a Permitted Subordinated Note Refinancing, or (iv) as required by law), the provisions hereof. Borrower agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Lender or its Affiliates or referring to this Agreement or the other Loan Documents (other than direct disclosures to any of its customers, vendors, advisors, auditors, employees, other lenders, credit agencies or any other Person requiring such information as determined by Borrower in its reasonable business judgment or disclosures made pursuant to filings with the Commission or any Governmental Authority or set forth in Borrower’s Financial Statements) without at least two Business Days’ prior notice to Lender and without the prior written consent of Lender unless (and only to the extent that) Borrower or its Affiliate is required to do so under law and then, in any event, Borrower or its Affiliate will consult with Lender before issuing such press release or other public disclosure.

(b) Lender agrees to maintain the confidentiality of any of Borrower’s confidential or proprietary information it receives from Borrower and not to disclose such information to third parties without the prior consent of the Borrower, except that Lender may disclose such confidential or proprietary information (a) to legal counsel, accountants and other professional advisors to Lender, (b) to the partners, officers, directors, employees and other authorized representatives of Lender, (c) to regulatory officials having jurisdiction over Lender, (d) if required by Applicable Laws or in connection with any legal proceeding, process or order, (e) to any other Person in connection with any participation, sale, assignment or transfer of the Loans, the Obligations, this Agreement or any other Loan Document and (f) that has been previously disclosed publicly without breach of this Agreement.

10.9 Section Titles. The section titles and table of contents contained in this Agreement and any other Loan Document are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

10.10 Counterparts. Each Loan Document may be authenticated in any number of identical counterparts, each of which shall constitute an original and all of which shall collectively and separately constitute a single instrument or agreement. Delivery of an executed counterpart of a signature page to this Agreement to any other Loan Document by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

10.11 Time of the Essence. Time is of the essence for payment and performance of the Obligations.

10.12 GOVERNING LAW; VENUE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES. BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN LOS ANGELES, CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND BANK PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED THAT LENDER, AND BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF LOS ANGELES, CALIFORNIA; PROVIDED FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN

ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT, AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT, AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN SECTION 10.7 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.

10.13 Limitation on Liability. NO CLAIM SHALL BE MADE BY BORROWER OR OVERHILL VENTURES OR ANY OF ITS AFFILIATES AGAINST LENDER OR ANY AFFILIATES, PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES, ATTORNEYS, ACCOUNTANTS OR ADVISORS LENDER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR UNDER ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH.

10.14 Release. Effective on and as of the Effective Date, each of Borrower and Overhill Ventures, for itself and on behalf of its respective successors, assigns, stockholders, officers, directors, employees, agents, attorneys and other representatives, hereby remises, releases and forever discharges Lender and its present and former partners (whether general or limited), officers, directors, employees, agents, members, consultants, parents, subsidiaries, affiliates, joint venturers, insurers, heirs, executors, administrators, custodians, representatives, attorneys, successors and assigns, from and against any and all claims, actions, causes of action, suits, demands, liabilities, damages, judgments, obligations, costs, expenses (including, without limitation, attorneys’ fees) or losses of any kind or nature, whether in law or in equity, presently known or unknown, fixed or contingent, accrued or unaccrued, suspected or unsuspected, or foreseen or unforeseen, that are based upon, relate to or arise out of any facts, acts, omissions, events or circumstances existing or occurring on or prior to the Effective Date, whether arising out of or otherwise related to (i) the Existing Loan Agreement (including, without limitation, any breach by UBOC of any of its representations, warranties, covenants or agreements), this Agreement or the other Loan Documents or any of the transactions contemplated hereby or thereby, (ii) the administration or enforcement of the Existing Obligations or the Obligations or (iii) the assignment by UBOC of the Assigned Interests (as defined in the Purchase Agreement) to Lender. Effective on and as of the Effective Date, each of Borrower and Overhill Ventures waives any and all claims, rights and benefits it may have under any law or any jurisdiction that would render ineffective a release made by a creditor or claims that the creditor does not know or suspect to exist in its favor at the time of executing the release and that, if known by it, would have materially affected its settlement with the applicable debtor. Each of Borrower and Overhill Ventures acknowledges that it is aware of the following provisions of Section 1542 of the California Civil Code:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITORS DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each of Borrower and Overhill Ventures expressly and voluntarily waives each and all claims, rights, or benefits it has or may have under section 1542 of the California Civil Code, or any other similar law of any other jurisdiction, to the full extent that it may lawfully waiver such claims, rights and benefits in connection with this release. Each of Borrower and Overhill Ventures acknowledges that (A) it has been represented by independent legal counsel of its own choice throughout the negotiations that preceded the execution of this Agreement and that it has executed this Agreement after receiving the advice of such independent legal counsel and (B) it and its respective counsel have had an adequate opportunity to make whatever investigation or inquiry they deem necessary or desirable in connection with the release contained in this Section 10.14.

10.15 Amendment and Restatement. Effective on and as of the Effective Date, this Agreement amends and restates in its entirety the Existing Loan Agreement insofar as the two are inconsistent. However, the execution and delivery of this Agreement shall not excuse, or constitute a waiver of, any Defaults or Events of Default under the Existing Loan Agreement, it being understood that this Agreement is not a termination of the Existing Loan Agreement, but is a modification (and, as modified, a continuation) of the Existing Loan Agreement. Borrower and Overhill Ventures acknowledge and agree that the Existing Loan Agreement, as amended and restated hereby, is reaffirmed in all respects. Amounts in respect of interest, fees, and other amounts payable to or for the account of Lender shall be calculated in accordance with the provisions of (i) the Existing Loan Agreement with respect to any period (or portion of any period) ending on or prior to the Effective Date and (ii) this Agreement with respect to any period (or portion of any period) commencing on or after the Effective Date. (Without limiting the generality of the foregoing, the Borrower shall continue to have the rights against TreeCon set forth in the Existing Loan Agreement.) Notwithstanding the foregoing or anything to the contrary herein, nothing herein shall be deemed to limit or terminate any of Lender’s rights under the Existing Loan Agreement that expressly survive the Termination Date (as defined therein).

10.16 Limited Representations and Warranties of Lender.

(a) Investment Intent. Solely to the extent that either of the Term Notes are finally held by a court of competent jurisdiction to be “securities” for purposes of Section 5 of the Securities Act, the Lender makes the following representation and warranty to Borrower, which shall terminate on the earlier to occur of the Termination Date and the date of the expiration of any applicable statute of limitations: On the Effective Date, the Lender will be acquiring the Term Notes for its own account, for investment purposes, and not with a view to or for sale in connection with any distribution thereof. The Lender understands that the Term Notes will not be registered under the Securities Act or registered or qualified under any state securities law in reliance upon specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Lender’s investment intent as expressed herein.

(b) Accredited Investor Status. Solely to the extent that either of the Term Notes are finally held by a court of competent jurisdiction to be “securities” for purposes of Section 5 of the Securities Act, the Lender makes the following representation and warranty to Borrower, which shall terminate on the earlier to occur of the Termination Date and the date of the expiration of of any applicable statute of limitations: The Lender is an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act). By reason of its business and financial experience, the Lender has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Term Notes, has the capacity to protect its own interests and is able to bear the economic risk of such investment. Without modifying any representation or warranty of Borrower herein, the Lender has had an opportunity to review the books and records of the Borrower and to ask questions of representatives of the Borrower concerning the terms and conditions of the transactions contemplated by this Agreement.

10.17 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY RELATING TO (a) THIS AGREEMENT, THE SENIOR TERM NOTES, THE LOAN DOCUMENTS OR ANY OTHER RELATED DOCUMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT THEREOF, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY OR RELATED TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR (b) ANY CONDUCT, ACT OR OMISSION OF THE PARTIES OR THEIR AFFILIATES (OR ANY OF THEM) WITH RESPECT TO THIS AGREEMENT, THE SENIOR TERM NOTES, THE LOAN DOCUMENTS OR ANY OTHER RELATED DOCUMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT THEREOF, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION, SUIT OR OTHER PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

	“BORROWER”			“OVERHILL VENTURES”

	OVERHILL FARMS, INC., a Nevada corporation			OVERHILL L.C. VENTURES INC., a California corporation

By:	/s/ James Rudis		By:	/s/ James Rudis
	James Rudis President and Chief Executive Officer			James Rudis President

By:	/s/ John Steinbrun		By:	/s/ John Steinbrun
	John Steinbrun Senior Vice President and Chief Financial Officer			John Steinbrun Senior Vice President and Chief Financial Officer

“LENDER”

PLEASANT STREET INVESTORS, LLC, a California limited liability company

By:	LEVINE LEICHTMAN CAPITAL PARTNERS, INC., its Manager

	By: Name: Title:	/s/ Steven E. Hartman Steven E. Hartman Vice President

SCHEDULE A

DEFINITIONS AND RULES OF CONSTRUCTION

1. Capitalized terms used in the Agreement and the other Loan Documents shall have (unless otherwise provided elsewhere in the Agreement or in the other Loan Documents) the following respective meanings:

“Account Debtor” means any Person who may become obligated to any Person under, with respect to, or on account of, an Account, Chattel Paper or General Intangible (including a Payment Intangible).

“Accounts” means all “accounts,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments) (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all of such Person’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of such Person’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due or to become due to such Person for Goods or other property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person), (e) all health care insurance receivables, and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“Adjusted Current Assets” shall mean, collectively, (i) cash, (ii) accounts receivable, net, (iii) inventory, net, and (iv) prepaid expenses, in each case determined in accordance with GAAP.

“Adjusted Current Liabilities” shall mean, at any time, ‘current liabilities’ as defined by GAAP at such time, minus all Indebtedness owed to the Senior Subordinated Creditor at such time, if and only if such Indebtedness is classified at such time as a current liability in accordance with GAAP.

“Affiliate” shall mean, with respect to any specified Person, (i) any other Person that, directly or indirectly, owns or controls, or has the right to acquire, whether beneficially or of record, or as a trustee, guardian or other fiduciary (other than a commercial bank or trust company), five percent (5%) or more of the Stock of such specified Person, (ii) any other Person that, directly or indirectly, controls, is controlled by, is under direct or indirect common control with, or is included in the Immediate Family of, such specified Person or any Affiliate of such specified Person, or (iii) any Executive Officer, director, partner or member of such specified Person, or any Person included in the Immediate Family of any of the foregoing. For the purposes of this definition, the term

“control,” when used with respect to any specified Person, shall mean the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by proxy, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing. Notwithstanding anything to the contrary, for the purposes of this Agreement and the other Loan Documents, neither the Lender nor any of its Affiliates, officers, directors, partners or employees shall be deemed to be an Affiliate of the Borrower.

“Agreement” means this Agreement, together with the Exhibits and Schedules (including this Schedule A) hereto, as amended from time to time.

“AMEX” means the American Stock Exchange LLC.

“Applicable Law” means, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable to such Person and all orders and decrees of all courts and arbitrators in proceedings or actions to which such Person is a party or by which it or its properties are bound, including Environmental Laws, the Fair Labor Standards Act and the Sarbanes-Oxley Act of 2002.

“Applicable Maturity Date” means, with reference to any Senior Term A Loan, the Senior Term A Maturity Date and, with reference to any Senior Term B Loan, the Senior Term B Maturity Date.

“Applicable Rate” means:

(i) With respect to the Senior Term A Loan, a rate per annum accruing on the Senior Term A Loan equal to ten percent (10%); provided, however, that if for any Performance Week the outstanding principal balance of the Senior Term A Loan exceeds the In-Formula Amount as shown on the Borrowing Base Certificate pertaining to that Performance Week, then, with respect to such excess, the Applicable Rate for the Application Week to which that Performance Week relates shall be a rate per annum equal to fifteen percent (15%); and

(ii) With respect to the Senior Term B Loan, a rate per annum accruing on the Senior Term B Loan equal to fifteen percent (15%).

“Application Week” has the meaning set forth in Section 1.5(a)(i).

“April 2003 Shares” has the meaning ascribed thereto in the Securities Purchase Agreement.

“Bankruptcy Code” means the provisions of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. or any similar federal or state law for the relief of debtors, as amended from time to time.

“Books and Records” means, with respect to any Person, all books, records, board minutes, contracts, licenses, insurance policies, environmental audits, business plans,

files, accounting books and records, financial statements (actual and pro forma), and filings with Governmental Authorities.

“Borrower” means Overhill Farms, Inc., a Nevada corporation.

“Borrower Parties” shall mean the Borrower and the Guarantor or any other Person who becomes a Guarantor.

“Borrower Stock Plans” means the “Company Stock Plans”, as defined in the Securities Purchase Agreement, and “2002 Stock Option Plan” has the meaning ascribed in such definition of “Company Stock Plans”.

“Borrowing Base” means, at any time, an amount equal to:

(a) up to 85% of the value, as determined by Lender based on the Schedule of Accounts most recently delivered by Borrower to Lender or on any other information available to Lender, of Eligible Accounts, less any Dilution Reserve or other reserve established by Lender in its reasonable credit judgment; plus

(b) the lesser of (i) $9,000,000 and (ii) the Inventory Advance Rate, less any reserve established by Lender in its reasonable credit judgment, in each case as determined by Lender based on the Schedule of Inventory most recently delivered by Borrower to Lender or on any other information available to Lender, valued at the lower of cost (determined on a first-in, first-out basis) or market. Lender reserves the right, in its reasonable credit judgment, at any time and from time to time after the Effective Date, to (x) establish and modify the criteria set forth in, or establish new criteria for, the definition of “Eligible Accounts” and “Eligible Inventory,” (y) establish and modify reserves, and (z) to adjust advance rates based on the results of field examinations or inventory appraisals or reviews conducted by a firm acceptable to Lender; minus

(c) the Reserves.

“Borrowing Base Certificate” means a certificate to be delivered by Borrower to Lender pursuant to Section 5.1(b), which shall be in substantially the form of Exhibit A attached hereto.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures of the Borrower and its Subsidiaries (whether paid in cash or accrued or financed by the incurrence of Indebtedness) during such period, including all Capital Leases, for any property, plant, equipment or other fixed assets, or for improvements thereto, or for replacements, substitutions or additions thereto, that have a useful life of more than one (1) year or are required to be capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

“Cash Interest Expense” shall mean, for any period, without duplication and only to the extent deducted in determining Net Income (Loss), calculated without regard to any limitation on the payment thereof and determined in accordance with GAAP, (i) total consolidated interest expense of the Borrower and its Subsidiaries (including interest paid to Affiliates and the portion of any Capitalized Lease Obligations allocable to interest expense), whether paid or accrued, minus (ii) to the extent included in total consolidated interest expense, any non-cash interest expense, including any payment-in-kind interest, amortization of original issue discount, non-cash losses on hedging agreements and amortization of capitalized up-front costs.

“Capital Lease” shall mean any lease or agreement of the Borrower or its Subsidiaries for property (whether real, personal or mixed) which has been or is required to be capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

“Capital Lease Obligation” shall mean all liabilities or other obligations for the payment of rent for any property (whether real, personal or mixed) which has been or is required to be capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP with respect to a Capital Lease.

“Change in Control” or “Change of Control” shall mean the occurrence of one or more of the following events:

(i) any Person (other than the Senior Subordinated Creditor and its Affiliates) or “group” (within the meaning of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) of the Exchange Act, becomes the beneficial owner (as such term is defined in Rules 13d-3 and 13d-5 of the Exchange Act (provided that such Person will be deemed to beneficially own all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time)), directly or indirectly, of twenty-five percent (25%) or more of the Voting Stock of the Borrower; or

(ii) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Borrower or of any material Subsidiary, or the sale of any material Subsidiary, in each case in one transaction or a series of related transactions;

(iii) The Borrower or any Subsidiary is acquired by, or merges, consolidates, reorganizes or enters into any other transaction having a similar legal effect with any other Person and, in any such event, any Person who is not an Affiliate of the Borrower as of the date hereof acquires control of the Borrower or any Subsidiary (for purposes of this clause (iii) only, the term “control” means the power (A) to direct or cause the direction of the management or policies of the Borrower or any such Subsidiary, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, or (B) to vote twenty-five percent (25%) or more of the Voting Stock of the Borrower or any Subsidiary); or

(iv) James Rudis either (A) ceases to be the President and Chief Executive Officer of the Borrower, (B) ceases to be the chief executive officer of the Borrower with general and active management of the business of the Borrower and responsibility for overseeing that all orders and resolutions of the Board of Directors of the Borrower are carried into effect, or (C) following the Spin-Off, ceases to beneficially own, directly or indirectly, at least 300,000 shares of Common Stock (subject to adjustment for any stock splits, reverse stock splits, dividends or like events after the date hereof); or

(v) John Steinbrun either (A) ceases to be the Chief Financial Officer of the Borrower or (B) ceases to have significant daily senior management responsibilities at the Borrower; provided that if the reason Mr. Steinbrun ceases to be the Chief Financial Officer or to have such responsibilities is solely because he voluntary resigns from his employment with the Borrower or he is terminated “for cause”, the Borrower does not replace Mr. Steinbrun with an individual who is reasonably acceptable to the Borrower within ninety (90) days of Mr. Steinbrun’s effective resignation date; or

(vi) [Intentionally Omitted]; or

(vii) (A) the institution by any Borrower Party or any of its material Subsidiaries of a voluntary case under the Bankruptcy Code or any similar proceeding under any other Applicable Law, (B) the commencement against any Borrower Party or any of its material Subsidiaries of an involuntary case seeking liquidation or reorganization under the Bankruptcy Code or any similar proceeding under any other Applicable Law, or the commencement of an involuntary case or proceeding seeking the appointment of a custodian or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business, and either (w) any Borrower Party or any such material Subsidiary consents to such involuntary case or proceeding, (x) the petition commencing such involuntary case or proceeding is not timely controverted, (y) the petition commencing such involuntary case or proceeding remains undismissed and unstayed for a period of ninety (90) days or (z) an order for relief shall have been issued or entered therein, or (C) the liquidation, winding up or insolvency of any Borrower Party or any of its material Subsidiaries.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to PBGC at the time due and payable), levies, assessments, charges, liens, and all additional charges, interest, penalties, expenses, claims, or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income, or gross receipts of Borrower, (d) the ownership or use of any assets by Borrower, or (e) any other aspect of Borrower’s business.

“Chattel Paper” means all “chattel paper,” as such term is defined in the UCC and including both tangible and electronic chattel paper, now owned or hereafter acquired by any Person, wherever located.

“Claim” means any and all: (a) suits, actions, or proceedings in any court or forum, at law, in equity or otherwise; (b) costs, fines, deficiencies, or penalties; (c) asserted claims or demands by any Person; (d) arbitration demands, proceedings, or awards; (e) damages, losses, liabilities, and expenses (including reasonable attorneys’ fees and disbursements and other costs of collection, defense, or appeal); (f) enforcement of rights and remedies; or (g) criminal, civil, or regulatory investigations.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986 and any regulations promulgated thereunder.

“Collateral” means any personal property or other assets, now existing or hereafter acquired, real or personal, tangible or intangible, and whether owned by, consigned to, or held by, or under the care, custody or control of Borrower, including all money, cash, cash equivalents, Accounts, Deposit Accounts, other bank and deposit accounts and deposits, Investment Property, Inventory, Equipment, Fixtures, Goods, Chattel Paper, Documents, Instruments, Commercial Tort Claims, Books and Records, real property interests, leasehold estates in real property of Borrower, as lessee, General Intangibles (including all Intellectual Property, Claims, Payment Intangibles, contract rights, choses in action, and Software), and all of Borrower’s other interests in property of every kind and description, and the products, profits, rents of, dividends or distributions on, accessions to, and all Proceeds (including tort claims, insurance claims and insurance proceeds) of any of the foregoing, regardless of whether the Collateral, or any portion of it, is property as to which the UCC provides the perfection of a security interest, and all rights and remedies applicable to such property, but excluding in all events, Hazardous Materials.

“Collateral Documents” means the Pledge Agreement, the Intellectual Property Security Agreement, the RWCI Assignment, the Landlord Waivers, the Warehouse Bailment Agreements, the Deposit Account Control Agreements, the UCC financing statements and all other Loan Documents granting Liens to Lender to secure the Obligations or other rights with respect to the Collateral.

“Commercial Tort Claim” means all “commercial tort claims, as such term is defined in the UCC, now owned or hereafter acquired by any Person.

“Commission” shall mean the Securities and Exchange Commission, or any successor agency.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Borrower.

“Compliance Certificate” means a statement in reasonable detail certified by the Chief Financial Officer of Borrower showing the calculations used in determining compliance with each of the financial covenants set forth in Section 4.3, which shall be in form and substance satisfactory to the Lender.

“Compliance Reports” shall mean, individually or collectively, any and all forms, reports or other documents (or any successor forms, reports or other documents) used or issued by any Governmental Authority (including the USDA Food Safety and Inspection Service, the FDA, the State of California — Health and Human Services Agency or any successor Governmental Authorities) with respect to food safety and/or health inspections of the Borrower’s or any of its Subsidiaries’ facilities and/or compliance with or violations of Applicable Law, including the following: Application for Federal Meat, Poultry, or Import Inspection (FSIS Form 5200-2), Grant of Inspection (FSIS Form 5200-1), Process Deficiency Record (FSIS Form 8820-2), Non-Compliance Record (FSIS Form 5400-4), Form FDA 483 and Report of Observations (EH 62 A), and any successor forms or documents related thereto.

“Consent” shall mean any consent, approval, authorization, waiver, permit, grant, franchise, license, exemption or order of, any registration, certificate, qualification, declaration or filing with, or any notice to, any Person, including any Governmental Authority.

“Consolidation” shall mean the consolidation by the Borrower of a substantial part of its business operations into the Vernon Facilities, including (i) the execution and delivery of the Vernon Sublease and the Vernon Lease, in each case for certain premises commonly known as 2727 E. Vernon Avenue, Vernon, California, and generally described as a one-story warehouse building of approximately 147,210 square feet; and (ii) the taking of the following actions: (A) borrowing up to $4,000,000 solely to provide the necessary additional financing to consolidate its business operations, including constructing certain tenant improvements at the Vernon Facilities and financing the purchase of equipment; (B) moving certain of the Borrower’s properties and other assets located at its existing manufacturing facilities on or into the Vernon Facilities; and (C) terminating the Borrower’s existing real property leases with respect to the Borrower’s currently leased manufacturing facilities and incurring certain termination expenses in connection therewith.

“Contingent Obligations” shall mean, with respect to any Person, any obligation, direct or indirect, contingent or otherwise, of such Person (i) with respect to any Indebtedness or other obligation of another Person, including any direct or indirect guarantee of such Indebtedness (other than any endorsement for collection or deposit in the ordinary course of business) or any other direct or indirect obligation, by agreement or otherwise, to purchase or repurchase any such Indebtedness or obligation or any security therefor, or to provide funds for the payment or discharge of any such Indebtedness or obligation (whether in the form of loans, advances, stock purchases, capital contributions, dividends or otherwise), letters of credit and reimbursement obligations for letters of credit, (ii) to provide funds to maintain the financial condition of any other Person, or (iii) otherwise to indemnify or hold harmless the holders of Indebtedness or other obligations of another Person against loss in respect thereof. The amount of any Contingent Obligation shall be the maximum amount of the Indebtedness or obligations guaranteed or otherwise supported thereby.

“Contracts” means all “contracts,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents, or Instruments), including any agreement relating to the terms of payment or the terms of performance of any Account.

“Control Letter” means a letter agreement between Lender and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name Borrower or any of its Subsidiaries, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of Borrower or any of its Subsidiaries, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by Borrower or any of its Subsidiaries, whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims any security interest in the applicable financial assets, acknowledges the Lien of Lender on such financial assets, and agrees to follow the instructions or entitlement orders of Lender without further consent by Borrower or any of its Subsidiaries.

“Convertible Securities” means, with respect to any Person, any securities or other obligations issued or issuable by such Person or any other Person that are exercisable or exchangeable for, or convertible into, any Stock of such Person.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” means, with respect to the Senior Term A Loan or the Senior Term B Loan, a rate per annum equal to seventeen percent (17.0%) for the first sixty (60) days during which an Event of Default shall remain uncured or unwaived and, thereafter, such rate shall increase by one percent (1.0%) per annum over the rate applicable to the thirty (30) days prior thereto for each additional thirty (30) days that such Event of Default remains uncured or unwaived; provided, however, that the Default Rate shall not exceed twenty percent (20%).

“Deposit Accounts” means all “deposit accounts,” as such term is defined in the UCC, now or hereafter held in the name of any Person.

“Deposit Account Control Agreements” or “Control Agreements” shall mean (i) that certain Amended and Restated Deposit Account Control Agreement dated as of the Effective Date, among UBOC, the Borrower the Lender, and the Senior Subordinated Creditor (amending and restating that certain Deposit Account Control Agreement dated as of June 28, 2002), as amended from time to time, (ii) that certain Restricted Account Agreement dated as of the Effective Date among the Borrower, the Senior Subordinated Creditor, the Lender and Wells Fargo Bank, N.A. (amending that certain Restricted Account Agreement dated April 4, 2003, among the Borrower, UBOC, the Senior Subordinated Creditor and Wells Fargo Bank) with respect to the Trade Payables Deposit Account and such other accounts as may from time to time be subject thereto, and (iii) any other control or similar agreements entered into from time to time and as amended from time to time, in form and substance reasonably satisfactory to the Lender, pursuant to which the Lender obtains “control” (within the meaning of Section 9104 of the UCC) over deposit or similar accounts of any Borrower Party.

“Designated Reserve” means the reserve to be instituted by Lender against the Borrowing Base on the Effective Date in the amount of $350,0000.

“Dilution” means, for any period of 12 consecutive months, (a) non-cash reductions in the Accounts of Borrower during such period divided by (b) Borrower’s gross sales for such period. The amounts of any non-cash reductions to Borrower’s accounts receivable and Borrower’s gross sales shall each be determined in accordance with GAAP.

“Dilution Reserve” means the reserve established by Lender and applied from time to time to reduce the portion of the Borrowing Base for Eligible Accounts, which reserve shall be implemented in the event that Dilution exceeds five percent (5%), and such reserve shall be in an amount equal to one percent (1%) of Eligible Accounts for each one percent (1%) of Dilution that is in excess of five percent (5%).

“Disclosure Schedules” means, collectively, those Schedules expressly required or permitted in this Agreement that pertain to a specific representation, warranty or covenant.

“Documents” means all “documents,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all bills of lading, dock warrants, dock receipts, warehouse receipts, and other documents of title, whether negotiable or non-negotiable.

“Dollars” means lawful currency of the United States.

“EBITDA” shall mean, for any period, without duplication and determined on a consolidated basis and in accordance with GAAP:

(i) the sum of (A) Net Income (Loss), (B) interest expense deducted in determining Net Income (Loss) (including cash interest, payment-in-kind interest and amortization of original issue discount), (C) the amount of Taxes deducted in determining Net Income (Loss), (D) the amount of depreciation and amortization expense deducted in determining Net Income (Loss), and (E) any extraordinary or unusual non-cash losses of the Borrower or any of its Subsidiaries (provided that such extraordinary or unusual non-cash losses do not result in any cash outlay at any time after the Initial Closing Date); minus

(ii) any extraordinary or unusual income or gains of the Borrower or any of its Subsidiaries for such period.

“Effective Date” has the meaning given to it in Section 2.1.

“Eligible Account” means, as of any date of determination, an Account of Borrower:

(a) that is due and payable within 90 days following its original invoice date;

(b) that conforms to all of the representations and warranties pertaining to Accounts set forth in the Agreement or any other Loan Document;

(c) (i) that arises from the sale of goods of, or the performance of services by, Borrower in the ordinary course of its business, (ii) that is subject to a valid, perfected, and continuing first priority Lien in favor of Lender and is owned by Borrower free and clear of any rights, claims, Liens, or other interests of any Person other than (A) Liens in favor of Lender, (B) Liens that secure the Subordinated Debt, and (C) other Permitted Liens, and (iii) with respect to which an invoice, in form and substance acceptable to Lender, has been sent to the applicable Account Debtor;

(d) that (i) is a bona fide, valid, and enforceable obligation of the applicable Account Debtor upon which Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever and (ii) does not arise with respect to goods that are placed on consignment or delivered on a guaranteed sale, sale or return or sale on approval, bill-and-hold, or cash-on-delivery basis or upon other terms by reason of which payment by the applicable Account Debtor is or may be conditional;

(e) with respect to which (A) (i) the applicable Account Debtor has not asserted any defense, counterclaim, offset or dispute, and such Account is not a “contra” Account or (ii) the Account Debtor is Seller and (B) the Account Debtor is not American Airlines or its Affiliates;

(f) with respect to which the applicable Account Debtor (i) is not a federal, state, or local governmental entity or agency unless Lender, in its sole discretion, has agreed to the contrary in writing and Borrower, if necessary or desirable, has complied with the Federal Assignment of Claims Act of 1940 or any applicable state statute or municipal ordinance of similar purpose and effect with respect thereto, (ii) is not an Affiliate, a Subsidiary, a Related Person, or an employee of Borrower, and (iii) has its principal place of business located outside of or is not a resident of the United States unless such Account is supported by a letter of credit assigned to Lender in form and substance, and issued by an institution, satisfactory to Lender in Lender’s sole discretion;

(g) with respect to which the applicable Account Debtor: (i) is not the subject of a case or proceeding under the Bankruptcy Code or any other federal, state, foreign receivership, or any other insolvency or bankruptcy laws; (ii) has not made a general assignment for the benefit of creditors; (iii) has not failed to pay its debts generally as they come due, suspended business, or become insolvent; or (iv) has not consented to or suffered the appointment of a receiver, trustee, liquidator, or custodian for it or for all or a significant portion of its assets or affairs and such receiver, trustee, liquidator, or custodian has not been dismissed;

(h) the collection of which, in Lender’s sole discretion, is not doubtful by reason of the applicable Account Debtor’s financial condition or otherwise;

(i) that is not evidenced by any Chattel Paper, Instrument, or judgment;

(j) to the extent that the total unpaid amount of such Account, when added together with all other Accounts due to Borrower from the applicable Account Debtor, does not exceed fifteen percent (15%) of all Accounts of Borrower except for those Account Debtors identified in Schedule C, with respect to which the concentration limit shall be 20%;

(k) that is payable only in Dollars;

(l) that is not in default (an Account shall be deemed to be in default under this clause (l) if (i) such Account is not paid within the earlier of 60 days following its due date or 90 days following its original invoice date or (ii) such Account is an obligation of an Account Debtor with respect to which more than 50% of all Accounts due to Borrower from such Account Debtor are not otherwise eligible under the other criteria set forth in clause (i) of this subparagraph);

(m) that does not consist of a credit balance that is more than 90 days following its due date; and

(n) that is otherwise acceptable to Lender in its reasonable credit judgment.

“Eligible Inventory” means, as of any date of determination, Inventory of Borrower:

(a) that (i) consists of first quality raw materials consisting of Ingredients or finished goods held for sale in the ordinary course of Borrower’s business, (ii) is subject to a valid, perfected, and continuing first priority Lien in favor of Lender and (iii) is owned by Borrower free and clear of any rights, claims, Liens, or other interests of any Person, other than (A) Liens in favor of Lender, (B) Liens that secure the Subordinated Debt, and (C) other Permitted Liens;

(b) that is located only on premises owned, leased, or operated by Borrower and referenced in Schedule 3.46, and (i) if such location is a public warehouse, then the warehouseman has executed a bailee letter in form and substance acceptable to Lender, and Lender has determined the amount of, and is maintaining, a reserve against the Borrowing Base with respect to the Inventory located at such public warehouse, or (ii) if such location is one of Borrower’s owned or leased locations, either the landlord has executed a mortgagee’s waiver or a landlord’s waiver, as the case may be, in form and substance acceptable to Lender, or Lender has determined the amount of, and is maintaining, a reserve against the Borrowing Base with respect to the Inventory located at such owned or leased location;

(c) that is not located at any outside processing facility;

(d) that conforms to all of the representations or warranties pertaining to Inventory set forth in this Agreement or any other Loan Document;

(e) that is not (i) placed on consignment or (ii) in transit;

(f) that does not consist of (i) work-in-process, (ii) fresh poultry, beef or produce, (iii) refurbished goods, (iv) goods that have spoiled or are past spoilage dating, (v) goods that have been returned by the buyer, (vi) packaging or shipping materials, (vii) display items, (viii) samples, (ix) labels, (x) supplies, or (xi) spare, replacement or repair parts;

(g) that does not constitute Slow Moving Inventory or obsolete, shopworn, unmerchantable, unsalable, returned, damaged, defective, off-season or out-of-season, excess, unusable, or unworkable goods or goods unfit for further processing;

(h) that is covered by property and casualty insurance acceptable to Lender;

(i) that consists of goods that can be transported or sold only with licenses that are readily available;

(j) that does not consist of any costs associated with “freight-in” charges;

(k) that is only covered by non-negotiable documents of title unless the negotiable document representing such Inventory has been delivered to Lender;

(l) that does not bear labeling with any designation of American Airlines or its Affiliates; and

(m) that is otherwise acceptable to Lender in its reasonable credit judgment.

“Environmental Conditions” shall mean any Release of any Hazardous Materials (whether or not such Release constituted at the time thereof a violation of any Environmental Laws) or any violation of any Environmental Law as a result of which any Environmental Person has or may become liable to any Person or by reason of which the business, condition or operations of such Environmental Person or any of its assets or properties may suffer or be subjected to any Lien or liability.

“Environmental Laws” shall mean all Applicable Law relating to Hazardous Materials or the protection of human health or the environment, including all requirements pertaining to reporting, permitting, investigating or remediating Releases or threatened Releases of Hazardous Materials into the environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Without limiting the generality of the foregoing, the term “Environmental Laws” shall include the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”), the Federal Clean Water Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. §651 et seq.), as such laws may be amended from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for the protection of human health or the environment.

“Environmental Persons” shall mean, collectively, (i) the Borrower Parties and their respective Subsidiaries or other Affiliates, (ii) any other Person in which any of the Persons listed in clause (i) above was at any time, or is, a partner, joint venturer, Affiliate, member or other participant, and (iii) any predecessor or former partnership, joint venture, trust, association, corporation, limited liability company or other Person, whether in existence as of the date hereof or at any time prior to the date hereof, the assets, properties, liabilities or obligations of which have been acquired or assumed by any of the Persons listed in clause (i) above or to which any of the Persons listed in clause (i) above has succeeded.

“Equipment” means all “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment with software and peripheral equipment, and all engineering, processing, and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock, and other equipment of every kind and nature, trade fixtures, and fixtures, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties, and rights with respect thereto.

“Equity Repurchase Option Agreement” shall mean that certain Equity Repurchase Option Agreement dated as of September 11, 2002, between the Borrower and the Senior Subordinated Creditor, as amended by an Amendment to Equity Repurchase Option Agreement dated as of the Effective Date, and as further amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether or not incorporated) that is a member of a “controlled group of corporations,” a group of trades or businesses under “common control,” or an “affiliated service group,” that includes Borrower, in each case within the meaning of Sections 414(b), (c), (m), or (o) of the Securities Purchase Agreement.

“Event of Default” means any of the events specified in Section 7.1.

“Executive Officer” shall mean, with respect to any Person, the president of such Person, any vice president of such Person in charge of a principal business unit or division, or any other officer who performs a policy making function.

“Existing Loan Agreement” has the meaning given to it in the recitals to this Agreement.

“Fair Labor Standards Act” means the provisions of the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.

“Farm Products” shall mean “farm products,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including all livestock, livestock products, poultry, poultry products, seafood, seafood products, and all other products or byproducts produced therefrom.

“FDA” means the United States Food and Drug Administration.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto

“First Amendment to Amended and Restated Securities Purchase Agreement Effective Date” has the meaning ascribed thereto in the Securities Purchase Agreement.

“First Amendment to Securities Purchase Agreement” has the meaning ascribed thereto in the Securities Purchase Agreement

“Fifth Amendment Effective Date” has the meaning ascribed thereto in the Securities Purchase Agreement.

“Fifth Amendment Warrant” has the meaning ascribed thereto in the Securities Purchase Agreement.

“Financial Statements” means the consolidated and consolidating income statement, balance sheet, and statement of cash flows of Borrower and each of its Subsidiaries, including all notes and schedules thereto, internally prepared for each Fiscal Month, and audited for each Fiscal Year, in each case prepared in accordance with GAAP

“Fiscal Month” means any of the monthly accounting periods of Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower.

“Fiscal Year” means the 12 month period of Borrower ending on (i) the last Sunday in September of each year, if September 30 does not fall on a Saturday, or (ii) October 1, if September 30 falls on a Saturday. Subsequent changes to the Fiscal Year of Borrower shall not change the term “Fiscal Year” unless Lender shall consent in writing to such change.

“Fixed Charge Coverage Ratio” shall mean, with respect to any period, the ratio of (i) EBITDA for such period to (ii) Fixed Charges for such period.

“Fixed Charges” shall mean, for any period and without duplication, the sum of (i) Cash Interest Expense; (ii) scheduled payments of principal on any Indebtedness of the Borrower and its Subsidiaries, excluding scheduled payment at maturity of principal on the Term Loans; (iii) scheduled Capitalized Lease Obligations of the Borrower or any of its Subsidiaries for such period representing principal; (iv) Taxes estimated to be paid by the Borrower and its Subsidiaries (after giving effect to the net operating loss carryforward of TreeCon, if any, for any period ending on or prior to the Spin-Off Effective Date); (v) cash dividends or distributions, if any, paid by the Borrower or any of its Subsidiaries; (vi) Capital Expenditures; and (vii) with respect to any period ended on or before the Spin-Off Effective Date, all Tax Sharing Cash Payments, in each of clauses (i) through (vii) for such period.

“Fixtures” means “fixtures,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located.

“Fully Diluted Basis” shall mean, as applied to the calculation of the number of shares of Common Stock, a basis that gives effect to, without duplication, (i) all shares of Stock of the Borrower outstanding at the time of determination, (ii) all additional shares of Stock of the Borrower reserved or to be reserved for issuance under any stock purchase or stock option plans, agreements or arrangements of the Borrower, (iii) all additional shares of Stock of the Borrower issuable upon conversion, exercise or exchange of all Option Rights of the Borrower outstanding at the time of determination, irrespective of whether such conversion, exercise or exchange is permitted, restricted or vested at the time of determination, and irrespective of the price or consideration required by such conversion, exercise or exchange, and (iv) all other commitments, promises or understandings to issue any shares of Stock of the Borrower or Option Rights at the time of determination.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent with past practices, subject to the exceptions set forth in paragraph 2 of this Schedule A.

“General Intangibles” means all “general intangibles,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including all right, title and interest which such Person may now or hereafter have in or under any Contract, all Payment Intangibles, Licenses, Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials, Books and Records, Goodwill (including Goodwill associated with any Intellectual Property), all rights and claims in or under insurance policies (including insurance for fire, damage, loss, and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key-person, and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments, and other property in respect of or in exchange for pledged Stock, Investment Property or other equity interests, and rights of indemnification.

“Goods” means all “goods,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including embedded software to the extent included in “goods” as defined in the UCC, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Goodwill” means all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and distribution agreements now owned or hereafter acquired by any Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any agency, department, or other entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guarantor” means Overhill Ventures and each other Person, if any, that executes a guaranty or other similar agreement in favor of Lender in connection with the transactions contemplated by this Agreement and the other Loan Documents.

“Guaranty” means that certain Continuing Guaranty dated as of November 24, 1999, executed by each Guarantor in favor of Lender, as reaffirmed by a Reaffirmation of Guaranty dated as of October 29, 2002, as modified by that certain Limited Release Agreement between UBOC and Overhill Corporation (formerly known and Polyphase Corporation and known now as Treecon Resources, Inc.) dated as of October 29, 2002, and as amended by an Amendment to Continuing Guaranty dated as of April 16, 2003, as amended from time to time.

“Hazardous Materials” shall mean any substance (i) the presence of which requires investigation or remediation under any Applicable Law; (ii) that is defined or becomes defined as a “hazardous waste” or “hazardous substance” under any Applicable Law (including CERCLA or RCRA); (iii) that is toxic, explosive, corrosive, inflammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or become regulated by any Governmental Authority; (iv) the presence of which on any real property causes or threatens to cause a nuisance upon the real property or to adjacent properties or poses or threatens to pose a hazard to any real property or to the health or safety of Persons on or about any real property; or (v) that contains gasoline or other petroleum hydrocarbons, polychlorinated biphenyls or asbestos.

“Immediate Family” of a Person includes such Person’s spouse, and the parents, children and siblings of such Person or his or her spouse and their spouses and other Persons related to the foregoing by blood, adoption or marriage within the second degree of kinship, and, with respect to any officer or director of the Borrower, shall also include any Person who is primarily a personal friend rather than a business associate.

“Indebtedness” shall mean, with respect to any Person, the aggregate amount of, without duplication: (i) any indebtedness and other obligations, contingent or otherwise, for borrowed money; (ii) all obligations evidenced by bonds, notes, debentures or other similar instruments; (iii) all obligations to pay the deferred purchase price of property or services (excluding trade accounts payable arising in the ordinary course of business that are less than sixty (60) days from their due dates and that are not being contested in good faith in a commercially reasonable manner) and any installment payment with respect to non-compete agreements; (iv) all Capital Lease Obligations; (v) all obligations or liabilities of others secured by a Lien on any asset owned by such Person, whether or not such obligation or liability is assumed; (vi) all obligations of such Person, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances; (vii) all obligations under facilities for the discount or sale of receivables; (viii) the maximum fixed redemption or repurchase price of any redeemable stock of such Person; (ix) all Contingent Obligations; and (x) all obligations which are required to be classified on the balance sheet of such Person as long-term liabilities under GAAP.

“Indemnified Person” means Lender, Lender’s Affiliates, and each of their respective employees, and agents.

“In-Formula Amount” means, on the last day of each Performance Week, the lesser of (a) $17.0 million and (b) the Borrowing Base for the then ended Performance Week.

“Ingredients” means food items used in the preparation of finished goods Inventory.

“Initial Closing Date” shall mean November 24, 1999.

“Instruments” means all “instruments,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, and, in any event, including all certificated securities, all certificates of deposit, all certificates of deposit, and all notes and other evidences of indebtedness, other than Instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intangible Assets” means the book value of all intangible assets (as defined under GAAP) shown on the consolidated balance sheet of Borrower and its Subsidiaries, including organization costs, securities issuance costs, goodwill (including any amounts, however designated on such balance sheet, representing the excess of the purchase price paid for assets or Stock acquired over the value assigned thereto on the books of Borrower and its Subsidiaries), covenants not to compete, patents, trademarks, copyrights, trade secrets, customer lists, know-how, licenses, contracts, franchises, software costs, research and development costs, deferred financing costs, investments in and monies from Affiliates, and any other intangible assets.

“Intellectual Property” shall mean all (i) patents, patent registrations, patent applications, patent disclosures and any related continuation, continuation-in-part, divisional, reissue, reexamination, utility, model and certificate of invention; (ii) trademarks, service marks, trade dress, logos, trade names and corporate names, and any registrations and applications for registration thereof; (iii) copyrights and registrations and applications for copyrights; (iv) computer software, data and documentation; (v) trade secrets, know-how, processes, techniques, research and development, works, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and any other confidential information, including the Borrower’s proprietary food recipes, if any; (vi) all proprietary rights relating to any of the foregoing; and (vii) copies and tangible embodiments thereof.

“Intellectual Property Security Agreement” shall mean the Patent, Trademark and Copyright Security Agreement dated as of November 24, 1999, executed by Borrower and Overhill Ventures in favor of Lender, as amended by a First Amendment to Patent, Trademark and Copyright Security Agreement dated as of August 25, 2000, and a Second Amendment to Patent, Trademark and Copyright Security Agreement dated as of October 29, 2002, as amended from time to time.

“Intercreditor Agreement” shall mean a Second Amended and Restated Intercreditor and Subordination Agreement dated as of the Effective Date, between Lender and Senior Subordinated Creditor, and acknowledged by Borrower and Overhill Ventures.

“Investments” shall mean, as applied to any Person, (i) any direct or indirect purchase or other acquisition by such Person of Stock, other securities or other interests of, or investments in, any other Person, or all or any substantial part of the business or assets of any other Person, and (ii) any direct or indirect loan, advance or capital contribution by such Person to any other Person (including any Affiliate, officer, director or employee of the Borrower), including the incurrence or sufferance of any Indebtedness or accounts receivable of any other Person that are not classified as current assets under GAAP or do not arise from sales to such other Person in the ordinary course of business.

“Inventory” means all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all goods, merchandise and other personal property held for sale or lease by any Person, or which is furnished by such Person under any contract of service or is held by such Person as raw materials, work or goods in process, finished goods, returned goods or materials and supplies of every nature used or consumed or to be used or consumed by such Person in the ordinary course of its business including all embedded software, whether now owned or hereafter acquired by such Person.

“Inventory Advance Rate” means the lesser of (i) 55% of Eligible Inventory, and (ii) 85% of the appraised net recovery value of Eligible Inventory, in each case, as determined by an appraisal firm acceptable to Lender in its sole and absolute discretion.

“Investment Property” means all “investment property,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (b) all securities entitlements of such Person, including the rights of such Person to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all securities accounts held by any Person, (d) all commodity contracts held by any Person; and (e) all commodity accounts held by any Person.

“Investor Rights Agreement” has the meaning ascribed thereto in the Securities Purchase Agreement.

“Landlord Waivers” shall mean, collectively, any and all waivers, consents, agreements or other documents, in form and substance satisfactory to the Borrower, entered into for the benefit of the Borrower by any landlords, lessors, sublessors or other Persons that lease real property to the Borrower or any of its Subsidiaries, including those listed on Schedule 1.1A.

“Leverage Ratio” shall mean:

(i) With respect to the Fiscal Quarter period ending in June 2003, the ratio of (i) the sum of (A) total Indebtedness (excluding any reduction from original issue discount) of the Borrower and its Subsidiaries at the end of such period and (B) all Capital Lease Obligations at the end of such period to (ii) (A) EBITDA for such Fiscal Quarter, multiplied by (B) 4;

(ii) With respect to the two (2) consecutive Fiscal Quarter period ending in September 2003, the ratio of (i) the sum of (A) total Indebtedness (excluding any reduction from original issue discount) of the Borrower and its Subsidiaries at the end of such period and (B) all Capital Lease Obligations at the end of such period to (ii) (A) EBITDA for such two (2) consecutive Fiscal Quarters, multiplied by (B) 2;

(iii) With respect to the three (3) consecutive Fiscal Quarter period ending in December 2003, the ratio of (i) the sum of (A) total Indebtedness (excluding any reduction from original issue discount) of the Borrower and its Subsidiaries at the end of such period and (B) all Capital Lease Obligations at the end of such period to (ii) (A) EBITDA for such three (3) consecutive Fiscal Quarters, multiplied by (B) 4, divided by (C) 3; and

(iv) With respect to the four (4) consecutive Fiscal Quarter period ending in March 2004 and thereafter, the ratio of (i) the sum of (A) total Indebtedness (excluding any reduction from original issue discount) of the Borrower and its Subsidiaries at the end of such period and (B) all Capital Lease Obligations at the end of such period, to (ii) EBITDA for the four (4) consecutive Fiscal Quarters ending at the end of such period.

“License” means any license under any written agreement now owned or hereafter acquired by any Person granting the right to use any Intellectual Property or other license of rights or interests now held or hereafter acquired by any Person.

“Licenses and Permits” shall mean, collectively, all Consents of all Governmental Authorities necessary or advisable to the conduct of the businesses of the Borrower and its Subsidiaries.

“Lien” means, with respect to any property, any security deed, mortgage, deed to secure debt, deed of trust, lien, pledge, assignment, charge, security interest, title retention agreement, negative pledge, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.

“Senior Subordinated Creditor” has the meaning given to it in the recitals.

“Loan Documents” means, collectively, the Agreement, the Term Notes, the Collateral Documents, the Guaranty, the Schedule of Accounts, the Schedule of Inventory, any and all other agreements, documents, or instruments (including financing statements) identified in the Schedule of Documents and entered into in connection with the transactions contemplated by the Agreement, and any “Loan Documents” (as such term is defined in the Existing Loan Agreement) that are not being amended and restated or canceled in connection with the transactions contemplated hereby, together with all alterations, amendments, changes, extensions, modifications, refinancings, refundings, renewals, replacements, restatements, or supplements of or to any of the foregoing.

“Margin Regulations” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve Board, as amended from time to time.

“Margin Stock” shall mean “margin stock” as defined in the Margin Regulations.

“Material Adverse Effect” shall mean a material adverse effect on or adverse change in, as the case may be, (i) the business, assets, condition (financial or otherwise), properties (whether real, personal or otherwise), results of operations or prospects of the Borrower Parties and any of their respective Subsidiaries, individually or taken as a whole, or (ii) the ability of any Borrower Party to enter into or perform its obligations under this Agreement or any other Loan Document.

“Material Contracts” has the meaning set forth in Section 3.14.

“Monthly Summary Report” has the meaning set forth in Section 5.1(b).

“Net Income (Loss)” shall mean, for any period, net income (loss) after Taxes of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period, all computed in accordance with GAAP; provided, however, that, for purposes of calculating minimum EBITDA under Section 4.3 (a), the minimum Fixed Charge Coverage Ratio under Section 4.3(b) and the maximum Leverage Ratio under Section 4.3(c) the following shall be excluded from the calculation of Net Income (Loss): (i) the costs incurred by the Borrower in connection with the restoration required to be made at the manufacturing facilities located at 7666 Formula Place in San Diego, California, up to a maximum of $250,000, and (ii) the aggregate non-cash losses recorded as a direct result of a write-down of the value of American Airlines inventory or of Accounts owed by American Airlines, in each case due to a bankruptcy filing by or against American Airlines, in an amount not to exceed (A) $1,500,000 if the filing occurs during the period commencing on the Effective Date and ending on April 30, 2003; (B) $1,300,000 if the filing occurs during the period commencing on May 1, 2003 and ending on May 31, 2003; (C) $1,100,000 if the filing occurs during the period commencing on June 1, 2003 and ending on June 30, 2003; (D) $1,000,000 if the filing occurs during the period commencing on July 1, 2003 and ending on July 31, 2003; (E) $900,000 if the filing occurs during the period commencing on August 1, 2003 and ending on August 31, 2003; and (F) $800,000 if the filing occurs on or after September 1, 2003. Any accounting gains associated with the recovery of any of the costs or write-offs described in clauses (i) and (ii) above shall also be excluded from Net Income (Loss).

“Net Working Capital” shall mean, at any time, (i) Adjusted Current Assets at such time, minus (ii) Adjusted Current Liabilities at such time.

“November 1999 Note” has the meaning ascribed thereto in the Securities Purchase Agreement.

“Obligations” means all loans, advances, debts, expense reimbursements, fees, liabilities, and obligations for the performance of covenants, tasks, or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by Borrower or any of its Subsidiaries to Lender, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under this Agreement or any of the other Loan Documents, and all covenants and duties regarding such amounts. This term includes all principal, interest (including interest that accrues after the commencement of any case or proceeding by or against Borrower in bankruptcy or for the reorganization of Borrower whether or not allowed in such case or proceeding), fees, Charges, expenses (including attorneys’, accountants’, appraisers’, investment bankers’, auctioneers’ and other professional fees and expenses) and any other sum chargeable to Borrower or its Subsidiaries under the Agreement or any of the other Loan Documents.

“Officer Notes” shall mean, collectively, (a) the Promissory Note in the original principal amount of $207,375 made by James Rudis in favor of Treecon dated September 25, 2001, which Promissory Note has been assigned by Treecon to Borrower effective as of the Spin-Off Effective Date, and (b) the Promissory Note in the original principal amount of $184,875 made by William E. Shatley in favor of Treecon dated September 25, 2001, which Promissory Note has been assigned by Treecon to Borrower effective as of the Spin-Off Effective Date.

“Option Rights” shall mean, with respect to any Person, any Convertible Securities of such Person, or any warrants, options or other rights to subscribe for or purchase, or obligations to issue, any Stock of such Person, including any options or similar rights issued or issuable under any employee stock option plan, pension plan or other employee benefit plan of such Person.

“Packers Acts” shall mean (i) the PSA, (ii) any state or local law, rule or regulation that provides protection that is similar to that provided by the PSA, (iii) any state or local law, rule or regulation that provides protection to producers of seafood or seafood products, or (iv) the rules or regulations promulgated under any of the foregoing by any Government Authority.

“Payables Turn” shall mean, at any time, (i) the Borrower’s accounts payable balance at such time, determined in accordance with GAAP, divided by (ii) (A) the Borrower’s “Total Sales” (or words of similar import) as reported in the latest monthly reporting information delivered to the Lender pursuant to Section 5.1(d) for the three Fiscal Months immediately preceding such time, multiplied by (B) 0.66, multiplied by (C) 4, divided by (D) 365.

“Payment Intangibles” means all “payment intangibles” as such term is defined in the UCC, now owned or hereafter acquired by any Person.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Performance Week” has the meaning set forth in Section 1.5(a)(i).

“Permitted Liens” means: (a) Liens securing taxes, assessments, and other governmental Charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, suppliers, mechanics, carriers, warehousemen, or landlords for labor, materials, supplies, or rentals incurred in the ordinary course of business, (i) in each case only if payment shall not at the time be required to be made and (ii) in the case of warehousemen or landlords, only if such Liens are junior to the Liens granted and conveyed by Borrower and each of its Subsidiaries to secure the Obligations; (b) Liens consisting of deposits or pledges by Borrower or its Subsidiaries made in the ordinary course of business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, or other similar laws; (c) Liens constituting encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on use of real property that, in the reasonable judgment of Lender, do not materially detract from the value of such property or impair the use thereof in the business of Borrower; (d) Liens created after the Effective Date by conditional sale or other title retention agreements or for purchase money security interests, in each case with respect to Equipment acquired by Borrower in the ordinary course of business, securing Indebtedness within the total permitted under clause (ii) of Section 4.1(c); provided that such Liens attach only to the particular Equipment being purchased and the Indebtedness secured does not exceed 100% of the purchase price of such Equipment; (e) Liens on Borrower’s Accounts, Inventory or the proceeds thereof under any of the Packers Acts to the extent such Liens do not exceed the Producer Payables Reserves maintained by Lender; (f) Liens of record set forth in Schedule 4.1(h); (g) Liens in favor of Senior Subordinated Creditor or its permitted assigns under the Intercreditor Agreement that secure the Subordinated Debt or any Indebtedness resulting from a Permitted Subordinated Note Refinancing and (h) Liens in favor of Lender under the Loan Documents.

“Permitted Subordinated Note Refinancing” means a refinancing of the Subordinated Note and the other Subordinated Debt Documents that does not increase the aggregate principal amount of the Subordinated Debt and is on the same terms as the Subordinated Debt Documents or terms and conditions no less favorable to the interests of Borrower and Lender, and which refinanced Indebtedness is subordinated to the Obligations pursuant to an intercreditor and subordination agreement that is identical to the Intercreditor Agreement or otherwise in form and substance satisfactory to Lender in its sole discretion.

“Person” shall mean any individual, trustee, sole proprietorship, partnership (whether general, limited or limited liability), joint venture, trust, unincorporated organization, association, corporation, limited liability company and other entity, or any Governmental Authority.

“Pledge Agreement” means the Pledge Agreement dated as of October 29, 2002, by Borrower and Overhill Ventures in favor of Lender, as amended from time to time.

“Proceeds” means “proceeds,” as such term is defined in the UCC, including: (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Person from time to time with respect to any of the Collateral; (b) any and all payments (in any form whatsoever) made or due and payable to any Person from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority); (c) any claim of any Person against third parties for past, present or future infringement or dilution of any Intellectual Property, or for injury to the goodwill associated with any Intellectual Property; (d) any recoveries by any Person against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral; (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock; and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Producer Payables Reserves” means the reserves, if any, against the Borrowing Base established by Lender from time to time based upon the aggregate amount of unpaid trade payables for Inventory of Borrower subject to any asserted lien or trust arising under any state producers’ lien statute or any of the other Packers Acts, which lien or trust is senior to or pari passu with the Liens in favor of Lender.

“Projections” means the revised consolidated financial projections of the Borrower and its Subsidiaries for the two (2) Fiscal Years ending on or about September 30, 2003 and September 30, 2004. Such financial projections shall specify the assumptions on which they are based and shall be made in good faith.

“PSA” shall mean the Packers and Stockyards Act of 1921, together with the rules and regulations of any Governmental Authority promulgated thereunder.

“Related Person” means any (a) individual that is an employee, officer, director, Stockholder, partner or member of Borrower or any Affiliate of Borrower, (b) individual spouse, descendant, or other individual related by blood or marriage to any officer, director, Stockholder, partner, or member of Borrower or any Subsidiary of Borrower, or (c) trust in which any such individual is a grantor, settlor, or beneficiary.

“Release” shall mean any release (whether threatened or actual), migration, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, seeping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Materials, and otherwise as defined in any Environmental Laws.

“Rent Reserve” means a rent reserve to be instituted by Lender against the Borrowing Base in the event Lender is not provided with an approved landlord’s waiver or warehouseman’s waiver, as applicable, for any location that Borrower maintains Collateral. The amount of the rent reserve for each such location shall be determined by Lender in its sole and absolute discretion. Such landlord’s waivers or warehouseman’s waivers shall be in form and substance acceptable to Lender in its sole and absolute discretion.

“Reportable Event” has the meaning set forth in Title IV of ERISA.

“Reserves” means, at any given time, the sum of the Designated Reserve, the Producer Payables Reserves, the Rent Reserve and any other reserve established by the Lender from time to time in its sole disrection.

“Restricted Payment” shall mean any one or more of the following:

(i) any dividend or other distribution, direct or indirect, on account of any Stock of the Borrower or any of its Subsidiaries now or hereafter outstanding;

(ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock of the Borrower or any of its Subsidiaries now or hereafter outstanding;

(iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, or any redemption, purchase or other acquisition for value, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness that is subordinated in any respect to the Obligations (other than pursuant to a Permitted Subordinated Note Refinancing or payments to the Senior Subordinated Creditor permitted by the Intercreditor Agreement);

(iv) any management, consulting or similar fees payable by the Borrower or any of its Subsidiaries to any Affiliate thereof; and

(v) any loans or advances by any Borrower Party to any of its employees, directors, officers or stockholders, as the case may be, except for advances to employees for moving or traveling expenses made in the ordinary course of business.

“RWCI Assignment” means the Assignment of Representations, Warranties, Covenants and Indemnities dated as of August 25, 2000, between Borrower and Lender, as the assignee of UBOC, and consented to by “Seller.”

“Schedule of Accounts” has the meaning set forth in Section 5.1(c).

“Schedule of Documents” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement and the transactions contemplated thereunder, substantially in the form of Schedule B.

“Schedule of Inventory” has the meaning set forth in Section 5.1(c).

“SEC Documents” shall mean all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including all exhibits, schedules and other information included or incorporated by reference therein) which are filed or are required to be filed with the Commission under the Securities Act, the Exchange Act or the rules and regulations promulgated thereunder, and all applications, filings, reports and other documents which are filed or are required to be filed with AMEX or any other securities exchange.

“Securities Act” means Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Seller” means SSE Manufacturing, Inc., a California corporation.

“Senior Term A Loan” means the term loan made by Lender to Borrower on April 16, 2003 in the original principal amount of $17,000,000, and is evidenced by the Senior Term A Note.

“Senior Term B Loan” means the term loan made by Lender to Borrower on April 16, 2003 in the original principal amount of $5,000,000, and is evidenced by the Senior Term B Note

“Senior Term A Maturity Date” means the earliest of (a) November 30, 2003, (b) the date Lender’s obligation to make Loans is terminated and the Obligations are declared to be due and payable pursuant to Section 7.2, and (c) the date of prepayment in full by Borrower of the Obligations in accordance with the provisions of Section 1.10.

“Senior Term B Maturity Date” means the earliest of (a) January 30, 2004, (b) the date Lender’s obligation to make Loans is terminated and the Obligations are declared to be due and payable pursuant to Section 7.2, and (c) the date of prepayment in full by Borrower of the Obligations in accordance with the provisions of Section 1.10.

“Senior Term A Note” means that certain Amended and Restated Secured Senior Term A Note amended and restated as of April 16, 2003, executed and delivered by Borrower in favor of Lender in the original principal amount of $17,000,000.

“Senior Term B Note” means the Secured Senior Term B Note, dated April 16, 2003, executed and delivered by Borrower in favor of Lender in the original principal amount of $5,000,000.

“Series A Preferred Certificate of Designation” has the meaning ascribed thereto in the Securities Purchase Agreement.

“Series A Preferred Shares” has the meaning ascribed thereto in the Securities Purchase Agreement

“Series A Preferred Stock” has the meaning ascribed thereto in the Securities Purchase Agreement.

“Site” shall mean any real property previously, currently or hereafter owned, leased or operated by any Environmental Person.

“Slow Moving Inventory” means, as of any date, Inventory produced by Borrower more than 12 months prior to such date.

“Software” means all “software” as such term is defined in the UCC, now owned or hereafter acquired by any Person, other than software embedded in any category of goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” shall mean, with respect to any Person on the date of determination: (i) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay its probable liability on its debts as they become absolute and matured; (ii) the sum of the debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person is not greater than the assets of such Person at fair valuation; (iii) such Person’s assets do not constitute unreasonably small capital for such Person to carry on its business as now conducted and as proposed to be conducted; and (iv) such Person does not intend to incur, and does not believe it will incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Person and of amounts to be payable on or with respect to debts or liabilities of such Person). For purposes of this definition, the amount of Contingent Obligations outstanding at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that is reasonably expected to become an actual or matured liability.

“Spin-Off” shall have the meaning set forth in the Existing Loan Agreement.

“Spin-Off Effective Date” means November 1, 2002.

“Stock” means all certificated and uncertificated shares, options, warrants, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, or equivalent entity, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Commission under the Securities Exchange Act.

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Senior Subordinated Creditor” means Levine Leichtman Capital Partners II, L.P., or its successors or assigns.

“Subordinated Debt” means the Indebtedness of Borrower evidenced by the Subordinated Note and any Indebtedness of Borrower subordinated to the Obligations in a manner and form satisfactory to Lender in its sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

“Subordinated Debt Documents” means the Subordinated Note and all other agreements, instruments, certificates and other documents executed or delivered in connection with the Subordinated Debt.

“Subordinated Note” means that certain Amended and Restated Secured Senior Subordinated Note Due 2004 dated as of November 24, 1999, amended and restated

as of October 29, 2002, made by Borrower to the order of Senior Subordinated Creditor in an original principal amount of $28,000,000, as amended on April 4, 2004 by that certain First Amendment to Amended and Restated Securities Purchase Agreement, and as reaffirmed in connection with and by the Securities Purchase Agreement, and as amended from time to time.

“Subsidiary” means, with respect to any Person, (a) any corporation or limited liability company whose stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors (or other governing body) is 50% or more owned, directly or indirectly, by such Person, or (b) a partnership or joint venture whose partnership or venture interests are 50% or more owned, directly or indirectly, by such Person. The term “Subsidiary,” when used in this Agreement without reference to any particular Person, means a Subsidiary of Borrower.

“Tax” or “Taxes” shall mean any present and future income, excise, sales, transfer, use, stamp or franchise taxes and any other taxes, fees, duties, levies, withholdings or other charges of any nature whatsoever imposed by any taxing authority, whether federal, state, local or foreign, together with any interest and penalties and additions to tax.

“Tax Sharing Cash Payments” shall mean, for any taxable period ending on or prior to the Spin Off Effective Date, all cash payments actually made by the Borrower to TreeCon on account of the Tax Sharing Payable for such period.

“Tax Sharing Payable” shall mean, for any taxable period ended on or prior to the Spin-Off Effective Date, the total amount owed by the Borrower to TreeCon for such period arising from the accrual of income or franchise Taxes of the Borrower that the Borrower would have otherwise been obligated to pay with respect to such period if the Borrower had filed income or franchise Tax returns on a stand-alone basis; provided, however, that for any Fiscal Quarter ending on or prior to the Effective Date, the total Tax Sharing Payable shall not exceed $150,000.

“Term Loans” or “Loans” means the Senior Term A Loan and the Senior Term B Loan.

“Term Notes” or “Notes” means the Senior Term A Note and the Senior Term B Note.

“Termination Date” means the date on which the Loans and all other Obligations under the Agreement and the other Loan Documents are indefeasibly paid in full, in cash and fully performed.

“Trade Payables Deposit Account” means the deposit account in the name of Borrower maintained at Wells Fargo Bank, N.A. (Los Angeles branch), account number 4945-086684.

“Trade Payables Reduction Plan” has the meaning ascribed thereto in the Securities Purchase Agreement.

“TreeCon” shall mean TreeCon Resources, Inc., formerely Overhill Corporation, a Nevada corporation and, prior to being known as Overhill Corporation, as Polyphase Corporation.

“TreeCon Accounts Receivable” shall mean an accounts receivable owing by TreeCon to the Borrower through the Spin-Off Effective Date in the aggregate amount of not more than $11,000,000.

“UBOC” has the meaning given to it in the recitals to this Agreement.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of California; provided that in the event by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further that to the extent that the UCC is used to define any term herein or in any of the Loan Documents and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

“Uniform Commercial Code jurisdiction” means any jurisdiction that has adopted all or substantially all of Article 9 as contained in the 2000 Official Text of the UCC, as recommended by the National Conference of Commissioners on Uniform State Laws and the American Law Institute, together with any subsequent amendments or modifications to the Official Text.

“USDA” means the United States Department of Agriculture.

“Vernon Facilities” shall mean the Borrower’s subleased or leased manufacturing and other facilities commonly known as 2727 E. Vernon Avenue, Vernon, California, consisting of approximately 147,210 square feet located in a one-story warehouse building and more particularly described in the Vernon Sublease and the Vernon Lease.

“Vernon Lease” shall mean that certain Standard Industrial/Commercial Single-Tenant Lease — Net Real Estate Lease (including the Addendum thereto) dated January 1, 2002, between Vernon Associates, LLC, a California limited liability company, as “Lessor,” and the Borrower, as “Lessee,” with respect to the Vernon Facility.

“Vernon Sublease” shall mean that certain Sublease dated as of January 1, 2002, between Ernest Paper Products, Inc., a California corporation, as “Sublandlord,” and the Borrower, as “Subtenant,” with respect to the Vernon Facility.

“Voting Stock” of a Person shall mean all classes of Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, as applicable.

“Warehouse Bailment Agreements” shall mean, collectively, warehouse bailment agreements or similar documents, in form and substance satisfactory to the Lender, entered into from time to time for the benefit of the Lender by any Person (including warehousemen) that stores or otherwise holds inventory or other assets of the Borrower or any Subsidiary, including those listed on Schedule 1.1B.

“Warrant Shares” has the meaning ascribed thereto in the Securities Purchase Agreement.

“Warrants” has the meaning ascribed thereto in the Securities Purchase Agreement.

“Weekly Reporting Package” has the meaning set forth in Section 5.1(b).

2. Accounting Terms and Computations. The term “GAAP” and all accounting terms used, but not specifically defined, in the Agreement shall be construed and defined in accordance with generally accepted accounting principles and practices set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, all as of the date hereof, applied on a basis consistent with past practices, except that any such financial statements or other financial information that are unaudited may be subject to normal year-end audit adjustments and may omit footnotes. In addition, all references to a financial statement line item being “net” shall mean net of reserves the Borrower has duly established in compliance with GAAP with respect to the applicable line item.

3. UCC. Any terms that are defined in the UCC and used, but not specifically defined, in the Agreement shall be construed and defined in accordance with the UCC.

4. Knowledge of Borrower. Whenever the term “knowledge of Borrower” or words of similar import are used in this Agreement or any other Loan Document with respect to the existence or absence of any fact, it shall mean that any one or more of the following Persons knows or should have known, based upon the reasonable inquiry of such Person, of the existence or absence of such fact: James Rudis, John Steinbrun, Richard A. Horvath or William E. Shatley.

5. Construction. For purposes of the Agreement and the other Loan Documents, the following rules of construction shall apply, unless specifically indicated to the contrary: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, the feminine, and the neuter; (b) the term “or” is not exclusive; (c) the term “including” (or any form thereof) shall not be limiting or exclusive; (d) all references to statutes and related regulations shall include any amendments thereof and any successor statutes and regulations; (e) references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; (f) the words “herein,” “hereof,” and “hereunder” or other words of similar import refer to the Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended, modified, or supplemented, and not to any particular section, subsection, or clause contained in the Agreement; (g) all references in the Agreement or in the schedules to the Agreement to sections, schedules, disclosure schedules, exhibits, and attachments shall refer to the corresponding sections, schedules, disclosure schedules, exhibits, and attachments of or to the Agreement; (h) all references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof; and references in this Agreement or any other Loan Document to any agreement, instrument, other document or law “as amended” or “as amended from time to time,” or amendments of any document or law, shall include any amendments, supplements, restatements, replacements, renewals, refinancings, waivers or other modifications from time to time.